Exhibit 99.1
PART II
ITEM 6. SELECTED FINANCIAL DATA.
In connection with its emergence from Chapter 11 bankruptcy protection, UAL adopted fresh-start reporting in accordance with SOP 90-7 and in conformity with accounting principles generally accepted in the United States of America (“GAAP”). As a result of the adoption of fresh-start reporting, the financial statements prior to February 1, 2006 are not comparable with the financial statements after February 1, 2006. References to “Successor Company” refer to UAL on or after February 1, 2006, after giving effect to the adoption of fresh-start reporting. References to “Predecessor Company” refer to UAL prior to February 1, 2006. Certain income statement and balance sheet amounts presented in the table below for the 2008, 2007 and 2006 Successor periods include the impact from the Company’s adoption of FASB Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) and FASB Staff Position No. EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities.

	Successor						Predecessor
					Period from		Period from
					February 1 to		January 1 to
	Year Ended December 31,				December 31,		January 31,		Year Ended December 31,
(In millions, except rates)	2008		2007		2006		2006		2005		2004
Income Statement Data:
Operating revenues	$20,194		$20,143		$17,882		$1,458		$17,379		$16,391
Operating expenses	24,632		19,106		17,383		1,510		17,598		17,245
Mainline fuel purchase cost	7,114		5,086		4,436		362		4,032		2,943
Non-cash fuel hedge (gains) losses	568		(20)		2		—		—		—
Cash fuel hedge (gains) losses	40		(63)		24		—		—		—

Total Mainline fuel expense	7,722		5,003		4,462		362		4,032		2,943

Nonoperating non-cash fuel hedge (gains) losses	279		—		—		—		—		—
Nonoperating cash fuel hedge (gains) losses	249		—		—		—		—		—
Goodwill impairment	2,277		—		—		—		—		—
Other impairments and special operating items	339		(44)		(36)		—		18		—
Reorganization (income) expense	—		—		—		(22,934)		20,601		611
Net income (loss) (a)	(5,396)		360		7		22,851		(21,176)		(1,721)
Basic earnings (loss) per share	(42.59)		2.94		(0.02)		196.61		(182.29)		(15.25)
Diluted earnings (loss) per share	(42.59)		2.65		(0.02)		196.61		(182.29)		(15.25)
Cash distribution declared per common share (b)	—		2.15		—		—		—		—

Balance Sheet Data at period-end:
Total assets	$19,465		$24,223		$25,372		$19,555		$19,342		$20,705
Long-term debt and capital lease obligations, including current portion	8,004		8,255		10,364		1,432		1,433		1,204
Liabilities subject to compromise	—		—		—		36,336		35,016		16,035

Mainline Operating Statistics (c):
Revenue passengers	63		68		69			(c)	67		71
Revenue passenger miles (“RPMs”) (d)	110,061		117,399		117,470			(c)	114,272		115,198
Available seat miles (“ASMs”) (e)	135,861		141,890		143,095			(c)	140,300		145,361
Passenger load factor (f)	81.0%		82.7%		82.1%			(c)	81.4%		79.2%
Yield (g)	13.89	¢	12.99	¢	12.19	¢		(c)	11.25	¢	10.83	¢
Passenger revenue per ASM (“PRASM”) (h)	11.29	¢	10.78	¢	10.04	¢		(c)	9.20	¢	8.63	¢
Operating revenue per ASM (“RASM”) (i)	12.58	¢	12.03	¢	11.49	¢		(c)	10.66	¢	9.95	¢
Operating expense per ASM (“CASM”) (j)	15.74	¢	11.39	¢	11.23	¢		(c)	10.59	¢	10.20	¢
Fuel gallons consumed	2,182		2,292		2,290			(c)	2,250		2,349
Average price per gallon of jet fuel, including tax and hedge impact	353.9	¢	218.3	¢	210.7	¢		(c)	179.2	¢	125.3	¢

(a)	Net income (loss) was significantly impacted in the Predecessor periods due to reorganization items related to the bankruptcy restructuring.

(b)	Paid in January 2008.

(c)	Mainline operations exclude the operations of independent regional carriers operating as United Express. Statistics included in the 2006 Successor period were calculated using the combined results of the Successor period from February 1 to December 31, 2006 and the Predecessor January 2006 period.

(d)	RPMs are the number of miles flown by revenue passengers.

(e)	ASMs are the number of seats available for passengers multiplied by the number of miles those seats are flown.

(f)	Passenger load factor is derived by dividing RPMs by ASMs.

(g)	Yield is mainline passenger revenue excluding industry and employee discounted fares per RPM.

(h)	PRASM is mainline passenger revenue per ASM.

(i)	RASM is operating revenues excluding United Express passenger revenue per ASM.

(j)	CASM is operating expenses excluding United Express operating expenses per ASM.

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.
Overview
As discussed above under Item 1, Business, the Company derives virtually all of its revenues from airline related activities. The most significant source of airline revenues is passenger revenues; however, Mileage Plus, United Cargo and United Services are also major sources of operating revenues. The airline industry is highly competitive and is characterized by intense price competition. Fare discounting by United’s competitors has historically had a negative effect on the Company’s financial results because United has generally been required to match competitors’ fares to maintain passenger traffic. Future competitive fare adjustments may negatively impact the Company’s future financial results. The Company’s most significant operating expense is jet fuel. Jet fuel prices are extremely volatile and are largely uncontrollable by the Company. The Company’s historical and future earnings have been and will continue to be significantly impacted by jet fuel prices.
This Annual Report on Form 10-K is a combined report of UAL and United. As UAL consolidates United for financial statement purposes, disclosures that relate to activities of United also apply to UAL, unless otherwise noted. United’s operating revenues and operating expenses comprise nearly 100% of UAL’s revenues and operating expenses. In addition, United comprises approximately the entire balance of UAL’s assets, liabilities and operating cash flows. Therefore, the following qualitative discussion is applicable to both UAL and United, unless otherwise noted. Any significant differences between UAL and United results are separately disclosed and explained. United meets the conditions set forth in General Instruction I(1)(a) and (b) of Form 10-K and is therefore filing this Form 10-K with the reduced disclosure format allowed under that general instruction.
Bankruptcy Matters. On December 9, 2002, UAL, United and 26 direct and indirect wholly-owned subsidiaries filed voluntary petitions to reorganize its business under Chapter 11 of the Bankruptcy Code. The Company emerged from bankruptcy on February 1, 2006, under a Plan of Reorganization that was approved by the Bankruptcy Court. In connection with its emergence from Chapter 11 bankruptcy protection, the Company adopted fresh-start reporting, which resulted in significant changes in post-emergence financial statements, as compared to the Company’s historical financial statements. See the “Financial Results” section below for further discussion. See Note 4, “Voluntary Reorganization Under Chapter 11,” in Combined Notes to Consolidated Financial Statements for further information regarding bankruptcy matters.
Recent Developments. The unprecedented increase in fuel prices and a worsening global recession have created an extremely challenging environment for the airline industry. While the Company significantly improved its financial performance in 2006 and 2007, the Company was not able to financially compensate for the substantial increase in fuel prices during 2008. The Company’s average consolidated fuel price per gallon, including net hedge losses that are classified in fuel expense, increased 59% from 2007 to 2008. The increased cost of fuel purchases and hedging losses drove the $3.1 billion increase in the Company’s consolidated fuel costs. The Company’s fuel hedge losses that are classified in nonoperating expense also had a significant negative impact on its 2008 liquidity and results of operations.
Although the Company was adversely impacted by fuel costs and special items in this recessionary environment, the Company’s commitment to cost reduction was a contributory factor to the year-over-year reduction in other areas of operating expenses as presented in the table below. The following table presents the unit cost of various components of total operating expenses and year-over-year changes.

		2008 expense		2007 expense
		per ASM		per ASM	% change
(In millions, except unit costs)	2008	(in cents)	2007	(in cents)	per ASM
Mainline ASMs	135,861		141,890		(4.2)

Mainline fuel expense	$7,722	5.68	$5,003	3.53	60.9
United Aviation Fuel Corporation (“UAFC”)	4	—	36	0.02	(100.0)
Impairments, special items and other charges (a)	2,807	2.07	(44)	(0.03)	—
Other operating expenses	10,851	7.99	11,170	7.87	1.5

Total mainline operating expense	21,384	15.74	16,165	11.39	38.2
Regional affiliate expense	3,248		2,941

Consolidated operating expense	$24,632		$19,106

(a)	These amounts are summarized in the Summary Results of Operations table in Financial Results, below.

In 2008, the Company focused on mitigating a portion of the negative impact of higher fuel costs and the weakening economy through cost reductions, fleet optimization, generation of higher revenues, executing on initiatives to enhance liquidity and other strategies as discussed below. Overall, the Company has characterized its business approach as “Focus on Five,” which refers to a comprehensive set of priorities that focus on the fundamentals of running a good airline: one that runs on time, with clean planes and courteous employees, that delivers industry-leading revenues and competitive costs, and does so safely. Building on this foundation, United aims to regain its industry-leading position in key metrics reported by the DOT as well as industry-leading revenue driven by products, services, schedules and routes that are valued by the Company’s customers. The goal of this approach is intended to enable United to achieve best-in-class safety performance, exceptional customer satisfaction and experience and industry-leading margin and cash flow. Although results of operations in 2008 were disappointing and economic conditions continue to present a challenge for the Company, we believe we are taking the necessary steps to position the Company for improved financial and operational performance in 2009.
Some of these actions include the following:
•	The Company significantly reduced its mainline domestic and international capacity in response to high fuel costs and the weakening global economy. Mainline domestic and international capacity decreased 14% and 8%, respectively, during the fourth quarter of 2008 as compared to the year-ago period. Mainline domestic capacity decreased 8% while international capacity increased 1% for the full year of 2008, as compared to 2007. Consolidated capacity was approximately 11% and 4% lower in the fourth quarter and the full year of 2008, respectively, as compared to the year-ago periods. The Company will implement additional capacity reductions in 2009 as it completes the removal of 100 aircraft, as discussed below, of which 51 aircraft had been removed from service as of December 31, 2008.
•	The Company is permanently removing 100 aircraft from its fleet, including its entire fleet of 94 B737 aircraft and six B747 aircraft. These aircraft are some of the oldest and least fuel efficient in the Company’s fleet. This reduction reflects the Company’s efforts to eliminate unprofitable capacity and divest the Company of assets that currently do not provide an acceptable return, particularly in the current economic environment with volatile fuel prices and a global economy in recession. The Company continues to review the deployment of all of its aircraft in various markets and the overall composition of its fleet to ensure that we are using our assets appropriately to provide the best available return.
•	The Company continues to refit its wide body international aircraft with new first and business class premium seats, entertainment systems and other product enhancements. As of December 31, 2008, the Company has completed upgrades on 25 international aircraft with new premium travel equipment featuring , among other improvements, 180-degree, lie-flat beds in business class. The Company expects its remaining 66 wide body international aircraft to be upgraded by 2011. The upgrade of this equipment is expected to allow the Company to generate revenue premiums from its first and business class international cabins. This new product will reduce premium seat counts by more than 20%.
•	In 2008, the Company ceased operations to Ft. Lauderdale and West Palm Beach, Florida, two markets served by Ted, which uses an all-economy seating configuration to serve primarily leisure markets. In addition, during 2008, as part of its operational plans the Company ceased operations in certain non-Ted markets and also reduced frequencies in several Ted and non-Ted markets. In light of these planned capacity reductions and other factors, the Company also determined that it would eliminate its entire B737 fleet by the end of 2009. With the reduced need for Ted aircraft in leisure markets and an increased need for narrow body aircraft in non-Ted markets due to the elimination of the B737 fleet, the Company decided to reconfigure the entire Ted fleet of all-economy Airbus aircraft to include first class, as well as Economy Plus and economy seats. The reconfigured Airbus aircraft will provide United a consistent product offering for our customers and employees, and increases our fleet flexibility to redeploy aircraft onto former Ted and other narrow body routes as market conditions change. The reconfiguration of the Ted aircraft will occur in stages with expected completion by the end of 2009.
•	The Company was able to pass some of the higher fuel costs in 2008 to customers through passenger and cargo fuel surcharges, among other means. The Company created new revenue streams through unbundling products, offering new a la carte services and expanding choices for customers. The Company’s existing Travel Options, such as Economy Plus and Premium Cabin upsell have been extremely successful and the Company continues to implement new revenue initiatives such as a $15 fee for the first checked bag, as well as a $25 fee to check a second bag on domestic flights. Additional new Travel Options offered by United include Mileage Plus Award Accelerator, which allows customers to multiply their earned miles for each trip by purchasing accelerator miles upon ticket purchase, and Door-to-Door Baggage, which allows customers to avoid the hassle of taking their luggage to the airport by arranging for the luggage to be picked up from their home and shipped to their final destination. In addition, various ticket change fees have increased, including Mileage Plus close-in fees.

•	The Company reduced its capital expenditures in 2008 as compared to 2007 by more than $200 million as discussed in Liquidity, below. In addition, the Company further plans to limit capital spending to $450 million during 2009.
•	The Company is streamlining its operations and corporate functions in order to match the size of its workforce to the size of its reduced capacity. The Company expects a total workforce reduction of approximately 9,000 positions by the end of 2009, of which approximately 6,000 positions were eliminated as of December 31, 2008. The total expected reduction will consist of approximately 2,500 salaried and management positions and approximately 6,500 represented positions. The Company has offered furlough-mitigation programs such as voluntary early-out options, primarily to certain union groups, to reduce the required involuntary furloughs. Of the total expected represented workforce reduction, approximately 40% have been through voluntary furloughs through January 2009.
•	A transatlantic aviation agreement to replace the existing bilateral arrangements between the U.S. government and the 27 European Union (“EU”) member states became effective in 2008. The future effects of this agreement on our financial position and results of operations cannot be predicted with certainty due to the diverse nature of its potential impacts, including increased competition at London’s Heathrow Airport as well as throughout the EU member states. However, we have already taken actions to capitalize on opportunities under the new agreement. Upon the effective date of the transatlantic aviation agreement, the DOT’s approval of United’s application for antitrust immunity with bmi also became effective, allowing the two airlines to deepen their commercial relationship and adding bmi to the multilateral group of Star Alliance carriers that had already been granted antitrust immunity by the DOT.
•	United and Continental Airlines announced their plan to form a new partnership that will link the airlines’ networks and services worldwide to the benefit of customers, employees and shareholders, creating new revenue opportunities, cost savings and other efficiencies.
The Company also took certain actions to maintain adequate liquidity and minimize its financing costs during this challenging economic environment. During 2008, the Company generated unrestricted cash of approximately $1.9 billion through new financing agreements, amendments to our Mileage Plus co-branded credit card agreement and our largest credit card processing agreement and other means. Some of these agreements are summarized below. See Liquidity and Capital Resources—Financing Activities, below, for additional information related to these agreements.
•	During the fourth quarter of 2008, UAL began a public offering of up to $200 million of UAL common stock, generating gross proceeds of $172 million in 2008 and January 2009. UAL may issue additional shares during 2009 until it reaches $200 million in proceeds.
•	United completed a $241 million credit agreement secured by 26 of the Company’s currently owned and mortgaged A319 and A320 aircraft. Borrowings under the agreement were at a variable interest rate based on LIBOR plus a margin. The credit agreement requires periodic principal and interest payments through its final maturity in June 2019. The Company may not prepay the loan prior to July 2012. This agreement did not change the number of the Company’s unencumbered aircraft as the Company used available equity in these previously owned and mortgaged aircraft as collateral for this financing.
•	United entered into an $84 million loan agreement secured by three aircraft, including two Airbus A320 and one Boeing B777 aircraft. Borrowings under the agreement were at a variable interest rate based on LIBOR plus a margin. The loan requires principal and interest payments every three months and has a final maturity in June 2015.
•	During 2008 and January 2009, United also entered into three aircraft sale-leaseback agreements. The Company sold these aircraft for approximately $370 million and has leased them back.

•	The Company completed an amendment of its marketing services agreement with its Mileage Plus co-branded bankcard partner and its largest credit card processor to amend the terms of their existing agreements to, among other things, extend the terms of the agreements. These amendments resulted in an immediate increase in the Company’s cash position by approximately $1.0 billion, which included a total of $600 million for the advanced purchase of miles and the licensing extension payment, as well as the release of approximately $357 million in previously restricted cash for reserves required under the credit card processing agreement. Approximately $100 million of additional cash receipts are expected over the next two years based on the amended terms of the co-brand agreement as compared to cash that would have been generated under the terms of the previous co-brand agreement. This amount is less than the Company’s initial estimate primarily due to the severe weakening of the global economy. As part of the transaction, United granted a first lien of specified intangible Mileage Plus assets and a second lien on certain other assets. The term of the amended co-branded agreement is through December 31, 2017. See the discussion below in Liquidity for additional terms of this agreement.
The Company also made the following significant changes to its international route network:
•	United commenced daily, non-stop service between Washington Dulles and Dubai in October 2008.
•	The Company announced new daily service from Washington Dulles to Moscow and Geneva, commencing in March and April 2009, respectively.
•	The Company will reinstate daily seasonal service from Denver to London Heathrow effective March 2009.
Financial Results. UAL and United adopted fresh-start reporting in accordance with SOP 90-7 upon emerging from bankruptcy. Thus, the consolidated financial statements before February 1, 2006 reflect results based upon the historical cost basis of the Company while the post-emergence consolidated financial statements reflect the new basis of accounting, which incorporates fair value and other adjustments recorded from the application of SOP 90-7. Therefore, financial statements for the post-emergence periods are not comparable to the pre-emergence period financial statements. References to “Successor Company” refer to UAL and/or United on or after February 1, 2006, after giving effect to the adoption of fresh-start reporting. References to “Predecessor Company” refer to UAL and/or United before their exit from bankruptcy on February 1, 2006.
For purposes of the discussion of financial results, management utilizes the combined results of the Successor Company and Predecessor Company for the twelve months ended December 31, 2006. The combined results for the twelve months ended December 31, 2006 are non-GAAP measures; however, management believes that the combined results provide a more meaningful comparison to the years ended December 31, 2008 and 2007.
The air travel business is subject to seasonal fluctuations and historically, the Company’s results of operations are better in the second and third quarters as compared to the first and fourth quarters of each year, since our first and fourth quarter results normally reflect weaker travel demand. The Company’s results of operations can be impacted by adverse weather, air traffic control delays, fuel price volatility and other factors in any period.
The table below presents certain financial statement items to provide an overview of the Company’s financial performance for the three years ended December 31, 2008, 2007 and 2006. The most significant contributors to the Company’s net loss in 2008 were increased fuel prices and asset impairments. The table below also highlights that the Company, through its past and on-going cost reduction initiatives, was able to effectively manage costs in non-fuel and other areas, although the benefits of these cost savings initiatives and higher revenues were not sufficient to offset the dramatic increase in fuel cost.

SUMMARY RESULTS OF OPERATIONS

				Successor	Predecessor
				Period from	Period from
				February 1 to	January 1 to
(In millions)	Successor		Combined	December 31,	January 31,
UAL Information	2008	2007	2006 (e)	2006	2006
Revenues	$20,194	$19,852	$19,340	$17,882	$1,458
Special revenue items (a)	—	45	—	—	—
Revenues due to Mileage Plus policy change (a)	—	246	—	—	—

Total revenues	20,194	20,143	19,340	17,882	1,458
Mainline fuel purchase cost	7,114	5,086	4,798	4,436	362
Operating non-cash fuel hedge (gain)/loss	568	(20)	2	2	—
Operating cash fuel hedge (gain)/loss	40	(63)	24	24	—
Regional affiliate fuel expense (b)	1,257	915	834	772	62
Reorganization gain	—	—	(22,934)	—	(22,934)
Goodwill impairment (c)	2,277	—	—	—	—
Other impairments and special items (c)	339	(44)	(36)	(36)	—
Other charges (see table below)	191	—	—	—	—

Total impairments, special items and other charges	2,807	(44)	(36)	(36)	—

Other operating expenses	12,846	13,232	13,271	12,185	1,086
Nonoperating non-cash fuel hedge (gain)/loss	279	—	—	—	—
Nonoperating cash fuel hedge (gain)/loss	249	—	—	—	—
Other nonoperating expense (d)	455	380	502	471	31
Income tax expense (benefit)	(25)	297	21	21	—

Net income (loss)	$(5,396)	$360	$22,858	$7	$22,851

United net income (loss)	$(5,354)	$359	$22,640	$14	$22,626

(a)	These significant items affecting the Company’s results of operations are discussed in Results of Operations, below.

(b)	Regional affiliates’ fuel expense is classified as part of Regional Affiliates expense in the Company’s Statements of Consolidated Operations.

(c)	As described in Results of Operations below, impairment charges were recorded as a result of interim asset impairment testing performed as of May 31, 2008 and December 31, 2008.

(d)	Includes non-cash interest expense of $48 million, $43 million and $18 million in 2008, 2007 and 2006 (Successor) periods, respectively, related to the retrospective adoption of APB 14-1. Also includes equity in earnings of affiliates.

(e)	The combined period includes the results for one month ended January 31, 2006 (Predecessor Company) and eleven months ended December 31, 2006 (Successor Company).
Additional details of significant variances in 2008 as compared to 2007 results, as presented in the table above, include the following:
•	UAL recorded the following impairment and other charges, as further discussed below, during the year ended December 31, 2008:

	Year Ended
(In millions)	December 31, 2008	Income statement classification
Goodwill impairment	$2,277	Goodwill impairment

Intangible asset impairments	64
Aircraft and related deposit impairments	250

Total other impairments	314
Lease termination and other charges	25

Total other impairments and special items	339	Other impairments and special items

Severance	106	Salaries and related costs
Employee benefit obligation adjustment	57	Salaries and related costs
Litigation-related settlement gain	(29)	Other operating expenses
Charges related to terminated/deferred projects	26	Purchased services
Net gain on asset sales	(3)	Depreciation and amortization
Accelerated depreciation	34	Depreciation and amortization

Total other charges	191

Operating non-cash fuel hedge loss	568	Aircraft fuel
Nonoperating non-cash fuel hedge loss	279	Miscellaneous, net
Tax benefit on intangible asset impairments and asset sales	(31)	Income tax benefit

Total impairments and other charges	$3,623

•	The relatively small income tax benefit in 2008 is related to the impairment and sale of certain indefinite-lived intangible assets, partially offset by the impact of an increase in state tax rates. In 2007, UAL recognized income tax expense of $297 million.

Liquidity. The following table provides a summary of the Company’s cash, restricted cash and short-term investments at December 31, 2008 and 2007.

	As of December 31,
(In millions)	2008	2007
Cash and cash equivalents	$2,039	$1,259
Short-term investments	—	2,295
Restricted cash	272	756

Cash, short-term investments & restricted cash	$2,311	$4,310

The decrease in the Company’s cash, restricted cash and short-term investments balances was primarily due to a $3.4 billion unfavorable reduction in cash flows from operations in 2008 as compared to 2007. The operating cash decrease was primarily due to increased cash expenses, mainly fuel and fuel hedge cash settlements, as discussed below under Results of Operations. Fuel hedge collateral requirements also used operating cash of approximately $965 million in the year ended December 31, 2008. This unfavorable variance was partly offset by approximately $600 million of proceeds received from the amendment of the co-brand credit card agreement, as discussed above. Restricted cash decreased in 2008 primarily due to an amendment to our largest credit card processing agreement and posting of letters of credit, as further discussed below.
The increase in net cash used by investing activities was primarily due to a reallocation of excess cash from short-term investments to cash and cash equivalents. Investing cash flows benefited from a reduction in restricted cash of $484 million. This benefit was primarily due to the amendment of the credit card processing agreement in association with the co-branded amendment described above, which decreased restricted cash by $357 million, and the substitution of letters of credit for cash deposits related to workers’ compensation obligations. In addition, UAL financing outflows included approximately $253 million to pay a $2.15 per common share special distribution in January 2008.
The Company expects its cash flows from operations and its available capital to be sufficient to meet its future operating expenses, lease obligations and debt service requirements in the next twelve months; however, the Company’s future liquidity could be impacted by increases or decreases in fuel prices, fuel hedge collateral requirements, inability to adequately increase revenues to offset high fuel prices, softening revenues resulting from reduced demand, failure to meet future debt covenants and other factors. See the Liquidity and Capital Resources and Item 7A, Quantitative and Qualitative Disclosures about Market Risk, below, for a discussion of these factors and the Company’s significant operating, investing and financing cash flows.
Capital Commitments. At December 31, 2008, the Company’s future commitments for the purchase of property and equipment include approximately $2.4 billion of nonbinding aircraft commitments and $0.6 billion of binding commitments. The nonbinding commitments of $2.4 billion are related to 42 A319 and A320 aircraft. These orders may be cancelled which would result in the forfeiture of $91 million of advance payments provided to the manufacturer. United believes it is highly unlikely that it will take delivery of the remaining aircraft in the future and therefore believes it will be required to forfeit its $91 million of advance delivery deposits. Based on this determination, the Company recorded an impairment charge in 2008 to decrease the value of the deposits and related capitalized interest of $14 million to zero in the Company’s Statements of Consolidated Financial Position. In addition, the Company’s capital commitments include commitments related to its international premium cabin enhancement program. During 2008, the Company reduced the scope of this project by six aircraft, from the originally disclosed number of 97 aircraft. As of December 31, 2008, the Company had completed upgrades on 25 aircraft and had remaining capital commitments to complete enhancements on an additional 66 aircraft. For further details, see Note 14, “Commitments, Contingent Liabilities and Uncertainties,” in Combined Notes to Consolidated Financial Statements.
Contingencies. During the course of its Chapter 11 proceedings, the Company successfully reached settlements with most of its creditors and resolved most pending claims against the Debtors. We are a party to numerous long-term agreements to lease certain airport and maintenance facilities that are financed through tax-exempt municipal bonds issued by various local municipalities to build or improve airport and maintenance facilities. United was advised during its restructuring that these municipal bonds may have been unsecured (or in certain instances, partially secured) pre-petition debt. In 2006, certain of United’s LAX municipal bond obligations were conclusively adjudicated through the Bankruptcy Court as financings and not true leases; however, there remains pending litigation to determine the value of the security interests, if any, that the bondholders have in our underlying leaseholds. See Note 4, “Voluntary Reorganization Under Chapter 11,” in Combined Notes to Consolidated Financial Statements for further information on this matter and the resolution of the separate SFO municipal bond matter in 2008.
United has guaranteed $270 million of the City and County of Denver, Colorado Special Facilities Airport Revenue Bonds (United Air Lines Project) Series 2007A (the “Denver Bonds”). This guarantee replaces our prior guarantee of $261 million of bonds issued by the City and County of Denver, Colorado in 1992. These bonds are callable by United. The outstanding bonds and related guarantee are not recorded in the Company’s Statements of Consolidated Financial Position. However, the related lease agreement is accounted for on a straight-line basis resulting in a ratable accrual of the final $270 million payment over the lease term.

Legal and Environmental. The Company has certain contingencies resulting from litigation and claims incident to the ordinary course of business. Management believes, after considering a number of factors, including (but not limited to) the information currently available, the views of legal counsel, the nature of contingencies to which the Company is subject and prior experience, that the ultimate disposition of the litigation and claims will not materially affect the Company’s consolidated financial position or results of operations. When appropriate, the Company accrues for these matters based on its assessments of the likely outcomes of their eventual disposition. The amounts of these liabilities could increase or decrease in the near term, based on revisions to estimates relating to the various claims.
The Company anticipates that if ultimately found liable, its damages from claims arising from the events of September 11, 2001, could be significant; however, the Company believes that, under the Air Transportation Safety and System Stabilization Act of 2001, its liability will be limited to its insurance coverage.
The Company continues to analyze whether any potential liability may result from air cargo/passenger surcharge cartel investigations following the receipt of a Statement of Objections that the European Commission (the “Commission”) issued to 26 companies on December 18, 2007. The Statement of Objections sets out evidence related to the utilization of fuel and security surcharges and exchange of pricing information that the Commission views as supporting the conclusion that an illegal price-fixing cartel had been in operation in the air cargo transportation industry. United received a copy of the Statement of Objections and has provided written and oral responses vigorously disputing the Commission’s allegations against the Company. Nevertheless, United will continue to cooperate with the Commission’s ongoing investigation. Based on its evaluation of all information currently available, the Company has determined that no reserve for potential liability is required and will continue to defend itself against all allegations that it was aware of or participated in cartel activities. However, penalties for violation of European competition laws can be substantial and a finding that the Company engaged in improper activity could have a material adverse impact on our consolidated financial position and results of operations.
Many aspects of United’s operations are subject to increasingly stringent federal, state and local laws protecting the environment. Future environmental regulatory developments, such as in regard to climate change, in the U.S. and abroad could adversely affect operations and increase operating costs in the airline industry. There are a few climate change laws and regulations that have gone into effect that apply to United, including environmental taxes for certain international flights, some limited greenhouse gas reporting requirements and some land-based planning laws which could apply to airports and ultimately impact airlines depending upon the circumstances. In addition, the EU has adopted legislation to include aviation within the EU’s existing greenhouse gas emission trading scheme effective in 2012. There are significant questions that remain as to the legality of applying the scheme to non-EU airlines and the U.S. and other governments are considering filing a legal challenge to the EU’s unilateral inclusion of non-EU carriers. While such a measure could significantly increase the costs of carriers operating in the EU, the precise cost to United is difficult to calculate with certainty due to a number of variables, and it is not clear whether the scheme will withstand legal challenge. There may be future regulatory actions taken by the U.S. government, state governments within the U.S., foreign governments, the International Civil Aviation Organization, or through a new climate change treaty to regulate the emission of greenhouse gases by the aviation industry. Such future regulatory actions are uncertain at this time (in terms of either the regulatory requirements or their applicability to United), but the impact to the Company and its industry would likely be adverse and could be significant, including the potential for increased fuel costs, carbon taxes or fees, or a requirement to purchase carbon credits.
See Note 14, “Commitments, Contingent Liabilities and Uncertainties,” in Combined Notes to Consolidated Financial Statements for further discussion of the above contingencies.

Results of Operations
Operating Revenues.
2008 compared to 2007
The table below illustrates the year-over-year percentage change in UAL and United operating revenues.

	Year Ended
	December 31,		$	%
(In millions)	2008	2007	Change	Change
Passenger—United Airlines	$15,337	$15,254	$83	0.5
Passenger—Regional Affiliates	3,098	3,063	35	1.1
Cargo	854	770	84	10.9
Special operating items	—	45	(45)	(100.0)
Other operating revenues	905	1,011	(106)	(10.5)

UAL total	$20,194	$20,143	$51	0.3

United total	$20,237	$20,131	$106	0.5

The 2007 special item of $45 million relates to an adjustment of the estimated obligation associated with certain bankruptcy administrative claims, of which $37 million and $8 million relates to the mainline and United Express reporting units, respectively. The table below presents selected UAL and United passenger revenues and operating data from our mainline segment, broken out by geographic region with an associated allocation of the special item, and from our United Express segment, expressed as year-over-year changes.

											United
2008	Domestic		Pacific		Atlantic		Latin		Mainline		Express		Consolidated
Increase (decrease) from 2007:
Passenger revenues (in millions)	$(156)		$(91)		$263		$30		$46		$27		$73
Passenger revenues	(1.7)%		(2.8)%		11.1%		6.0%		0.3%		0.9%		0.4%
Available seat miles (“ASMs”)	(7.8)%		(4.8)%		11.0%		(2.8)%		(4.2)%		(0.8)%		(3.9)%
Revenue passenger miles (“RPMs”)	(8.5)%		(9.4)%		7.9%		(5.5)%		(6.3)%		(3.9)%		(6.0)%
Passenger revenues per ASM (“PRASM”)	6.7%		2.1%		0.1%		9.0%		4.7%		1.8%		4.5%
Yield (a)	7.4%		7.2%		2.2%		12.7%		6.9%		5.0%		6.8%
Passenger load factor (points)	(0.6	) pts.	(3.9	) pts.	(2.3	) pts.	(2.2	) pts.	(1.7	) pts.	(2.4	) pts.	(1.8	) pts.

(a)	Yield is a measure of average price paid per passenger mile, which is calculated by dividing passenger revenues by RPMs. Yields for geographic regions exclude charter revenue and RPMs.
In 2008, revenues for both mainline and United Express benefited from yield increases of 6.9% and 5.0%, respectively, as compared to 2007. The yield increases are due to industry capacity reductions and fare increases, including fuel surcharges plus incremental revenues derived from merchandising and fees. However, the benefit of higher yields was partially offset by 6.3% and 3.9% decreases in traffic for the mainline and United Express segments, respectively. Consolidated passenger revenues in 2008 included an unfavorable variance compared to 2007 that was partly due to the change in the Mileage Plus expiration policy for inactive accounts from 36 months to 18 months that provided a consolidated estimated annual benefit of $246 million in 2007. In addition, the weak economic environment negatively impacted demand and passenger revenues, particularly in the fourth quarter of 2008.
International PRASM was up 2.4% year-over-year with a related capacity increase of 0.9%. While Latin American PRASM growth was strong at 9.0% year-over-year, it is not a significant part of United’s international network. Atlantic performance was driven by lower than average revenue growth in our London and Germany markets, largely due to industry capacity growth of approximately 13% in the U.S. to London Heathrow route and United’s 15% growth in Germany. These markets account for approximately 75% of our Atlantic capacity. The Pacific region was impacted by 7% industry capacity growth between the U.S. and China / Hong Kong, which account for approximately 45% of United’s Pacific capacity.
Cargo revenues increased by $84 million, or 11%, in 2008 as compared to 2007, primarily due to higher fuel surcharges and improved fleet utilization. In addition, revenues were higher due to increased volume associated with the U.S. domestic mail contract, which commenced in late April 2007, as well as filling new capacity in international markets. A weaker dollar also benefited cargo revenues in 2008 as a significant portion of cargo services are contracted in foreign currencies. However, the Company experienced a significant decline in cargo revenues in the fourth quarter of 2008 due to rationalization of international capacity, falling demand for domestic and international air cargo as the global economy softened, and lower fuel costs driving lower fuel surcharges in late 2008. Decreased cargo revenues resulting from lower demand have a disproportionate impact on our operating results because cargo revenues typically generate higher margins as compared to passenger revenues.

The full-year 2008 trends in passenger and cargo revenues are not indicative of the Company’s most recent fourth quarter revenue results. In the fourth quarter of 2008, mainline passenger revenues decreased approximately 10% due to lower traffic as a result of the Company’s 12% capacity reduction and lower demand due to the weak global economy. The 2008 capacity reductions, planned 2009 capacity reductions and weak U.S. and global economies are expected to negatively impact revenues in 2009. In late 2008 and early 2009, the Company has experienced decreased travel bookings and lower credit card sales activity which have resulted from the weak global economy and have negatively affected revenues and are expected to continue to negatively impact revenues in 2009. The Company cannot predict the longevity or severity of the current weak global economy and, therefore, cannot accurately estimate the negative impact it will have on future revenues.
Other revenues decreased approximately 11% in 2008 as compared to 2007. This decrease was primarily due to lower jet fuel sales to third parties. The decrease in third party fuel sales had a negligible impact on our operating margin because the associated cost of sales decreased by a similar amount in 2008 as compared to 2007.
2007 compared to 2006
The table below illustrates the year-over-year percentage changes in UAL and United operating revenues. The primary difference between UAL and United revenues is due to other revenues at UAL, which are generated from minor direct subsidiaries of UAL.

	Successor	Combined	Successor	Predecessor
			Period from	Period from
	Period Ended	Period Ended	February 1 to	January 1 to
	December 31,	December 31,	December 31,	January 31,	$	%
(In millions)	2007	2006 (a)	2006	2006	Change	Change
Passenger—United Airlines	$15,254	$14,367	$13,293	$1,074	$887	6.2
Passenger—Regional Affiliates	3,063	2,901	2,697	204	162	5.6
Cargo	770	750	694	56	20	2.7
Special operating items	45	—	—	—	45	—
Other operating revenues	1,011	1,322	1,198	124	(311)	(23.5)

UAL total	$20,143	$19,340	$17,882	$1,458	$803	4.2

United total	$20,131	$19,334	$17,880	$1,454	$797	4.1

(a)	The combined 2006 period includes the results for one month ended January 31, 2006 (Predecessor Company) and eleven months ended December 31, 2006 (Successor Company).
The table below presents selected UAL and United passenger revenues and operating data from our mainline segment, broken out by geographic region, and from our United Express segment, expressed as year-over-year changes. Passenger revenues presented below include the effects of the $45 million special revenue items on mainline ($37 million) and United Express ($8 million) revenue, which resulted directly from the Company’s ongoing efforts to resolve certain bankruptcy pre-confirmation contingencies.

											United
2007	Domestic		Pacific		Atlantic		Latin		Mainline		Express		Consolidated
Increase (decrease) from 2006(a):
Passenger revenues (in millions)	$121		$374		$423		$6		$924		$170		$1,094
Passenger revenues	1.3%		12.9%		21.8%		1.3%		6.4%		5.9%		6.3%
ASMs	(3.3)%		2.9%		6.8%		(10.2)%		(0.8)%		3.6%		(0.4)%
RPMs	(1.5)%		1.1%		7.6%		(11.0)%		(0.1)%		3.2%		0.2%
Yield	3.0%		11.8%		14.0%		13.9%		6.6%		2.6%		6.2%
Passenger load factor (points)	1.5	pts	(1.5	) pts	0.6	pts	(0.7	) pts	0.6	pts	(0.3	) pts	0.5	pts

(a)	Variances are from the combined 2006 period that includes the results for the one month period ended January 31, 2006 (Predecessor) and the eleven month period ended December 31, 2006 (Successor).

Including the special revenue items, mainline and United Express passenger revenues increased by $924 million and $170 million, respectively, in 2007 as compared to 2006. In 2007, mainline revenues benefited from a 0.6 point increase in load factor and a 7% increase in yield as compared to 2006. In the same periods, United Express load factor was relatively flat while yield and traffic both increased 3% resulting in the 6% increase in revenue. Overall, passenger revenues increased due to a better revenue environment for the industry which was partly due to industry-wide capacity constraint. The Company’s shift of some capacity and traffic from domestic to higher yielding international flights also benefited revenues in 2007. In addition, the change in the Mileage Plus expiration period policy also contributed to the increase in revenues in 2007. Mileage Plus revenue, included in passenger revenues, was approximately $169 million higher in 2007. This impact was largely due to a change in the Mileage Plus expiration period policy from 36 months to 18 months, as discussed in Critical Accounting Policies, below. Mileage Plus customer accounts are deactivated after 18 months of inactivity, effective December 31, 2007. Severe winter storms in December 2007 had the estimated impact of reducing revenue by $25 million. Similarly winter storms in December 2006 had an estimated impact of reducing revenue by $40 million.
Cargo revenues increased by $20 million, or 3%, in the year ended December 31, 2007 as compared to the same period in 2006. Freight revenue increased due to both higher yields and higher volume. This increase was partially offset by a reduction in mail revenue due to lower 2007 volume as a result of the termination of the U.S. Postal Service (“USPS”) contract on June 30, 2006. United signed a new USPS contract effective April, 2007.
UAL other operating revenues decreased by $311 million, or 24%, in the year ended December 31, 2007 as compared to the same period in 2006. Lower jet fuel sales to third parties by our subsidiary UAFC accounted for $307 million of the other revenue decrease. This decrease in jet fuel sales was due to several factors, including decreased UAFC sales to our regional affiliates, our decision not to renew various low margin supply agreements to other carriers and decreased sales of excess inventory. This decrease had no material impact on the Company’s operating margin, because UAFC cost of sales decreased by $306 million in the year ended December 31, 2007 as compared to the prior year.
Operating Expenses.
2008 compared to 2007
The table below includes data related to UAL and United operating expenses. Significant fluctuations are discussed below.

	Year Ended
	December 31,		$	%
(In millions)	2008	2007	Change	Change
Aircraft fuel	$7,722	$5,003	$2,719	54.3
Salaries and related costs	4,311	4,261	50	1.2
Regional affiliates	3,248	2,941	307	10.4
Purchased services	1,375	1,346	29	2.2
Aircraft maintenance materials and outside repairs	1,096	1,166	(70)	(6.0)
Depreciation and amortization	932	925	7	0.8
Landing fees and other rent	862	876	(14)	(1.6)
Distribution expenses	710	779	(69)	(8.9)
Aircraft rent	409	406	3	0.7
Cost of third party sales	272	316	(44)	(13.9)
Goodwill impairment	2,277	—	2,277	—
Other impairment and special items	339	(44)	383	—
Other operating expenses	1,079	1,131	(52)	(4.6)

UAL total	$24,632	$19,106	$5,526	28.9

United total	$24,630	$19,099	$5,531	29.0

The increase in aircraft fuel expense and regional affiliates expense was primarily attributable to increased market prices for crude oil and related fuel products as highlighted in table below, which presents several key variances for mainline and regional affiliate aircraft fuel expense in the 2008 period as compared to the year-ago period.

	$			Average price per gallon (in cents)
	Year Ended December 31,
			%			%
(In millions, except per gallon)	2008	2007	Change	2008	2007	Change
Mainline fuel purchase cost	$7,114	$5,086	39.9	326.0	221.9	46.9
Non-cash fuel hedge (gains) losses in mainline fuel	568	(20)	—	26.0	(0.9)	—
Cash fuel hedge (gains) losses in mainline fuel	40	(63)	—	1.9	(2.7)	—

Total mainline fuel expense	7,722	5,003	54.3	353.9	218.3	62.1
Regional affiliates fuel expense (a)	1,257	915	37.4	338.8	242.7	39.6

UAL system operating fuel expense	$8,979	$5,918	51.7	351.7	221.7	58.6

Non-cash fuel hedge (gains) losses in nonoperating income (loss)	$279	$—	—
Cash fuel hedge (gains) losses in nonoperating income (loss)	249	—	—

Mainline fuel consumption (gallons)	2,182	2,292	(4.8)
Regional affiliates fuel consumption (gallons)	371	377	(1.6)

Total fuel consumption (gallons)	2,553	2,669	(4.3)

(a)	Regional affiliate fuel costs are classified as part of Regional affiliate expense.
Salaries and related costs increased $50 million in 2008. The Company’s costs in 2008 include the negative impact of average wage increases and higher benefits expense, as well as severance expense of $106 million due to the implementation of the Company’s operating plans, as more fully explained in Note 2, “Company Operational Plans,” in Combined Notes to Consolidated Financial Statements. In addition, the Company recorded $87 million of expense in 2008 from certain benefit obligation adjustments, which were primarily due to discount rate changes. These negative impacts were partially offset by lower combined profit and success sharing expense in the 2008 period as compared to the year-ago period due to the unfavorable financial results in 2008 as compared to 2007. In addition, 2008 salaries and related costs benefited from the workforce reductions completed during the year as discussed in Overview above.
Regional affiliate expense increased $307 million, or 10%, in 2008 as compared to the same period last year. Regional affiliate expense increased primarily due to a $342 million, or 37%, increase in Regional Affiliate fuel that was driven by an increase in market price for fuel as highlighted in the fuel table above. The regional affiliate operating loss was $150 million in 2008 period, as compared to income of $122 million in 2007, due to the aforementioned fuel impacts, which could not be fully offset by higher ticket prices, as Regional Affiliate revenues were only 1% higher in 2008.
The Company’s purchased services increased $29 million, or 2%, in 2008 as compared to 2007. In 2008, purchased services included a charge of $26 million related to certain projects and transactions being terminated or indefinitely postponed. In 2008, other areas of purchased services did not change significantly as compared to 2007.
Aircraft maintenance materials and outside repairs decreased 6% in 2008 as compared to 2007, primarily due to a decrease in engine and airframe maintenance associated with the retirement of the Company’s B737 fleet and more favorable engine maintenance contract rates.
Depreciation expense in 2008 was adversely impacted by $34 million of accelerated depreciation primarily related to the retirement of certain B737 and B747 aircraft and related parts and a $20 million charge to increase the inventory obsolescence reserve. This adverse impact was partially offset by reduced amortization expense in 2008 related to certain of the Company’s intangible assets that were fully amortized in 2007.
UAL landing fees and other rent decreased 2% in 2008 due to a reduction in the amount of facilities rented based upon our ongoing efforts to optimize our rented facilities consistent with our operational needs.
Distribution expenses decreased 9% in 2008 as compared to 2007 largely due to the Company’s reduction of some of its travel agency commission programs in 2008, resulting in an average commission rate reduction. In addition, the Company’s lower passenger revenues due to its capacity reductions in 2008 also contributed to the decrease in related distribution expenses.

Cost of third party sales decreased 14% year-over-year primarily due to a reduction in UAFC expenses. This decrease is consistent with the reduction in UAFC revenues.
The Company’s other operating expenses decreased 5% in 2008 compared to the year-ago period. This decrease was partly due to a $29 million litigation-settlement gain, which was recorded in other operating expenses, and decreases in several other expense categories which resulted from the Company’s cost reduction program.
Asset Impairments and Special Items.
As described in Combined Notes to Consolidated Financial Statements, in accordance with SFAS 142 and SFAS 144, as of May 31, 2008 the Company performed an interim impairment test of its goodwill, all intangible assets and certain of its long-lived assets (principally aircraft pre-delivery deposits, aircraft and related spare engines and spare parts) due to events and changes in circumstances during the first five months of 2008 that indicated an impairment might have occurred. In addition, the Company also performed an impairment test of certain aircraft fleet types as of December 31, 2008, because unfavorable market conditions for aircraft indicated potential impairment of value. The Company also performed annual indefinite-lived intangible asset impairment testing at October 1, 2008. As a result of all of its impairment testing, the Company recorded asset impairment charges of $2.6 billion as summarized in the table below. All of these impairment charges are within the mainline segment. All of the impairments other than the goodwill impairment, which is separately identified, are classified as “Other impairments and special items” in the Company’s Statements of Consolidated Operations. See Note 3, “Asset Impairments and Intangible Assets,” in Combined Notes to Consolidated Financial Statements and Critical Accounting Policies for additional information, including factors considered by management in concluding that a triggering event under SFS 142 and SFAS 144 had occurred and additional details of assets impaired.
The lease termination and other charges of $25 million primarily relate to the accrual of future rents for the B737 leased aircraft that have been removed from service and charges associated with the return of certain of these aircraft to their lessors.

(In millions)
Goodwill impairment	$2,277
Indefinite-lived intangible assets	64
Tangible assets	250

Total impairments	2,591
Lease termination and other charges	25

Total impairments and special items	$2,616

The Company recorded special operating expense credits of $44 million in 2007. These items have been classified as special because they are directly related to the resolution of bankruptcy administrative claims and are not indicative of the Company’s ongoing financial performance. See 2007 compared to 2006, below, for a discussion of these bankruptcy-related special items and Note 4, “Voluntary Reorganization Under Chapter 11 of the United States Bankruptcy Code,” in Combined Notes to Consolidated Financial Statements for further information on pending matters related to the Company’s bankruptcy.

2007 compared to 2006
The table below includes the year-over-year dollar and percentage changes in UAL and United operating expenses. Significant fluctuations are discussed below.

	Successor	Combined	Successor	Predecessor
	Year	Period	Period from	Period from
	Ended	Ended	February 1 to	January 1 to
	December 31,	December 31,	December 31,	January 31,	$	%
(In millions)	2007	2006(a)	2006	2006	Change	Change

Operating expenses:
Aircraft fuel	$5,003	$4,824	$4,462	$362	$179	3.7
Salaries and related costs	4,261	4,267	3,909	358	(6)	(0.1)
Regional affiliates	2,941	2,824	2,596	228	117	4.1
Purchased services	1,346	1,246	1,148	98	100	8.0
Aircraft maintenance materials and outside repairs	1,166	1,009	929	80	157	15.6
Depreciation and amortization	925	888	820	68	37	4.2
Landing fees and other rent	876	876	801	75	—	—
Distribution expenses	779	798	738	60	(19)	(2.4)
Aircraft rent	406	415	385	30	(9)	(2.2)
Cost of third party sales	316	679	614	65	(363)	(53.5)
Special operating items	(44)	(36)	(36)	—	(8)	22.2
Other operating expenses	1,131	1,103	1,017	86	28	2.5

UAL total	$19,106	$18,893	$17,383	$1,510	$213	1.1

United total	$19,099	$18,875	$17,369	$1,506	$224	1.2

(a)	The combined period includes the results for one month ended January 31, 2006 (Predecessor Company) and eleven months ended December 31, 2006 (Successor Company).
Mainline aircraft fuel increased $179 million, or 4%, in the year ended December 31, 2007 as compared to 2006. This net fuel variance was due to a 4% increase in the average price per gallon of jet fuel from $2.11 in 2006 to $2.18 in 2007, resulting from unfavorable market conditions. Included in the 2007 average price per gallon was an $83 million net hedge gain; a net fuel hedge loss of $26 million is included in the 2006 average price per gallon.
UAL salaries and related costs remained relatively flat in 2007 as compared to 2006. The Company recognized $49 million of share-based compensation expense in 2007 as compared to $159 million in 2006. There were no significant grants in 2007 as compared to 2006, which included a large number of grants associated with the Company’s emergence from bankruptcy. Additionally, immediate recognition of 100% of the cost of awards granted to retirement-eligible employees on the grant date, together with accelerated vesting of grants within the first twelve months after the grant date, accounted for most of the decrease in share-based compensation expense. Also benefiting the 2007 period was the absence of the $22 million severance charge incurred in 2006. Offsetting the decreased share-based compensation and severance expense was a slight increase in salaries and related costs as a result of certain wage increases as well as a $110 million increase in profit sharing, including related employee taxes, which is based on annual pre-tax earnings. As noted above, this increase is due to increased pre-tax earnings and an increase in the payout percentage from 7.5% in 2006 to 15% in 2007.
Regional affiliate expense, which includes aircraft fuel, increased $117 million, or 4%, during 2007 as compared to 2006. Regional affiliate capacity increased 4% in 2007, which was a major contributor to the increase in expense. Including the special revenue item of $8 million, our regional affiliate operating income was $53 million higher in the 2007 period as compared to the 2006 period. The margin improvement was due to improved revenue performance, which was due to increased yield and traffic, and cost control. Factors impacting regional affiliate margin include the restructuring of regional carrier capacity agreements, the replacement of some 50-seat regional jets with 70-seat regional jets and regional carrier network optimization. All of these improvements were put in place throughout 2006; therefore, we realized some year-over-year benefits in 2007. Regional affiliate fuel expense increased $81 million, or 10%, from $834 million in 2006 to $915 million in 2007 due to a 9% increase in the average price of fuel and a 1% increase in consumption.
Purchased services increased 8% in 2007 as compared to 2006, primarily due to increased information technology and other costs incurred in support of the Company’s customer and employee initiatives. Information technology expenses increased due to an increase in non-capitalizable information technology related expenditures, generally occurring during the planning and scoping phases, for new applications in 2007. In addition, airport operations handling and security costs increased due to the new USPS contract and new international routes, among other factors.

Aircraft maintenance materials and outside repairs expense increased $157 million, or 16%, year-over-year primarily due to inflationary increases related to our V2500 engine maintenance contract and the cost of component parts, as well as the impact of increases in airframe and engine repair volumes.
A charge of $18 million in 2007 for surplus and obsolete aircraft parts inventory accounted for approximately half of the 4% increase in depreciation and amortization.
Ongoing efforts to efficiently utilize our rented facilities have offset contractual rent increases, keeping 2007 rent expense in line with 2006 rent expense.
In 2007, United’s mainline revenues increased by 6%. During the same period of time, distribution expenses, which include commissions, GDS fees and credit card fees decreased 2% from $798 million in 2006 to $779 million in 2007. This decrease was due to cost savings realized as the Company continues to drive reductions across the full spectrum of costs of sale. Impact areas included renegotiation of contracts with various channel providers, rationalization of commission plans and programs, and continued emphasis on movement of customer purchases toward lower cost channels including online channels. Such efforts resulted in a 9% year-over-year reduction in GDS fees and commissions.
The decrease in cost of sales in 2007 as compared to 2006 was primarily due to lower UAFC third party fuel sales of $307 million as described in the discussion of revenue variances above.
Special items of $44 million in the year ended December 31, 2007 include a $30 million benefit due to the reduction in recorded accruals for pending bankruptcy litigation related to our SFO and LAX municipal bond obligations and a $14 million benefit due to the Company’s ongoing efforts to resolve certain other bankruptcy pre-confirmation contingencies. In the eleven months ended December 31, 2006, special items of $36 million included a $12 million benefit to adjust the Company’s recorded obligation for the SFO and LAX municipal bonds and a $24 million benefit related to pre-confirmation pension matters. The 2007 and 2006 special items resulted from revised estimates of the probable amount to be allowed by the Bankruptcy Court and were recorded in accordance with AICPA Practice Bulletin 11, Accounting for Preconfirmation Contingencies in Fresh-Start Reporting. See Note 4, “Voluntary Reorganization Under Chapter 11” and Note 19, “Special Items” in Combined Notes to Consolidated Financial Statements for further information on these special items and pending bankruptcy matters.
Other Income (Expense).
2008 compared to 2007
The following table illustrates the year-over-year dollar and percentage changes in UAL and United other income (expense).

	Year Ended		Favorable/(Unfavorable)
	December 31,		Change
(In millions)	2008	2007	$	%
Interest expense	$(571)	$(704)	$133	18.9
Interest income	112	257	(145)	(56.4)
Interest capitalized	20	19	1	5.3
Gain on sale of investment	—	41	(41)	(100.0)
Non-cash fuel hedge gain (loss)	(279)	—	(279)	—
Cash fuel hedge gain (loss)	(249)	—	(249)	—
Miscellaneous, net	(22)	2	(24)	—

UAL total	$(989)	$(385)	$(604)	(156.9)

United total	$(989)	$(382)	$(607)	(158.9)

UAL interest expense decreased $133 million, or 19%, in 2008 as compared to 2007. The 2008 period was favorably impacted by $1.5 billion of total credit facility prepayments and the February 2007 credit facility amendment, which lowered United’s interest rate on these obligations. Scheduled debt obligation repayments throughout 2008 and 2007 also reduced interest expense in 2008 as compared to 2007. The Company has a significant amount of variable-rate debt. Lower benchmark interest rates on these variable-rate borrowings also reduced the Company’s interest expense in 2008 as compared to 2007. Interest expense in 2007 included the write-off of $17 million of previously capitalized debt issuance costs associated with the February 2007 Amended Credit Facility partial prepayment, $6 million of financing costs associated with the February 2007 amendment and a gain of $22 million from a debt extinguishment. The benefit of lower interest expense in 2008 was offset by a $145 million decrease in interest income due to lower average cash and short-term investment balances and lower investment yields. Interest expense for the years ended December 31, 2008 and 2007 includes $48 million and $43 million, respectively, of interest expense related to the Company’s retrospective adoption of APB 14-1. See Liquidity and Capital Resources below, for further details related to financing activities.

Nonoperating fuel hedge gains (losses) relate to hedging instruments that are not classified as economic hedges. These net hedge gains (losses) are presented separately in the table above for purposes of additional analysis. These hedging gains (losses) are due to favorable (unfavorable) movements in crude oil prices relative to the fuel hedge instrument terms. See Item 7A, Quantitative and Qualitative Disclosures about Market Risk and Note 13, “Fair Value Measurements and Derivative Instruments,” in Combined Notes to Consolidated Financial Statements for further discussion of these hedges.
There were no significant investment gains or losses in 2008 as compared to 2007 during which the Company recorded a $41 million gain on sale of investment, as discussed below under 2007 compared to 2006.
The $24 million variance in Miscellaneous, net is primarily due to unfavorable foreign exchange rate fluctuations in 2008.
2007 compared to 2006
The following table illustrates the year-over-year dollar and percentage changes in other income (expense).

	Successor	Combined	Successor	Predecessor
		Period	Period from	Period from
	Year Ended	Ended	February 1 to	January 1 to
	December 31,	December 31,	December 31,	January 31,	Favorable	%
(In millions)	2007	2006(a)	2006	2006	(Unfavorable)	Change

Other income (expense):
Interest expense	$(704)	$(788)	$(746)	$(42)	$84	10.7
Interest income	257	249	243	6	8	3.2
Interest capitalized	19	15	15	—	4	26.7
Gain on sale of investment	41	—	—	—	41	—
Miscellaneous, net	2	14	14	—	(12)	(85.7)

UAL total	$(385)	$(510)	$(474)	$(36)	$125	24.5

United total	$(382)	$(507)	$(471)	$(36)	$125	24.7

(a)	The combined period includes the results for one month ended January 31, 2006 (Predecessor Company) and eleven months ended December 31, 2006 (Successor Company).
UAL interest expense decreased $84 million, or 11%, in 2007 as compared to 2006. The decrease was due to the February and December 2007 amendments and prepayments of the Amended Credit Facility, which lowered United’s interest rate on these obligations and reduced the total obligations outstanding by approximately $1.5 billion. Repayments of scheduled maturities of debt obligations and other debt refinancings, which are discussed in “Liquidity and Capital Resources,” below, also reduced interest expense. The 2007 period also included a $22 million reduction in interest expense due to the recognition of a gain on debt extinguishment. These benefits were offset by interest expense of $17 million for expensing previously capitalized debt issuance costs that were associated with the February 2007 prepayment of the Amended Credit Facility and $6 million for financing costs incurred in connection with the February amendment of the Amended Credit Facility. The $500 million Amended Credit Facility prepayment in December 2007 increased interest expense by a net of $4 million from expensing $6 million of previously capitalized credit facility costs and recording a gain of $2 million to recognize previously deferred interest rate swap gains. Interest expense for the years ended December 31, 2007 and 2006 includes $43 million and $18 million, respectively, of interest expense related to the Company’s retrospective adoption of APB 14-1.
UAL interest income increased $8 million, or 3%, year-over-year. Interest income increased due to the classification of $6 million of interest income as reorganization items in the January 2006 predecessor period in accordance with SOP 90-7.
The $41 million gain on sale of investment resulted from the Company’s sale of its 21.1% interest in Aeronautical Radio, Inc. (“ARINC”).
The unfavorable variances in miscellaneous income (expense) are primarily due to foreign currency transaction gains of $9 million in 2006 as compared to foreign currency transaction losses of $4 million in 2007.

Income Taxes.
The relatively small tax benefit recorded in 2008 is related to the impairment and sale of certain indefinite-lived intangible assets, partially offset by the impact of an increase in state tax rates. UAL recorded income tax expense of $297 million for the year ended December 31, 2007 based an estimated effective tax rate of 45.5%. See Note 8, “Income Taxes,” in Combined Notes to Consolidated Financial Statements for additional information.
Liquidity and Capital Resources
As of the date of this Form 10-K, the Company believes it has sufficient liquidity to fund its operations for the next twelve months, including funding for scheduled repayments of debt and capital lease obligations, capital expenditures, cash deposits required under fuel hedge contracts and other contractual obligations. We expect to meet our liquidity needs in 2009 from cash flows from operations, cash and cash equivalents on hand, proceeds from new financing arrangements using unencumbered assets and proceeds from aircraft sales and sales of other assets, among other sources. While the Company expects to meet its future cash requirements in 2009, our ability to do so could be impacted by many factors including, but not limited to, the following:
•	Volatile fuel prices and the cost and effectiveness of hedging fuel prices, as described above in the Overview and Results of Operations sections, may require the use of significant liquidity in future periods. Crude oil prices have been extremely volatile and unpredictable in recent years and may become more volatile in future periods due to the current severe dislocations in world financial markets.
•	In late 2008, the price of crude oil dramatically fell from its record high in July 2008. Earlier in 2008, the Company entered into derivative contracts (including collar strategies) to hedge the risk of future price increases. As fuel prices have fallen below the floor of the collars, the Company has had, and could continue to have, significant future payment obligations at the settlement dates of these contracts. In addition, the Company has been and may in the future be further required to provide counterparties with additional cash collateral prior to such settlement dates. While the Company’s results of operations should benefit significantly from lower fuel prices on its unhedged fuel consumption, in the near term lower fuel prices could also significantly and negatively impact liquidity based on the amount of cash settlements and collateral that may be required. However, at December 31, 2008 the Company partially mitigated its exposure to further price declines by purchasing put options to effectively cover approximately 55% of its short put positions. In addition, over the longer term, lower crude oil prices will further benefit the Company as the unfavorable hedge contracts terminate and the Company realizes the benefit of lower jet fuel costs on a larger percentage of its fuel consumption. See Note 13, “Fair Value Measurements and Derivative Instruments” in Combined Notes to Consolidated Financial Statements, as well as Item 7A, Quantitative and Qualitative Disclosures Above Market Risk, for further information regarding the Company’s fuel derivative instruments.
•	The Company’s current operational plans to address the severe condition of the global economy may not be successful in improving its results of operations and liquidity:
•	The Company may not achieve expected increases in unit revenue from the capacity reductions announced by the Company and certain of its competitors. Further, certain of the Company’s competitors may not reduce capacity or may increase capacity; thereby diminishing our expected benefit from capacity reductions. The Company may also not achieve expected revenue improvements from merchandising and fee enhancement initiatives.
•	Poor general economic conditions have had, and may in the future continue to have, a significant adverse impact on travel demand, which may result in a negative impact to revenues.
•	The Company is using cash to implement its operational plans for such items as severance payments, lease termination payments, conversion of Ted aircraft and facility closure costs, among others. These cash requirements will reduce the Company’s cash available for its ongoing operations and commitments.
•	While fuel prices decreased significantly from their record high prices, fuel prices remain volatile and could increase significantly.

•	Our level of indebtedness, our non-investment grade credit rating, and general credit market conditions may make it difficult, or impossible, for us to raise capital to meet liquidity needs and/or may increase our cost of borrowing.
•	Due to the factors above, and other factors, we may be unable to comply with our Amended Credit Facility covenant that currently requires the Company to maintain an unrestricted cash balance of $1.0 billion and will also require the Company, beginning in the second quarter of 2009, to maintain a minimum ratio of EBITDAR to fixed charges. If the Company does not comply with these covenants, the lenders may accelerate repayment of these debt obligations, which would have a material adverse impact on the Company’s financial position and liquidity.
•	If a default occurs under our Amended Credit Facility or other debt obligations, the cost to cure any such default may materially and adversely impact our financial position and liquidity, and no assurance can be provided that such a default will be mitigated or cured.
Although the factors described above may adversely impact the Company’s liquidity, the Company believes it has an adequate available cash position to fund current operations. UAL’s unrestricted and restricted cash balances were $2.0 billion and $0.3 billion, respectively, at December 31, 2008. In addition, the Company has recently taken actions to improve its liquidity and believes it may access additional capital or improve its liquidity further, as described below.
•	During 2008, the Company completed several initiatives that generated unrestricted cash of more than $1.9 billion. These initiatives are described below.
•	The Company has significant additional unencumbered aircraft and other assets that may be used as collateral to obtain additional financing, as discussed below. At December 31, 2008, the Company had 62 unencumbered aircraft. As discussed in Note 23, “Subsequent Events,” in Combined Notes to Consolidated Financial Statements, in January 2009, the Company completed several financing-related transactions which generated approximately $315 million of proceeds.
•	The Company is taking aggressive actions to right-size its business including significant capacity reductions, disposition of underperforming assets and a workforce reduction, among others.
Cash Position and Liquidity. As of December 31, 2008, approximately 50% of the Company’s cash and cash equivalents consisted of money market funds directly or indirectly invested in U.S. treasury securities with the remainder largely in money market funds that are covered by the new government money market funds guarantee program. There are no withdrawal restrictions at the present time on any of the money market funds in which the Company has invested. In addition, the Company has no auction rate securities as of December 31, 2008. Therefore, we believe our credit risk is limited with respect to our cash balances. The following table provides a summary of UAL’s net cash provided (used) by operating, financing, investing and reorganization activities for the years ended December 31, 2008, 2007 and 2006 and total cash position as of December 31, 2008 and 2007.

	Year Ended December 31,
(In millions)	2008	2007	2006
Net cash provided (used) by operating activities	$(1,239)	$2,134	$1,562
Net cash provided (used) by investing activities	2,721	(2,560)	(250)
Net cash provided (used) by financing activities	(702)	(2,147)	782
Net cash used by reorganization activities	—	—	(23)

	As of December 31,
	2008	2007
Cash and cash equivalents	$2,039	$1,259
Short-term investments	—	2,295
Restricted cash	272	756

Cash, short-term investments & restricted cash	$2,311	$4,310

The Company’s cash and short-term investment position represents an important source of liquidity. The change in cash from 2006 to 2008 is explained below. Restricted cash primarily represents cash collateral to secure workers’ compensation obligations, security deposits for airport leases and reserves with institutions that process our credit card ticket sales. We may be required to post significant additional cash collateral to meet such obligations in the future. The Company has a $255 million revolving commitment under its Amended Credit Facility, of which $254 million and $102 million had been used for letters of credit as of December 31, 2008 and 2007, respectively. In addition, under a separate agreement, the Company had $27 million of letters of credit issued as of December 31, 2008. The increase of letters of credit issued in 2008 was primarily due to the providing of alternative collateral in place of restricted cash deposits, thereby providing the Company with additional unrestricted cash.
Cash Flows from Operating Activities.
2008 compared to 2007
UAL’s cash from operations decreased by approximately $3.4 billion in 2008 as compared to 2007. This decrease was primarily due to the increased cash required for fuel purchases and operating and nonoperating cash fuel hedge losses. Mainline and regional affiliate fuel costs increased $3.1 billion in 2008 over 2007 and nonoperating expenses also increased over the same period largely due to cash and non-cash fuel hedge losses. In addition, certain counterparties to our fuel hedge instruments required the Company to provide cash collateral deposits of approximately $965 million in 2008, which negatively impacted our cash flows during this period as compared to 2007 when no similar deposits were required. A decrease in advance ticket sales also negatively impacted operating cash flow in 2008. Partially offsetting the negative impacts were $500 million of proceeds from the advanced purchase of miles by our co-branded credit card partner as part of the amendment of our marketing agreement and $100 million of proceeds from the extension of the license previously granted to our co-branded credit card partner to be the exclusive issuer of Mileage Plus Visa cards through 2017. In 2008, the Company contributed approximately $240 million and $22 million to its defined contribution plans and non-U.S. pension plans, respectively, as compared to contributions of $236 million and $14 million, respectively, in 2007 for these plans.
2007 compared to 2006
The Company’s cash from operations improved by more than $500 million year-over-year. The Company’s improvement in net income excluding primarily non-cash reorganization items, was a significant factor contributing to the increase in operating cash flows. Operating cash flows for 2007 also include the favorable impact of an increase in non-cash income tax expense of nearly $300 million as compared to 2006. In addition, cash from operations improved due to a reduction of $124 million in cash interest payments in 2007 as compared to 2006 as a result of the financing activities completed in 2007 to reduce debt and interest rates. The improvement in cash generated from operations that was due to better operating performance was further enhanced by a decrease in operating cash used for working capital. In 2007, the Company contributed approximately $236 million and $14 million to its defined contribution plans and non-U.S. pension plans, respectively, as compared to contributions of $270 million in 2006 for these plans.
Cash Flows from Investing Activities.
2008 compared to 2007
Net sales of short-term investments provided cash of $2.3 billion for UAL in 2008 as compared to cash used for net purchases of short-term investments of $2.0 billion in 2007. In 2008, the Company invested most of its excess cash in money market funds, whereas in 2007, excess cash was largely invested in short-term investments such as commercial paper. During 2008, the Company also received $357 million of cash that was previously restricted cash held by the Company’s largest credit card processor. The release of cash was part of an amendment to the Company’s co-branded credit card agreement and largest credit card processor agreement. See Credit Card Processing Agreements, below, for further discussion of the amended agreement and future cash reserve requirements.
In 2008, cash expenditures for property, equipment and software totaled approximately $455 million. Additions to property in 2008 also included $20 million of capitalized interest. In 2007, cash expenditures for property and equipment, software and capitalized interest were $639 million, $65 million and $19 million, respectively. This year-over-year decrease is primarily due to the Company’s efforts to optimize its available cash and a reduction in cash used to acquire aircraft as the 2007 capital expenditures included cash used to acquire six aircraft that were previously financed as operating leases, as discussed in 2007 compared to 2006, below.
During 2008, the Company generated $94 million from various asset sales including the sale of five B737 aircraft, spare parts, engines and slots. Certain previously existing agreements in principle to sell additional aircraft in 2008 have been terminated.

Investing cash of $274 million was generated from aircraft sold under sale-leaseback financing agreements. In 2008, United entered into a $125 million sale-leaseback involving nine previously unencumbered aircraft and a $149 million sale-leaseback involving 15 aircraft. See Note 15, “Lease Obligations,” and Note 16, “Statement of Consolidated Cash Flows — Supplemental Disclosures,” in Combined Notes to Consolidated Financial Statements for additional information related to these transactions. In addition, the Company’s investing cash flows benefited from $41 million of cash proceeds from a litigation settlement resulting in the recognition of a $29 million gain during 2008. The litigation settlement related to pre-delivery advance aircraft deposits.
2007 compared to 2006
UAL’s cash released from restricted funds was $91 million in 2007 as compared to $357 million that was provided by a decrease in the segregated and restricted funds for UAL in 2006. The significant cash generated from restricted accounts in 2006 was due to our improved financial position upon our emergence from bankruptcy. Net purchases of short-term investments used cash of $2.0 billion for UAL in 2007 as compared to cash used for net purchases of short-term investments of $0.2 billion in 2006. This change was due to investing additional excess cash in longer-term commercial paper in 2007 to increase investment yields. Investing activities in 2007 also included the Company’s use of $96 million of cash to acquire certain of the Company’s previously issued and outstanding debt instruments. The debt instruments repurchased by the Company remain outstanding. See Note 12, “Debt Obligations and Card Processing Agreements,” in Combined Notes to Consolidated Financial Statements for further information related to the $96 million of purchased debt securities.
The Company’s capital expenditures were $658 million and $362 million in 2007 and 2006, respectively, including the purchase of six aircraft during 2007. In the third quarter of 2007, the Company purchased three 747-400 aircraft that had previously been financed by United through operating leases which were terminated at closing. The total purchase price for these aircraft was largely financed with certain proceeds from the secured EETC financing described below. These transactions did not result in any change in the Company’s fleet count of 460 mainline aircraft, or in the amount of aircraft encumbered by debt or lease agreements.
During the fourth quarter of 2007, the Company used existing cash to acquire three aircraft that were previously financed under operating lease agreements. The total purchase price of these three aircraft and the three aircraft acquired in the third quarter of 2007 was approximately $200 million. This purchase did not result in any change in the Company’s fleet count of 460 mainline aircraft, but did unencumber three aircraft.
In addition, in the fourth quarter of 2007, the Company utilized existing aircraft deposits pursuant to the terms of the original capital lease to make the final lease payments on three aircraft, resulting in the reclassification of the aircraft from capital leased assets to owned assets. However, the purchase of these three aircraft did not result in a net change in cash because the Company had previously provided cash deposits equal to the purchase price of the aircraft to third party financial institutions for the benefit of the lessor. These transactions resulted in three additional aircraft becoming unencumbered for a total increase of six unencumbered aircraft during the year.
During 2007, the Company sold its interest in ARINC, generating proceeds of $128 million. In 2006, UAL received $43 million more in cash proceeds from investing activities as compared to United primarily due to $56 million of proceeds from the sale of MyPoints, a former direct subsidiary of UAL.
Cash Flows from Financing Activities.
2008 Activity
UAL used $253 million for its special distribution to common stockholders (United issued a $257 million dividend to UAL for this distribution) and $919 million for scheduled long-term debt and capital lease payments. United used cash of $109 million in connection with an amendment to its Amended Credit Facility, as further discussed below. In 2008, the Company acquired ten aircraft that were being operated under existing leases. These aircraft were acquired pursuant to existing lease terms. Aircraft lease deposits of $155 million provided financing cash that was primarily utilized by the Company to make the final payments due under these lease obligations. Nine of these aircraft were previously recorded as capital leased assets and are now owned assets.

United completed a $241 million credit agreement secured by 26 of the Company’s currently owned and mortgaged A319 and A320 aircraft. Borrowings under the agreement were at a variable interest rate based on LIBOR plus a margin. The agreement requires periodic principal and interest payments through its final maturity in June 2019. The Company may not prepay the loan prior to July 2012. This agreement did not change the number of the Company’s unencumbered aircraft as the Company used available equity in these previously owned and mortgaged aircraft as collateral for this financing.
United also entered into an $84 million loan agreement secured by three aircraft, including two Airbus A320 and one Boeing B777. Borrowings under the agreement were at a variable interest rate based on LIBOR plus a margin. The loan requires principal and interest payments every three months and has a final maturity in June 2015.
The Company issued 11.2 million shares of UAL common stock as part of a $200 million equity offering during 2008. As of December 31, 2008, the Company had generated net proceeds of $107 million.
As of December 31, 2008, 62 aircraft with a net book value of approximately $570 million were unencumbered. The unencumbered aircraft at December 31, 2008 exclude nine aircraft which became encumbered with the December 2008 signing of a binding sale-leaseback agreement that closed in January 2009. As of December 31, 2007, the Company had 113 unencumbered aircraft with a net book value of $2.0 billion. See Note 12, “Debt Obligations and Card Processing Agreements,” in Combined Notes to Consolidated Financial Statements for additional information on assets provided as collateral by the Company.
See the Cash Flows from Investing Activities section, above, for a discussion of the Company’s 2008 sale-leaseback transactions.
2007 Activity
In 2007, the Company made a $1.0 billion prepayment on its Amended Credit Facility and made $1.1 billion of additional debt payments, which included $590 million related to the early retirement of debt. The Company prepaid an additional $500 million of the Amended Credit Facility in December 2007. In addition, the Company completed a $694 million debt issuance, which effectively refinanced the aforementioned early debt retirement and refinanced three aircraft that had been previously financed through operating lease agreements.
In 2007, the Company completed financing transactions totaling approximately $964 million which included the $694 million EETC secured financing and the $270 million Denver Airport financing. A portion of the proceeds of the $694 million EETC transaction was used to repay $590 million of debt obligations that were secured by ten previously mortgaged, owned aircraft and to finance three previously unencumbered owned aircraft. The proceeds of the Denver Airport bonds were used to refinance the former $261 million of Denver Series 1992A bonds.
In 2007, cash from aircraft lease deposits increased $80 million primarily due to the use of the deposits to purchase the three previously leased assets described above in Cash Flows from Investing Activities. This was reported as a financing cash inflow as the prepayment of the initial deposits were recorded as a financing cash outflow.
2006 Activity
During 2006, we generated proceeds of $3.0 billion from United’s new credit facility, but used approximately $2.1 billion of these proceeds to repay the $1.2 billion DIP Financing and make other scheduled and revolving payments under long-term debt and capital lease agreements.
Other 2008 and 2009 Financing Matters
In January 2009, the Company entered into a sale-leaseback agreement of nine aircraft for approximately $95 million. In addition, in January 2009, the Company generated net proceeds of $62 million from the issuance of 4.0 million shares and settlement of unsettled trades at December 31, 2008 under its $200 million common stock distribution agreement. After issuance of these shares, the Company had issued shares for gross proceeds of $172 million of the $200 million available under this stock offering, leaving $28 million available for future issuance under this program.
In January 2009, the Company entered into an amendment to its O’Hare cargo building site lease with the City of Chicago. The Company agreed to vacate its current cargo facility at O’Hare to allow the land to be used for the development of a future runway. In January 2009, the Company received $160 million from O’Hare in accordance with the lease amendment. In addition, the lease amendment requires that the City of Chicago provide the Company with another site at O’Hare upon which a replacement cargo facility could be constructed.

Future Financing. Subject to the restrictions of its Amended Credit Facility, the Company could raise additional capital by issuing unsecured debt, equity or equity-like securities, monetizing or borrowing against certain assets or refinancing existing obligations to generate net cash proceeds. However, the availability and capacity of these funding sources cannot be assured or predicted. General economic conditions, poor credit market conditions and any adverse changes in the Company’s credit ratings could adversely impact the Company’s ability to raise capital, if needed, and could increase the Company’s cost of capital.
Credit Ratings. In 2008, both Standard & Poor’s and Moody’s Investors Services lowered the Company’s credit ratings. Standard & Poor’s lowered its ratings from a corporate credit rating of B (outlook stable) to B- (outlook negative) reflecting expected losses and reduced operating cash flow due to volatile fuel prices. Meanwhile, Moody’s Investor Services lowered UAL’s corporate family from “B2” to “Caa1” with a negative outlook and its secured bank rating from “B1” to “B3,” citing record-high fuel prices and the weak U.S. economy. These credit ratings are below investment grade levels. Downgrades from these rating levels, among other things, could restrict the availability and/or increase the cost of future financing for the Company.
Amended Credit Facility Covenants. The Company’s Amended Credit Facility requires compliance with certain covenants. The Company was in compliance with all of its Amended Credit Facility covenants as of December 31, 2008 and 2007. In May 2008, the Company amended the terms of certain financial covenants of the Amended Credit Facility. A summary of financial covenants, after the May amendment, is included below.
Beginning with the second quarter of 2009, the Company must maintain a specified minimum ratio of EBITDAR to the sum of the following fixed charges for all applicable periods: (a) cash interest expense and (b) cash aircraft operating rental expense. EBITDAR represents earnings before interest expense net of interest income, income taxes, depreciation, amortization, aircraft rent and certain other cash and non-cash credits and charges as further defined by the Amended Credit Facility. The other adjustments to EBITDAR include items such as foreign currency transaction gains or losses, increases or decreases in our deferred revenue obligation, share-based compensation expense, non-recurring or unusual losses, any non-cash non-recurring charge or non-cash restructuring charge, a limited amount of cash restructuring charges, certain cash transaction costs incurred with financing activities and the cumulative effect of a change in accounting principle.
The Amended Credit Facility also requires compliance with the following financial covenants: (i) a minimum unrestricted cash balance of $1.0 billion, and (ii) a minimum ratio of market value of collateral to the sum of (a) the aggregate outstanding amount of the loans plus (b) the undrawn amount of outstanding letters of credit, plus (c) the unreimbursed amount of drawings under such letters of credit and (d) the termination value of certain interest rate protection and hedging agreements with the Amended Credit Facility lenders and their affiliates, of 150% at any time, or 200% at any time following the release of Primary Routes having an appraised value in excess of $1 billion (unless the Primary Routes are the only collateral then pledged).
The requirement to meet a fixed charge coverage ratio was suspended for the four quarters beginning with the second quarter of 2008 and ending with the first quarter of 2009 and thereafter is determined as set forth below:

Number of		Required
Preceding Months Covered	Period Ending	Coverage Ratio
Three	June 30, 2009	1.0 to 1.0
Six	September 30, 2009	1.1 to 1.0
Nine	December 31, 2009	1.2 to 1.0
Twelve	March 31, 2010	1.3 to 1.0
Twelve	June 30, 2010	1.4 to 1.0
Twelve	September 30, 2010 and each quarter ending thereafter	1.5 to 1.0
The Amended Credit Facility contains a cross default provision with respect to other credit arrangements that exceed $50 million. Although the Company was in compliance with all required financial covenants as of December 31, 2008, and the Company is not required to comply with a fixed charge coverage ratio until the three month period ending June 30, 2009, continued compliance depends on many factors, some of which are beyond the Company’s control, including the overall industry revenue environment and the level of fuel costs. There are no assurances that the Company will continue to comply with its debt covenants. Failure to comply with applicable covenants in any reporting period would result in a default under the Amended Credit Facility, which could have a material adverse impact on the Company depending on the Company’s ability to obtain a waiver of, or otherwise mitigate, the impact of the default.

Credit Card Processing Agreements. The Company has agreements with financial institutions that process customer credit card transactions for the sale of air travel and other services. Under certain of the Company’s card processing agreements, the financial institutions either require, or have the right to require, that United maintain a reserve equal to a portion of advance ticket sales that have been processed by that financial institution, but for which the Company has not yet provided the air transportation (referred to as “relevant advance ticket sales”). As of December 31, 2008, the Company had advance ticket sales of approximately $1.5 billion of which approximately $1.3 billion relates to credit card sales.
In November 2008, United entered into an amendment for its card processing agreement with Paymentech and JPMorgan Chase Bank (the “Amendment”) that suspends until January 20, 2010 the requirement for United to maintain additional cash reserves with this processor of bank cards (above the current cash reserve of $25 million at December 31, 2008) if United’s month-end balance of unrestricted cash, cash equivalents and short-term investments falls below $2.5 billion. In exchange for this benefit, United has granted the processor a security interest in certain of United’s owned aircraft with a current appraised value of at least $800 million. United also has agreed that such security interest collateralizes not only United’s obligations under the processing agreement, but also United’s obligations under United’s Amended and Restated Co-Branded Card Marketing Services Agreement. United has an option to terminate the Amendment prior to January 20, 2010, in which event the parties’ prior credit card processing reserve arrangements under the processing agreement will go back into effect.
After January 20, 2010, or in the event United terminates the Amendment, and in addition to certain other risk protections provided to the processor, the amount of any such reserve will be determined based on the amount of unrestricted cash held by the Company as defined under the Amended Credit Facility. If the Company’s unrestricted cash balance is more than $2.5 billion as of any calendar month-end measurement date, its required reserve will remain at $25 million. However, if the Company’s unrestricted cash is less than $2.5 billion, its required reserve will increase to a percentage of relevant advance ticket sales as summarized in the following table:

Required % of
Total Unrestricted Cash Balance(a)	Relevant Advance Ticket Sales
Less than $2.5 billion	15%
Less than $2.0 billion	25%
Less than $1.0 billion	50%

(a)	Includes unrestricted cash, cash equivalents and short-term investments at month-end, including certain cash amounts already held in reserve, as defined by the agreement.
If the November 2008 Amendment had not been in effect as of December 31, 2008, the Company would have been required to post an additional $132 million of reserves based on an actual unrestricted cash, cash equivalents and short-term investments balance of between $2.0 billion and $2.5 billion at December 31, 2008.
United’s card processing agreement with American Express expired on February 28, 2009 and was replaced by a new agreement on March 1, 2009 which has an initial five year term. As of December 31, 2008, there were no required reserves under this card agreement, and no reserves were required up through the date of expiration.
Under the new agreement, in addition to certain other risk protections provided to American Express, the Company will be required to provide reserves based primarily on its unrestricted cash balance and net current exposure as of any calendar month-end measurement date, as summarized in the following table:

Required % of
Total Unrestricted Cash Balance(a)	Net Current Exposure(b)
Less than $2.4 billion	15%
Less than $2.0 billion	25%
Less than $1.35 billion	50%
Less than $1.2 billion	100%

(a)	Includes unrestricted cash, cash equivalents and short-term investments at month-end, including certain cash amounts already held in reserve, as defined by the agreement.

(b)	Net current exposure equals relevant advance ticket sales less certain exclusions, and as adjusted for specified amounts payable between United and the processor, as further defined by the agreement.
The new agreement permits the Company to provide certain replacement collateral in lieu of cash collateral, as long as the Company’s unrestricted cash is above $1.35 billion. Such replacement collateral may be pledged for any amount of the required reserve up to the full amount thereof, with the stated value of such collateral determined according to the agreement. Replacement collateral may be comprised of aircraft, slots and routes, real estate or other collateral as agreed between the parties.

In the near term, the Company will not be required to post reserves under the new American Express agreement as long as unrestricted cash as measured at each month-end, and as defined in the agreement, is equal to or above $2.0 billion.
If the terms of the new agreement had been in place at December 31, 2008, and ignoring the near term protection in the preceding sentence, the Company would have been required to provide collateral of approximately $40 million.
An increase in the future reserve requirements as provided by the terms of either or both the Company’s material card processing agreements could materially reduce the Company’s liquidity.
Capital Commitments and Off-Balance Sheet Arrangements. The Company’s business is very capital intensive, requiring significant amounts of capital to fund the acquisition of assets, particularly aircraft. In the past, the Company has funded the acquisition of aircraft through outright purchase, by issuing debt, by entering into capital or operating leases, or through vendor financings. The Company also often enters into long-term lease commitments with airports to ensure access to terminal, cargo, maintenance and other required facilities.
The table below provides a summary of UAL’s material contractual obligations as of December 31, 2008.

	One year	Years	Years	After
(In millions)	or less	2 and 3	4 and 5	5 years	Total
Long-term debt, including current portion (a)	$782	$1,821	$682	$3,743	$7,028
Interest payments (b)	336	511	368	1,228	2,443
Capital lease obligations
Mainline (c)	231	789	280	520	1,820
United Express (c)	6	10	10	—	26
Aircraft operating lease obligations
Mainline	351	646	603	655	2,255
United Express (d)	441	869	750	1,090	3,150
Other operating lease obligations	553	975	801	2,798	5,127
Postretirement obligations (e)	146	295	281	701	1,423
Legally binding capital purchase commitments (f)	229	332	28	—	589

Total	$3,075	$6,248	$3,803	$10,735	$23,861

(a)	Long-term debt includes $113 million of non-cash obligations as these debt payments are made directly to the creditor by a company that leases three aircraft from United. The creditor’s only recourse to United is repossession of the aircraft.

(b)	Future interest payments on variable rate debt are estimated using estimated future variable rates based on a yield curve.

(c)	Mainline includes non-aircraft capital lease payments of approximately $6 million in each of the years 2009 through 2011. United Express payments are all for aircraft. United has lease deposits of $326 million in separate accounts to meet certain of its future lease obligations.

(d)	Amounts represent lease payments that are made by United under capacity agreements with the regional carriers who operate these aircraft on United’s behalf.

(e)	Amounts represent postretirement benefit payments, net of subsidy receipts, through 2018. Benefit payments approximate plan contributions as plans are substantially unfunded. Not included in the table above are contributions related to the Company’s foreign pension plans. The Company does not have any significant contributions required by government regulations. The Company’s expected pension plan contributions for 2009 are $10 million.

(f)	Amounts exclude nonbinding aircraft orders of $2.4 billion. Amounts are excluded because, as discussed further in Overview above, these orders are not legally binding purchase orders. The Company may cancel its orders, which would result in forfeiture of its deposits. Amounts include commitments to upgrade international aircraft with our premium travel experience product. These aircraft commitments were not significantly impacted by the Company’s recently announced capacity reductions as the international aircraft are only a small portion of the fleet reductions.
See Note 1(i), “Summary of Significant Accounting Policies—United Express,” Note 9, “Retirement and Postretirement Plans,” Note 12, “Debt Obligations and Card Processing Agreements,” and Note 15, “Lease Obligations,” in Combined Notes to Consolidated Financial Statements for additional discussion of these items.

Off-Balance Sheet Arrangements. An off-balance sheet arrangement is any transaction, agreement or other contractual arrangement involving an unconsolidated entity under which a company has (1) made guarantees, (2) a retained or a contingent interest in transferred assets, (3) an obligation under derivative instruments classified as equity or (4) any obligation arising out of a material variable interest in an unconsolidated entity that provides financing, liquidity, market risk or credit risk support to the company, or that engages in leasing, hedging or research and development arrangements with the company. The Company’s off-balance sheet arrangements include operating leases, which are summarized in the contractual obligations table, above, and certain municipal bond obligations, as discussed below, and letters of credit, of which $281 million were outstanding at December 31, 2008.
Certain municipalities have issued municipal bonds on behalf of United to finance the construction of improvements at airport-related facilities. The Company also leases facilities at airports where municipal bonds funded at least some of the construction of airport-related projects. At December 31, 2008, the Company guaranteed interest and principal payments on $270 million in principal of such bonds that were originally issued in 1992, subsequently refinanced in 2007, and are due in 2032 unless the Company elects not to extend its lease in which case the bonds are due in 2023. The outstanding bonds and related guarantee are not recorded in the Company’s Statements of Consolidated Financial Position in accordance with GAAP. The related lease agreement is accounted for as an operating lease with the associated rent expense recorded on a straight-line basis. The annual lease payments through 2023 and the final payment for the principal amount of the bonds are included in the operating lease payments in the contractual obligations table above. For further details, see Note 14, “Commitments, Contingent Liabilities and Uncertainties—Guarantees and Off-Balance Sheet Financing,” in Combined Notes to Consolidated Financial Statements.
Fuel Consortia. The Company participates in numerous fuel consortia with other carriers at major airports to reduce the costs of fuel distribution and storage. Interline agreements govern the rights and responsibilities of the consortia members and provide for the allocation of the overall costs to operate the consortia based on usage. The consortia (and in limited cases, the participating carriers) have entered into long-term agreements to lease certain airport fuel storage and distribution facilities that are typically financed through tax-exempt bonds (either special facilities lease revenue bonds or general airport revenue bonds), issued by various local municipalities. In general, each consortium lease agreement requires the consortium to make lease payments in amounts sufficient to pay the maturing principal and interest payments on the bonds. As of December 31, 2008, approximately $1.2 billion principal amount of such bonds were secured by significant fuel facility leases in which United participates, as to which United and each of the signatory airlines have provided indirect guarantees of the debt. United’s exposure is approximately $226 million principal amount of such bonds based on its recent consortia participation. The Company’s exposure could increase if the participation of other carriers decreases. The guarantees will expire when the tax-exempt bonds are paid in full, which ranges from 2010 to 2028. The Company did not record a liability at the time these indirect guarantees were made.
Other Information
Foreign Operations. The Company’s Statements of Consolidated Financial Position reflect material amounts of intangible assets related to the Company’s Pacific and Latin American route authorities and its operations at London’s Heathrow Airport. Because operating authorities in international markets are governed by bilateral aviation agreements between the U.S. and foreign countries, changes in U.S. or foreign government aviation policies can lead to the alteration or termination of existing air service agreements that could adversely impact, and significantly impair, the value of our international route authorities and other assets. Significant changes in such policies could also have a material impact on the Company’s operating revenues and expenses and results of operations. For further information, see Note 3, “Asset Impairments and Intangible Assets” in Combined Notes to Consolidated Financial Statements, Item 1, Business—International Regulation and Item 7A, Quantitative and Qualitative Disclosures above Market Risk for further information on the Company’s foreign currency risks associated with its foreign operations.
Critical Accounting Policies
Critical accounting policies are defined as those that are affected by significant judgments and uncertainties which potentially could result in materially different accounting under different assumptions and conditions. The Company has prepared the accompanying financial statements in conformity with GAAP, which requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates under different assumptions or conditions. The Company has identified the following critical accounting policies that impact the preparation of these financial statements.

Passenger Revenue Recognition. The value of unused passenger tickets and miscellaneous charge orders (“MCOs”) is included in current liabilities as advance ticket sales. United records passenger ticket sales and tickets sold by other airlines for use on United as operating revenues when the transportation is provided or when the ticket expires. Tickets sold by other airlines are recorded at the estimated values to be billed to the other airlines. Non-refundable tickets generally expire on the date of the intended flight, unless the date is extended by notification from the customer on or before the intended flight date. Fees charged in association with changes or extensions to non-refundable tickets are recorded as passenger revenue at the time the fee is collected. Change fees related to non-refundable tickets are considered a separate transaction from the air transportation because they represent a charge for the Company’s additional service to modify a previous reservation. Therefore, the pricing of the change fee and the initial customer reservation are separately determined and represent distinct earnings processes. Refundable tickets expire after one year. MCOs can be either exchanged for a passenger ticket or refunded after issuance. United records an estimate of tickets that have been used, but not recorded as revenue due to system processing errors, as revenue in the month of sale based on historical results. United also records an estimate of MCOs that will not be exchanged or refunded as revenue ratably over the redemption period based on historical results. Due to complex industry pricing structures, refund and exchange policies and interline agreements with other airlines, certain amounts are recognized as revenue using estimates both as to the timing of recognition and the amount of revenue to be recognized. These estimates are based on the evaluation of actual historical results.
Accounting for Frequent Flyer Program Miles Sold to Third Parties and the Advanced Purchase of Miles. The Company has an agreement with its co-branded credit card partner that requires our partner to purchase miles in advance of when miles are awarded to the co-branded partner’s cardholders (referred to as “pre-purchased miles”). The pre-purchased miles are deferred when received by United in our Statements of Consolidated Financial Position as “Advanced purchase of miles.” The Company amended its agreement with its co-branded credit card partner in 2008. See Note 17, “Advanced Purchase of Miles,” in Combined Notes to Consolidated Financial Statements for a description of this agreement and its 2008 amendment. Subsequently, when our credit card partner awards pre-purchased miles to its cardholders, we transfer the related air transportation element for the awarded miles from “Advanced purchase of miles” to “Mileage Plus deferred revenue” at estimated fair value and record the residual marketing element as “Other operating revenue”. The deferred revenue portion is then subsequently recognized as passenger revenue when transportation is provided in exchange for the miles awarded. Accounting for the Company’s air transportation element and marketing elements are described below:
Other Frequent Flyer Accounting Policies.
Air Transportation Element. The Company defers the portion of the sales proceeds that represents estimated fair value of the air transportation and recognizes that amount as revenue when transportation is provided. The fair value of the air transportation component is determined based upon the equivalent ticket value of similar fares on United and amounts paid to other airlines for miles. The initial revenue deferral is presented as “Mileage Plus deferred revenue” on our Statements of Consolidated Financial Position. When recognized, the revenue related to the air transportation component is classified as “passenger revenues” in our Statements of Consolidated Operations.
Marketing-related element. The amount of revenue from the marketing-related element is determined by subtracting the fair value of the air transportation from the total sales proceeds. The residual portion of the sales proceeds related to marketing activities is recognized when miles are awarded. This portion is recognized as “Other operating revenues” in our Statements of Consolidated Operations.
The Company’s frequent flyer obligation was recorded at fair value at February 1, 2006, the effective date of the Company’s emergence from bankruptcy. The deferred revenue measurement method used to record fair value of the frequent flyer obligation on and after the Effective Date is to allocate an equivalent weighted-average ticket value to each outstanding mile, based upon projected redemption patterns for available award choices when such miles are consumed. Such value is estimated assuming redemptions on both United and other participating carriers in the Mileage Plus program and by estimating the relative proportions of awards to be redeemed by class of service within broad geographic regions of the Company’s operations, including North America, Atlantic, Pacific and Latin America.
The estimation of the fair value of each award mile requires the use of several significant assumptions, for which significant management judgment is required. For example, management must estimate how many miles are projected to be redeemed on United, versus on other airline partners. Since the equivalent ticket value of miles redeemed on United and on other carriers can vary greatly, this assumption can materially affect the calculation of the weighted-average ticket value from period to period.

Management must also estimate the expected redemption patterns of Mileage Plus customers, who have a number of different award choices when redeeming their miles, each of which can have materially different estimated fair values. Such choices include different classes of service (first, business and several coach award levels), as well as different flight itineraries, such as domestic and international routings and different itineraries within domestic and international regions of United’s and other participating carriers’ route networks. Customer redemption patterns may also be influenced by program changes, which occur from time to time and introduce new award choices, or make material changes to the terms of existing award choices. Management must often estimate the probable impact of such program changes on future customer behavior, which requires the use of significant judgment. Management uses historical customer redemption patterns as the best single indicator of future redemption behavior in making its estimates, but changes in customer mileage redemption behavior to patterns which are not consistent with historical behavior can result in material changes to deferred revenue balances, and to recognized revenue.
The Company measures its deferred revenue obligation using all awarded and outstanding miles, regardless of whether or not the customer has accumulated enough miles to redeem an award. Eventually these customers will accumulate enough miles to redeem awards, or their accounts will deactivate after a period of inactivity, in which case the Company will recognize the related revenue through its revenue recognition policy for expired miles.
The Company recognizes revenue related to expected expired miles over the estimated redemption period. The Company’s estimate of the expected expiration of miles requires significant management judgment. In early 2007, the Company announced that it was reducing the expiration period for inactive accounts from 36 months to 18 months effective December 31, 2007. The change in the expiration period increased revenues by $246 million in 2007. Current and future changes to expiration assumptions or to the expiration policy, or to program rules and program redemption opportunities, may result in material changes to the deferred revenue balance, as well as recognized revenues from the program. In 2008, the Company updated certain of its assumptions related to the recognition of revenue for expiration of miles. Based on additional analysis of mileage redemption and expiration patterns, the Company revised the estimated number of miles that are expected to expire from 15% to 24% of earned miles, including miles that will expire or go unredeemed for reasons other than account deactivation. In 2008, the Company also extended the total time period over which revenue from its expiration of miles is recognized based upon the estimated period of miles redemption. This change did not materially impact the Company’s Mileage Plus revenue recognition in 2008.
As of December 31, 2008 and 2007, the Company’s outstanding number of miles was approximately 478.2 billion and 488.4 billion, respectively. The Company estimates that approximately 362.0 billion of the outstanding miles at December 31, 2008 will ultimately be redeemed based on assumptions as of December 31, 2008. At December 31, 2008, a hypothetical 1% change in the Company’s outstanding number of miles or the weighted-average ticket value has approximately a $50 million effect on the liability.
Impairment Testing. In accordance with SFAS 142 and SFAS 144 as of May 31, 2008, the Company performed an interim impairment test of its goodwill, all intangible assets and certain of its long-lived assets (principally aircraft and related spare engines and spare parts) due to events and changes in circumstances that indicated an impairment might have occurred. The Company also performed annual impairment testing of indefinite-lived intangible assets as of October 1, 2008 and further tested the potential impairment of certain tangible assets as of December 31, 2008.
Factors deemed by management to have collectively constituted a potential impairment triggering event as of May 31, 2008 included record high fuel prices, significant losses in the first and second quarters of 2008, a softening U.S. economy, analyst downgrade of UAUA common stock, rating agency changes in outlook for the Company’s debt instruments from stable to negative, the announcement of the planned removal from UAL’s fleet of 100 aircraft in 2008 and 2009 and a significant decrease in the fair value of the Company’s outstanding equity and debt securities during the first five months of 2008, including a decline in UAL’s market capitalization to significantly below book value. The Company’s consolidated fuel expense increased by more than 50% during this period.

As a result of the interim impairment testing performed as of May 31, 2008 and December 31, 2008, the Company recorded impairment charges during the year as presented in the table below. All of these impairment charges are within the mainline segment. All of the impairments other than the goodwill impairment, which is separately identified, are classified as “Other impairments and special items” in the Company’s Statements of Consolidated Operations.

Year Ended
(In millions)	December 31, 2008
Goodwill impairment	$2,277

Indefinite-lived intangible assets:
Codeshare agreements	44
Tradenames	20

Intangible asset impairments	64

Tangible assets:
Pre-delivery advance deposits including related capitalized interest	105
B737 aircraft, B737 spare parts and other	145

Aircraft and related deposit impairments	250

Total impairments	$2,591

Discussed below is the methodology used for each type of asset impairment shown in the table above.
Accounting for Long-Lived Assets. The net book value of operating property and equipment for UAL was $10.3 billion and $11.4 billion at December 31, 2008 and 2007, respectively. In addition to the original cost of these assets, as adjusted by fresh-start reporting as of February 1, 2006, their recorded value is impacted by a number of accounting policy elections, including the estimation of useful lives and residual values and, when necessary, the recognition of asset impairment charges.
For purposes of testing impairment of long-lived assets at May 31, 2008, the Company determined whether the carrying amount of its long-lived assets was recoverable by comparing the carrying amount to the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the assets. If the carrying value of the assets exceeded the expected cash flows, the Company estimated the fair value of these assets to determine whether an impairment existed. The Company grouped its aircraft by fleet type to perform this evaluation and used data and assumptions through May 31, 2008. The estimated undiscounted cash flows were dependent on a number of critical management assumptions including estimates of future capacity, passenger yield, traffic, operating costs (including fuel prices) and other relevant assumptions. If estimates of fair value were required, fair value was estimated using the market approach. Asset appraisals, published aircraft pricing guides and recent transactions for similar aircraft were considered by the Company in its market value determination. As of May 31, 2008, based on the results of these tests, the Company determined that an impairment of $36 million existed which was attributable to the Company’s fleet of owned B737 aircraft and related spare parts. As described in Overview above, the Company is retiring its entire B737 fleet earlier than originally planned. The Company recorded an additional $2 million of impairment for other assets in the second quarter of 2008. Subsequently in the fourth quarter of 2008, the Company determined it was necessary to perform an impairment test of certain of its operating fleet due to changes in market conditions for aircraft which indicated a potential impairment of value. This impairment analysis resulted in an additional fourth quarter impairment charge of $107 million related to the Company’s B737 fleet. This additional impairment charge was due to changes in market conditions and other conditions, including but not limited to the cancellation of multiple letters of intent that the Company had to sell B737 aircraft, that occurred since the impairment testing performed in the second quarter of 2008.
Due to the unfavorable economic and industry factors described above, the Company also determined in the second quarter of 2008 that it was required to test its $91 million of pre-delivery aircraft deposits for impairment. The Company determined that these aircraft deposits were completely impaired and recorded an impairment charge to write-off their full carrying value and $14 million of related capitalized interest. The Company believes that it is highly unlikely that it will take these future aircraft deliveries and will therefore be required to forfeit the $91 million of deposits, which are not transferable.
As a result of the impairment testing described above, the Company’s goodwill and certain of its indefinite-lived intangible assets and tangible assets were recorded at fair value. In accordance with FASB Staff Position No. 157-2, Effective Date of FASB Statement No. 157, the Company has not applied Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“SFAS 157”) to the determination of the fair value of these assets. However, the provisions of SFAS 157 were applied to the determination of the fair value of financial assets and financial liabilities that were part of the SFAS 142 Step Two goodwill fair value determination.

Due to extreme fuel price volatility, tight credit markets, uncertain economic environment, as well as other factors and uncertainties, the Company can provide no assurance that a material impairment charge of aircraft or indefinite-lived intangible assets will not occur in a future period. The value of our aircraft could be impacted in future periods by changes in the market for these aircraft. Such changes could result in a greater supply and lower demand for certain aircraft types as other carriers announce plans to retire similar aircraft. The Company will continue to monitor circumstances and events in future periods to determine whether additional interim asset impairment testing is warranted.
Except for the adoption of fresh-start reporting at February 1, 2006, whereby the Company remeasured long-lived assets at fair value, it is the Company’s policy to record assets acquired, including aircraft, at acquisition cost. Depreciable life is determined through economic analysis, such as reviewing existing fleet plans, obtaining appraisals and comparing estimated lives to other airlines that operate similar fleets. Older generation aircraft are assigned lives that are generally consistent with the experience of United and the practice of other airlines. As aircraft technology has improved, useful life has increased and the Company has generally estimated the lives of those aircraft to be 30 years. Residual values are estimated based on historical experience with regard to the sale of both aircraft and spare parts and are established in conjunction with the estimated useful lives of the related fleets. Residual values are based on current dollars when the aircraft are acquired and typically reflect asset values that have not reached the end of their physical life. Both depreciable lives and residual values are revised periodically to recognize changes in the Company’s fleet plan and other relevant information. A one year increase in the average depreciable life of our flight equipment would reduce annual depreciation expense on flight equipment by approximately $18 million.
Accounting for Goodwill and Intangible Assets. Upon the implementation of fresh-start reporting (see Note 4, “Voluntary Reorganization Under Chapter 11—Fresh-Start Reporting,” in Combined Notes to Consolidated Financial Statements) the Company’s assets, liabilities and equity were generally valued at their respective fair values. The excess of reorganization value over the fair value of net tangible and identifiable intangible assets and liabilities was recorded as goodwill in the accompanying Statements of Consolidated Financial Position on the Effective Date. The entire goodwill amount of $2.3 billion at December 31, 2007 was allocated to the mainline reporting segment. In addition, the adoption of fresh-start reporting resulted in the recognition of $2.2 billion of indefinite-lived intangible assets.
In accordance with SFAS 142, the Company applies a fair value-based impairment test to the book value of goodwill and indefinite-lived intangible assets on an annual basis and, if certain events or circumstances indicate that an impairment loss may have been incurred, on an interim basis. An impairment charge could have a material adverse effect on the Company’s financial position and results of operations in the period of recognition. The Company tested its goodwill and other indefinite-lived intangible assets for impairment during its annual impairment test as of October 1, 2007 and as part of its interim test as of May 31, 2008. The interim testing resulted in the total impairment of the Company’s goodwill and partial impairment of other indefinite-lived intangible assets. The Company also performed its annual interim test of indefinite-lived intangible assets as of October 1, 2008.
Goodwill — 2008 Interim Impairment Test
For purposes of testing goodwill, the Company performed Step One of the SFAS 142 test by estimating the fair value of the mainline reporting unit (to which all goodwill is allocated) utilizing several fair value measurement techniques, including two market estimates and one income estimate, and using relevant data available through and as of May 31, 2008. The market approach is a valuation technique in which fair value is estimated based on observed prices in actual transactions and on asking prices for similar assets. The valuation process is essentially that of comparison and correlation between the subject asset and other similar assets. The income approach is a technique in which fair value is estimated based on the cash flows that an asset could be expected to generate over its useful life, including residual value cash flows. These cash flows are discounted to their present value equivalents using a rate of return that accounts for the relative risk of not realizing the estimated annual cash flows and for the time value of money. Certain variations of the income approach were used to determine certain of the intangible asset fair values.
Under the market approaches, the fair value of the mainline reporting unit was estimated based upon the fair value of invested capital for UAL, as well as a separate comparison to revenue and EBITDAR multiples for similar publicly traded companies in the airline industry. The fair value estimates using both market approaches included a control premium similar to those observed for historical airline and transportation company market transactions.

Under the income approach, the fair value of the mainline reporting unit was estimated based upon the present value of estimated future cash flows for UAL. The income approach is dependent on a number of critical management assumptions including estimates of future capacity, passenger yield, traffic, operating costs (including fuel prices), appropriate discount rates and other relevant assumptions. The Company estimated its future fuel-related cash flows for the income approach based on the five-year forward curve for crude oil as of May 31, 2008. The impacts of the Company’s aircraft and other tangible and intangible asset impairments, discussed below, were considered in the fair value estimation of the mainline reporting unit.
Taking into consideration an equal weighting of the two market estimates and the income estimate, which has been the Company’s practice when performing annual goodwill impairment tests, the indicated fair value of the mainline reporting unit was less than its carrying value, and therefore, the Company was required to perform Step Two of the SFAS 142 goodwill impairment test.
In Step Two of the impairment test, the Company determined the implied fair value of goodwill of the mainline reporting unit by allocating the fair value of the reporting unit determined in Step One to all the assets and liabilities of the mainline reporting unit, including any recognized and unrecognized intangible assets, as if the mainline reporting unit had been acquired in a business combination and the fair value of the mainline reporting unit was the acquisition price. As a result of the Step Two testing, the Company determined that goodwill was completely impaired and therefore recorded an impairment charge to write-off the full value of goodwill.
Indefinite-lived Intangible Assets
The Company utilized appropriate valuation techniques to separately estimate the fair values of all of its indefinite-lived intangible assets as of May 31, 2008 and compared those estimates to related carrying values. Tested assets included tradenames, international route authorities, London Heathrow slots and codesharing agreements. The Company used a market or income valuation approach, as described above, to estimate fair values. Based on the preliminary results of this testing, the Company recorded $80 million of impairment charges during the second quarter of 2008 and in the third quarter of 2008 reduced the impairment charge by $16 million as a result of the finalization of the impairment testing. No impairments of indefinite-lived intangible assets resulted from the Company’s annual impairment test performed as of October 1, 2008.
Other Postretirement Benefit Accounting. The Company accounts for other postretirement benefits using Statement of Financial Accounting Standards No. 106, Employers’ Accounting for Postretirement Benefits Other than Pensions (“SFAS 106”) and Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106 and 132(R) (“SFAS 158”). For the year ended December 31, 2006, the Company adopted SFAS 158, which requires the Company to recognize the difference between plan assets and obligations, or the plan’s funded status, in its Statements of Consolidated Financial Position. Under these accounting standards, other postretirement benefit expense is recognized on an accrual basis over employees’ approximate service periods and is generally calculated independently of funding decisions or requirements. The Company has not been required to pre-fund its current and future plan obligations, which has resulted in a significant net obligation, as discussed below.
The fair value of plan assets at December 31, 2008 and 2007 was $57 million and $56 million, respectively, for the other postretirement benefit plans. The benefit obligation was $2.0 billion for the other postretirement benefit plans at both December 31, 2008 and 2007. The difference between the plan assets and obligations has been recorded in the Statements of Consolidated Financial Position. Detailed information regarding the Company’s other postretirement plans, including key assumptions, is included in Note 9, “Retirement and Postretirement Plans,” in Combined Notes to Consolidated Financial Statements.

The following provides a summary of the methodology used to determine the assumptions disclosed in Note 9, “Retirement and Postretirement Plans,” in Combined Notes to Consolidated Financial Statements. The calculation of other postretirement benefit expense and obligations requires the use of a number of assumptions, including the assumed discount rate for measuring future payment obligations and the expected return on plan assets. The discount rates were based on the construction of theoretical corporate bond portfolios, adjusted according to the timing of expected cash flows for the payment of the Company’s future postretirement obligations. A yield curve was developed based on a subset of these bonds (those with yields between the 10th and 90th percentiles). The projected cash flows were matched to this yield curve and a present value developed, which was then calibrated to develop a single equivalent risk-adjusted discount rate.
Actuarial gains or losses are triggered by changes in assumptions or experience that differ from the original assumptions. Under the applicable accounting standards, those gains and losses are not required to be recognized currently as other postretirement expense, but instead may be deferred as part of accumulated other comprehensive income and amortized into expense over the average remaining service life of the covered active employees. The Company’s accounting policy is to not apply the corridor approach available under SFAS 106 with respect to amortization of amounts included in accumulated other comprehensive income. Under the corridor approach, amortization of any gain or loss in accumulated other comprehensive income is only required if, at the beginning of the year, the accumulated gain or loss exceeds 10% of the greater of the benefit obligation or the fair value of assets. If amortization is required, the minimum amount outside the corridor divided by the average remaining service period of active employees is recognized as expense. The corridor approach is intended to reduce volatility of amounts recorded in pension expense each year. Since the Company has elected not to apply the corridor approach, all gains and losses in accumulated other comprehensive income are amortized and included in pension expense each year. At December 31, 2008 and 2007, the Company had unrecognized actuarial gains of $286 million and $254 million, respectively, recorded in accumulated other comprehensive income for its other postretirement benefit plans.
Valuation Allowance for Deferred Tax Assets. At December 31, 2008, the Company had valuation allowances against its deferred tax assets of approximately $2.9 billion. In accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, a valuation allowance is required to be recorded when it is more likely than not that deferred tax assets will not be realized. Future realization depends on the existence of sufficient taxable income within the carry forward period available under the tax law. Sources of future taxable income include future reversals of taxable temporary differences, future taxable income exclusive of reversing taxable differences, taxable income in carry back years and tax planning strategies. These sources of positive evidence of realizability must be weighed against negative evidence, such as cumulative losses in recent years. A recent history of losses would make difficult a determination that a valuation allowance is not needed.
In forming a judgment about the future realization of our deferred tax assets, management considered both the positive and negative evidence of realizability and gave significant weight to the negative evidence from our cumulative losses for recent years. Management will continue to assess this situation and make appropriate adjustments to the valuation allowance based on its evaluation of the positive and negative evidence existing at that time. We are currently unable to forecast when there will be sufficient positive evidence for us to reverse the remainder of the valuation allowances that we have recorded. Through December 31, 2008, any reversals of valuation allowance would have reduced goodwill, if any, then intangible assets. See Note 1(p), “Summary of Significant Accounting Policies—New Accounting Pronouncements,” for information regarding the effect of changes to this method of accounting for valuation allowance reversals, if any, on the Company’s results of operations and financial condition after it adopts Statement of Financial Accounting Standards No. 141 (revised 2007), Business Combinations, on January 1, 2009. See Note 8, “Income Taxes,” in Combined Notes to Consolidated Financial Statements for additional information.
New Accounting Pronouncements. For detailed information, see Note 1(p), “Summary of Significant Accounting Policies—New Accounting Pronouncements,” in Combined Notes to Consolidated Financial Statements.

Forward-Looking Information
Certain statements throughout Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations and elsewhere in this report are forward-looking and thus reflect the Company’s current expectations and beliefs with respect to certain current and future events and financial performance. Such forward-looking statements are and will be subject to many risks and uncertainties relating to United’s operations and business environment that may cause actual results to differ materially from any future results expressed or implied in such forward-looking statements. Words such as “expects,” “will,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook” and similar expressions are intended to identify forward-looking statements.
Additionally, forward-looking statements include statements which do not relate solely to historical facts, such as statements which identify uncertainties or trends, discuss the possible future effects of current known trends or uncertainties, or which indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured. All forward-looking statements in this report are based upon information available to the Company on the date of this report. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise.
The Company’s actual results could differ materially from these forward-looking statements due to numerous factors including, without limitation, the following: its ability to comply with the terms of financing arrangements; the costs and availability of financing; its ability to execute its business plan; its ability to realize benefits from its resource optimization efforts and cost reduction initiatives; its ability to utilize its net operating losses; its ability to attract, motivate and/or retain key employees; its ability to attract and retain customers; demand for transportation in the markets in which it operates; general economic conditions (including interest rates, foreign currency exchange rates, crude oil prices, costs of aviation fuel and energy refining capacity in relevant markets); its ability to cost-effectively hedge against increases in the price of aviation fuel, including its ability to meet the liquidity requirements of cash deposits which may be required from time to time under hedge agreements; the effects of any hostilities, act of war or terrorist attack; the ability of other air carriers with whom the Company has alliances or partnerships to provide the services contemplated by the respective arrangements with such carriers; the costs and availability of aircraft insurance; the costs associated with security measures and practices; labor costs; industry consolidation; competitive pressures on pricing and on demand; capacity decisions of United and/or its competitors; U.S. or foreign governmental legislation, regulation and other actions, including open skies agreements; its ability to maintain satisfactory labor relations; any disruptions to operations due to any potential actions by its labor groups; weather conditions; and other risks and uncertainties set forth under Item 1A, Risk Factors of this Form 10-K, as well as other risks and uncertainties set forth from time to time in the reports the Company files with the SEC. Consequently, forward-looking statements should not be regarded as representations or warranties by the Company that such matters will be realized.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of
UAL Corporation
Chicago, Illinois
We have audited the accompanying statements of consolidated financial position of UAL Corporation and subsidiaries (the “Company”) as of December 31, 2008 and 2007, and the related statements of consolidated operations, consolidated stockholders’ equity (deficit), and consolidated cash flows for the years ended December 31, 2008 and 2007 and eleven months ended December 31, 2006 (Successor Company operations) and for the one month ended January 31, 2006 (Predecessor Company operations). Our audits also included the financial statement schedule of the Successor Company for the years ended December 31, 2008 and 2007 and eleven months ended December 31, 2006 and the Predecessor Company for the one month ended January 31, 2006 as listed in the Index at Item 15. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
As discussed in Note 1 to the consolidated financial statements, on January 20, 2006, the Bankruptcy Court entered an order confirming the plan of reorganization which became effective after the close of business on February 1, 2006. Accordingly, the accompanying consolidated financial statements have been prepared in conformity with AICPA Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code,” for the Successor Company as a new entity with assets, liabilities and a capital structure having carrying values not comparable with prior periods as described in Note 1.
In our opinion, the Successor Company consolidated financial statements present fairly, in all material respects, the financial position of UAL Corporation and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for the years ended December 31, 2008 and 2007 and the eleven month period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America. Further, in our opinion, the Predecessor Company consolidated financial statements present fairly, in all material respects, the results of operations and cash flows of the Predecessor Company for the one month ended January 31, 2006, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such Successor Company financial statement schedule and Predecessor Company financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.
As discussed in Note 1 to the consolidated financial statements, on January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” which changed the method of accounting for share based payments, and as discussed in Note 1(p) to the consolidated financial statements, in 2009 the accompanying consolidated financial statements have been retrospectively adjusted for the adoption of FASB Staff Position APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement)” and the adoption of FASB Staff Position EITF No. 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities.”
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2008, based on the criteria established in “Internal Control—Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated March 2, 2009 expressed an unqualified opinion on the Company’s internal control over financial reporting.
/s/ Deloitte & Touche, LLP
Chicago, Illinois
March 2, 2009, except for Note 1(p), as to which the date is May 1, 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholder of
United Air Lines, Inc.
Chicago, Illinois
We have audited the accompanying statements of consolidated financial position of United Air Lines, Inc. and subsidiaries (the “Company”) as of December 31, 2008 and 2007, and the related statements of consolidated operations, consolidated stockholder’s equity (deficit), and consolidated cash flows for the years ended December 31, 2008 and 2007 and eleven months ended December 31, 2006 (Successor Company operations) and for the one month ended January 31, 2006 (Predecessor Company operations). Our audits also included the financial statement schedule of the Successor Company for the years ended December 31, 2008 and 2007 and eleven months ended December 31, 2006 and the Predecessor Company for the one month ended January 31, 2006 as listed in the Index at Item 15. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
As discussed in Note 1 to the consolidated financial statements, on January 20, 2006, the Bankruptcy Court entered an order confirming the plan of reorganization which became effective after the close of business on February 1, 2006. Accordingly, the accompanying consolidated financial statements have been prepared in conformity with AICPA Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code,” for the Successor Company as a new entity with assets, liabilities and a capital structure having carrying values not comparable with prior periods as described in Note 1.
In our opinion, the Successor Company consolidated financial statements present fairly, in all material respects, the financial position of United Air Lines, Inc. and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for the years ended December 31, 2008 and 2007 and the eleven month period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America. Further, in our opinion, the Predecessor Company consolidated financial statements present fairly, in all material respects, the results of operations and cash flows of the Predecessor Company for the one month ended January 31, 2006, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such Successor Company financial statement schedule and Predecessor Company financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.
As discussed in Note 1 to the consolidated financial statements, on January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” which changed the method of accounting for share based payments, and as discussed in Note 1(p) to the consolidated financial statements, in 2009 the accompanying consolidated financial statements have been retrospectively adjusted for the adoption of FASB Staff Position APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement).”
/s/ Deloitte & Touche, LLP
Chicago, Illinois
March 2, 2009, except for Note 1(p), as to which the date is May 1, 2009

UAL Corporation and Subsidiary Companies
Statements of Consolidated Operations
(In millions, except per share amounts)

	Successor			Predecessor
			Period from	Period from
	Year Ended		February 1 to	January 1 to
	December 31,		December 31,	January 31,
	2008	2007	2006	2006
Operating revenues:
Passenger — United Airlines	$15,337	$15,254	$13,293	$1,074
Passenger — Regional affiliates	3,098	3,063	2,697	204
Cargo	854	770	694	56
Special operating items (Note 19)	—	45	—	—
Other operating revenues	905	1,011	1,198	124

	20,194	20,143	17,882	1,458

Operating expenses:
Aircraft fuel	7,722	5,003	4,462	362
Salaries and related costs	4,311	4,261	3,909	358
Regional affiliates	3,248	2,941	2,596	228
Purchased services	1,375	1,346	1,148	98
Aircraft maintenance materials and outside repairs	1,096	1,166	929	80
Depreciation and amortization	932	925	820	68
Landing fees and other rent	862	876	801	75
Distribution expenses	710	779	738	60
Aircraft rent	409	406	385	30
Cost of third party sales	272	316	614	65
Goodwill impairment (Note 3)	2,277	—	—	—
Other impairments and special items (Notes 3 and 19)	339	(44)	(36)	—
Other operating expenses	1,079	1,131	1,017	86

	24,632	19,106	17,383	1,510

Earnings (loss) from operations	(4,438)	1,037	499	(52)

Other income (expense):
Interest expense	(571)	(704)	(746)	(42)
Interest income	112	257	243	6
Interest capitalized	20	19	15	—
Gain on sale of investment (Note 20)	—	41	—	—
Miscellaneous, net (Note 13)	(550)	2	14	—

	(989)	(385)	(474)	(36)
Earnings (loss) before reorganization items, income taxes and equity in earnings of affiliates	(5,427)	652	25	(88)
Reorganization items, net (Note 4)	—	—	—	22,934

Earnings (loss) before income taxes and equity in earnings of affiliates	(5,427)	652	25	22,846
Income tax expense (benefit)	(25)	297	21	—

Earnings (loss) before equity in earnings of affiliates	(5,402)	355	4	22,846
Equity in earnings of affiliates, net of tax	6	5	3	5

Net income (loss)	$(5,396)	$360	$7	$22,851

Earnings (loss) per share, basic	$(42.59)	$2.94	$(0.02)	$196.61

Earnings (loss) per share, diluted	$(42.59)	$2.65	$(0.02)	$196.61

See accompanying Combined Notes to Consolidated Financial Statements.

UAL Corporation and Subsidiary Companies
Statements of Consolidated Financial Position
(In millions, except shares)

	At December 31,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$2,039	$1,259
Short-term investments	—	2,295
Restricted cash	54	325
Fuel hedge collateral deposits	953	—
Receivables, less allowance for doubtful accounts (2008 — $24; 2007 — $27)	714	888
Deferred income taxes	268	82
Prepaid fuel	219	493
Aircraft fuel, spare parts and supplies, less obsolescence allowance (2008 — $48; 2007 — $25)	237	242
Prepaid expenses and other	382	515

	4,866	6,099

Operating property and equipment:
Owned —
Flight equipment	8,766	9,335
Advances on flight equipment	—	102
Other property and equipment	1,751	1,669

	10,517	11,106
Less — Accumulated depreciation and amortization	(1,598)	(1,062)

	8,919	10,044

Capital leases —
Flight equipment	1,578	1,449
Other property and equipment	39	34

	1,617	1,483
Less — Accumulated amortization	(224)	(168)

	1,393	1,315

	10,312	11,359

Other assets:
Intangibles, less accumulated amortization (Note 3) (2008 — $339; 2007 — $324)	2,693	2,871
Goodwill (Note 3)	—	2,280
Aircraft lease deposits	297	340
Restricted cash	218	431
Investments (Note 20)	81	122
Other, net (Note 3)	998	721

	4,287	6,765

	$19,465	$24,223

See accompanying Combined Notes to Consolidated Financial Statements.

UAL Corporation and Subsidiary Companies
Statements of Consolidated Financial Position
(In millions, except shares)

	At December 31,
	2008	2007
Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Advance ticket sales	$1,530	$1,918
Mileage Plus deferred revenue	1,414	1,268
Accounts payable	829	877
Long-term debt maturing within one year (Note 12)	782	678
Accrued salaries, wages and benefits	756	896
Fuel derivative instruments (Note 13)	718	—
Fuel purchase commitments	219	493
Current obligations under capital leases (Note 15)	168	250
Accrued interest	112	141
Distribution payable (Note 21)	4	257
Advanced purchase of miles (Note 17)	—	694
Other	749	507

	7,281	7,979

Long-term debt (Note 12)	5,862	6,221
Long-term obligations under capital leases (Note 15)	1,192	1,106

Other liabilities and deferred credits:
Mileage Plus deferred revenue	2,768	2,569
Postretirement benefit liability (Note 9)	1,812	1,829
Advanced purchase of miles (Note 17)	1,087	—
Deferred income taxes	804	642
Other	980	896

	7,451	5,936

Commitments and contingent liabilities (Note 14)
Mandatorily convertible preferred securities (Note 5)	—	371

Stockholders’ equity (deficit):
Preferred stock (Note 5)	—	—
Common stock at par, $0.01 par value; authorized 1,000,000,000 shares; outstanding 140,037,928 and 116,921,049 shares at December 31, 2008 and 2007, respectively (Note 5)	1	1
Additional capital invested	2,919	2,392
Retained earnings (deficit)	(5,308)	91
Stock held in treasury, at cost (Note 5)	(26)	(15)
Accumulated other comprehensive income (Note 11)	93	141

	(2,321)	2,610

	$19,465	$24,223

See accompanying Combined Notes to Consolidated Financial Statements.

UAL Corporation and Subsidiary Companies
Statements of Consolidated Cash Flows
(In millions)

	Successor			Predecessor
			Period from	Period from
	Year Ended		February 1 to	January 1 to
	December 31,		December 31,	January 31,
	2008	2007	2006	2006
Cash flows provided (used) by operating activities:
Net income (loss) before reorganization items	$(5,396)	$360	$7	$(83)
Adjustments to reconcile to net cash provided (used) by operating activities —
Goodwill impairment	2,277	—	—	—
Other impairments and special items	339	(89)	(36)	—
Depreciation and amortization	932	925	820	68
Mileage Plus deferred revenue and advanced purchase of miles	738	170	269	14
Debt and lease discount amortization	97	84	101	—
Share-based compensation	31	49	159	—
Deferred income taxes	(26)	310	21	—
Pension expense (benefit), net of contributions	(13)	(5)	(4)	8
Postretirement benefit expense, net of contributions	1	7	76	(9)
Gain on sale of investments	—	(41)	—	—
Other operating activities	27	54	56	(7)
Changes in assets and liabilities —
Increase in fuel hedge collateral	(965)	—	—	—
Net change in fuel derivative instruments and related pending settlements	858	—	—	—
Increase (decrease) in accrued liabilities	(155)	189	(257)	154
Increase (decrease) in advance ticket sales	(388)	249	4	109
Decrease (increase) in other current assets	257	(269)	14	(24)
Decrease (increase) in receivables	195	(59)	131	(88)
Increase (decrease) in accounts payable	(48)	200	40	19

	(1,239)	2,134	1,401	161

Cash flows provided (used) by reorganization activities:
Reorganization items, net	—	—	—	22,934
Discharge of claims and liabilities	—	—	—	(24,628)
Revaluation of Mileage Plus frequent flyer deferred revenue	—	—	—	2,399
Revaluation of other assets and liabilities	—	—	—	(2,106)
Increase (decrease) in other liabilities	—	—	—	37
Increase in non-aircraft claims accrual	—	—	—	429
Pension curtailment, settlement and employee claims	—	—	—	912

	—	—	—	(23)

Cash flows provided (used) by investing activities:
Net (purchases) sales of short-term investments	2,295	(1,983)	(237)	2
(Increase) decrease in restricted cash	484	91	313	(203)
Additions to property and equipment	(415)	(658)	(332)	(30)
Additions to deferred software costs	(60)	(65)	(46)	—
Proceeds from asset sale-leasebacks	274	—	—	—
Proceeds on disposition of property and equipment	94	19	40	(1)
Proceeds on litigation of advanced deposits	41	—	—	—
Proceeds on sale of investments	—	128	56	—
Purchases of EETC securities	—	(96)	—	—
Decrease in segregated funds	—	—	200	—
Other, net	8	4	(6)	(6)

	2,721	(2,560)	(12)	(238)

Cash flows provided (used) by financing activities:
Proceeds from Credit Facility	—	—	2,961	—
Repayment of Credit Facility	(18)	(1,495)	(175)	—
Repayment of other long-term debt	(666)	(1,257)	(664)	(24)
Proceeds from issuance of long-term debt	337	694	—	—
Special distribution to common shareholders	(253)	—	—	—
Principal payments under capital leases	(235)	(177)	(99)	(5)
Decrease in aircraft lease deposits	155	80	—	—
Payment of deferred financing costs	(120)	(18)	(66)	(1)
Proceeds from sale of common stock	107	—	—	—
Purchases of treasury stock	(11)	(11)	(4)	—
Repayment of DIP financing	—	—	(1,157)	—
Proceeds from exercise of stock options	—	35	10	—
Other, net	2	2	6	—

	(702)	(2,147)	812	(30)

Increase (decrease) in cash and cash equivalents during the period	780	(2,573)	2,201	(130)
Cash and cash equivalents at beginning of period	1,259	3,832	1,631	1,761

Cash and cash equivalents at end of period	$2,039	$1,259	$3,832	$1,631

See accompanying Combined Notes to Consolidated Financial Statements.

UAL Corporation and Subsidiary Companies
Statements of Consolidated Stockholders’ Equity (Deficit)
(In millions)

					Accumulated
					Other
		Additional	Retained		Comprehensive
	Common	Capital	Earnings	Treasury	Income
	Stock	Invested	(Deficit)	Stock	(Loss)	Total

Predecessor Company
Balance at December 31, 2005	$1	$5,064	$(29,122)	$(1,467)	$(36)	$(25,560)

Net loss before reorganization items — January 2006	—	—	(83)	—	—	(83)
Reorganization items — January 2006	—	—	(1,401)	—	—	(1,401)

Subtotal	1	5,064	(30,606)	(1,467)	(36)	(27,044)

Fresh-start adjustments:
Unsecured claims and debt discharge	—	—	24,628	—	—	24,628
Valuation adjustments, net	—	—	(293)	—	—	(293)

Balance at January 31, 2006	1	5,064	(6,271)	(1,467)	(36)	(2,709)

Fresh-start adjustments:
Cancellation of preferred and common stock	(1)	(5,064)	—	1,467	—	(3,598)
Elimination of accumulated deficit and accumulated other comprehensive loss	—	—	6,271	—	36	6,307
Issuance of new equity interests in connection with emergence from Chapter 11	1	1,884	—	—	—	1,885

Successor Company
Balance at February 1, 2006	1	1,884	—	—	—	1,885

Net income from February 1, 2006 to December 31, 2006	—	—	7	—	—	7
Other comprehensive income (loss), net:
Unrealized loss on derivatives, net	—	—	—	—	(5)	(5)

Total comprehensive income, net	—	—	7	—	(5)	2

Equity component of convertible debt issued (Adoption of APB 14-1) (Note 1)	—	253	—	—	—	253
Adoption of SFAS 158, net $47 of tax	—	—	—	—	87	87
Preferred stock dividends	—	—	(9)	—	—	(9)
Share-based compensation	—	159	—	—	—	159
Proceeds from exercise of stock options	—	10	—	—	—	10
Treasury stock acquisitions	—	—	—	(4)	—	(4)

Balance at December 31, 2006	1	2,306	(2)	(4)	82	2,383

Net income	—	—	360	—	—	360
Other comprehensive income, net:
Unrealized gains on financial instruments, net	—	—	—	—	5	5
Pension and other postretirement plans (Note 9)
Net gain arising during period, net $63 of tax	—	—	—	—	102	102
Less: amortization of prior period gains, net	—	—	—	—	(8)	(8)

Total pension and other postretirement plans	—	—	—	—	94	94

Total comprehensive income, net	—	—	360	—	99	459

Common stock distribution declared	—	—	(257)	—	—	(257)
Preferred stock dividends	—	—	(10)	—	—	(10)
Tax adjustment on SFAS 158 adoption (Note 11)	—	—	—	—	(40)	(40)
Share-based compensation	—	49	—	—	—	49
Proceeds from exercise of stock options	—	35	—	—	—	35
Adoption of FIN 48	—	2	—	—	—	2
Treasury stock acquisitions	—	—	—	(11)	—	(11)

Balance at December 31, 2007	1	2,392	91	(15)	141	2,610

Net loss	—	—	(5,396)	—	—	(5,396)
Other comprehensive income (loss):
Unrealized losses on financial instruments	—	—	—	—	(37)	(37)
Pension and other postretirement plans (Note 9)
Net gain arising during period	—	—	—	—	8	8
Less: amortization of prior period gains	—	—	—	—	(19)	(19)

Total pension and other postretirement plans	—	—	—	—	(11)	(11)

Total comprehensive loss, net	—	—	(5,396)	—	(48)	(5,444)

Preferred stock dividends	—	—	(3)	—	—	(3)
Conversion of preferred stock	—	374	—	—	—	374
Sale of common stock	—	122	—	—	—	122
Share-based compensation	—	31	—	—	—	31
Treasury stock acquisitions	—	—	—	(11)	—	(11)

Balance at December 31, 2008	$1	$2,919	$(5,308)	$(26)	$93	$(2,321)

See accompanying Combined Notes to Consolidated Financial Statements.

United Air Lines, Inc. and Subsidiary Companies
Statements of Consolidated Operations
(In millions)

	Successor			Predecessor
			Period from	Period from
	Year Ended		February 1 to	January 1 to
	December 31,		December 31,	January 31,
	2008	2007	2006	2006
Operating revenues:
Passenger — United Airlines	$15,337	$15,254	$13,293	$1,074
Passenger — Regional affiliates	3,098	3,063	2,697	204
Cargo	854	770	694	56
Special operating items (Note 19)	—	45	—	—
Other operating revenues	948	999	1,196	120

	20,237	20,131	17,880	1,454

Operating expenses:
Aircraft fuel	7,722	5,003	4,462	362
Salaries and related costs	4,312	4,257	3,907	358
Regional affiliates	3,248	2,941	2,596	228
Purchased services	1,375	1,346	1,146	97
Aircraft maintenance materials and outside repairs	1,096	1,166	929	80
Depreciation and amortization	932	925	820	68
Landing fees and other rent	862	876	800	75
Distribution expenses	710	779	738	60
Aircraft rent	411	409	386	30
Cost of third party sales	269	312	604	63
Goodwill impairment (Note 3)	2,277	—	—	—
Other impairments and special items (Notes 3 and 19)	339	(44)	(36)	—
Other operating expenses	1,077	1,129	1,017	85

	24,630	19,099	17,369	1,506

Earnings (loss) from operations	(4,393)	1,032	511	(52)

Other income (expense):
Interest expense	(571)	(703)	(747)	(42)
Interest income	112	260	250	6
Interest capitalized	20	19	15	—
Gain on sale of investment (Note 20)	—	41	—	—
Miscellaneous, net (Note 13)	(550)	1	11	—

	(989)	(382)	(471)	(36)
Earnings (loss) before reorganization items, income taxes and equity in earnings of affiliates	(5,382)	650	40	(88)
Reorganization items, net (Note 4)	—	—	—	22,709

Earnings (loss) before income taxes and equity in earnings of affiliates	(5,382)	650	40	22,621
Income tax expense (benefit)	(22)	296	29	—

Earnings (loss) before equity in earnings of affiliates	(5,360)	354	11	22,621
Equity in earnings of affiliates, net of tax	6	5	3	5

Net income (loss)	$(5,354)	$359	$14	$22,626

See accompanying Combined Notes to Consolidated Financial Statements.

United Air Lines, Inc. and Subsidiary Companies
Statements of Consolidated Financial Position
(In millions, except shares)

	December 31,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$2,033	$1,239
Short-term investments	—	2,259
Restricted cash	50	291
Fuel hedge collateral deposits	953	—
Receivables, less allowance for doubtful accounts (2008 — $24; 2007 — $27)	704	880
Prepaid fuel	219	493
Deferred income taxes	265	75
Receivables from related parties	214	151
Aircraft fuel, spare parts and supplies, less obsolescence allowance (2008 — $48; 2007 — $25)	237	242
Prepaid expenses and other	376	514

	5,051	6,144

Operating property and equipment:
Owned —
Flight equipment	8,766	9,329
Advances on flight equipment	—	91
Other property and equipment	1,751	1,669

	10,517	11,089
Less — accumulated depreciation and amortization	(1,598)	(1,062)

	8,919	10,027

Capital leases —
Flight equipment	1,578	1,449
Other property and equipment	39	34

	1,617	1,483
Less — accumulated amortization	(224)	(168)

	1,393	1,315

	10,312	11,342

Other assets:
Intangibles, less accumulated amortization (Note 3) (2008 — $339; 2007 — $324)	2,693	2,871
Goodwill (Note 3)	—	2,280
Aircraft lease deposits	297	340
Restricted cash	217	431
Investments (Note 20)	81	122
Other, net (Note 3)	984	708

	4,272	6,752

	$19,635	$24,238

See accompanying Combined Notes to Consolidated Financial Statements.

United Air Lines, Inc. and Subsidiary Companies
Statements of Consolidated Financial Position
(In millions, except shares)

	December 31,
	2008	2007
Liabilities and Stockholder’s Equity (Deficit)
Current liabilities:
Advance ticket sales	$1,530	$1,918
Mileage Plus deferred revenue	1,414	1,268
Accounts payable	833	882
Long-term debt maturing within one year (Note 12)	780	678
Accrued salaries, wages and benefits	756	896
Fuel derivative instruments (Note 13)	718	—
Fuel purchase commitments	219	493
Current obligations under capital leases (Note 15)	168	250
Accrued interest	112	141
Advanced purchase of miles (Note 17)	—	694
Other	1,016	723

	7,546	7,943

Long-term debt (Note 12)	5,861	6,218
Long-term obligations under capital leases (Note 15)	1,192	1,106

Other liabilities and deferred credits:
Mileage Plus deferred revenue	2,768	2,569
Postretirement benefit liability (Note 9)	1,812	1,829
Advanced purchase of miles (Note 17)	1,087	—
Deferred income taxes	724	559
Other	981	895

	7,372	5,852

Commitments and contingent liabilities (Note 14)
Parent company mandatorily convertible preferred securities (Note 5)	—	371

Stockholder’s equity (deficit):
Common stock at par, $5 par value; authorized 1,000 shares; issued 205 shares at December 31, 2008 and 2007	—	—
Additional capital invested	2,831	2,253
Retained earnings (deficit)	(5,260)	354
Accumulated other comprehensive income	93	141

	(2,336)	2,748

	$19,635	$24,238

See accompanying Combined Notes to Consolidated Financial Statements.

United Air Lines, Inc. and Subsidiary Companies
Statements of Consolidated Cash Flows
(In millions)

	Successor			Predecessor
			Period from	Period from
	Year Ended		February 1 to	January 1 to
	December 31,		December 31,	January 31,
	2008	2007	2006	2006
Cash flows provided (used) by operating activities:
Net income (loss) before reorganization items	$(5,354)	$359	$14	$(83)
Adjustments to reconcile to net cash provided (used) by operating activities —
Goodwill impairment	2,277	—	—	—
Other impairments and special items	339	(89)	(36)	—
Depreciation and amortization	932	925	820	68
Mileage Plus deferred revenue and advanced purchase of miles	738	170	269	14
Debt and lease discount amortization	97	84	101	—
Share-based compensation	31	49	159	—
Deferred income taxes	(26)	318	29	—
Pension expense (benefit), net of contributions	(13)	(5)	(4)	8
Postretirement benefit expense, net of contributions	1	7	76	(9)
Gain on sale of investment	—	(41)	—	—
Other operating activities	(27)	46	62	3
Changes in assets and liabilities —
Increase in fuel hedge collateral	(965)	—	—	—
Net change in fuel derivative instruments and related pending settlements	858	—	—	—
Increase (decrease) in accrued liabilities	(128)	172	(263)	152
Increase (decrease) in advance ticket sales	(388)	249	4	109
Decrease (increase) in other current assets	257	(269)	13	(26)
Decrease (increase) in receivables	197	(58)	131	(98)
Increase (decrease) in accounts payable	(49)	210	50	25

	(1,223)	2,127	1,425	163

Cash flows provided (used) by reorganization activities:
Reorganization items, net	—	—	—	22,709
Discharge of claims and liabilities	—	—	—	(24,389)
Revaluation of Mileage Plus frequent flyer deferred revenue	—	—	—	2,399
Revaluation of other assets and liabilities	—	—	—	(2,111)
Increase (decrease) in other liabilities	—	—	—	38
Increase in non-aircraft claims accrual	—	—	—	421
Pension curtailment, settlement and termination	—	—	—	912

	—	—	—	(21)

Cash flows provided (used) by investing activities:
Net (purchases) sales of short-term investments	2,259	(1,951)	(233)	2
(Increase) decrease in restricted cash	455	87	322	(203)
Additions to property and equipment	(415)	(658)	(332)	(30)
Additions to deferred software costs	(60)	(65)	(46)	—
Proceeds from asset sale-leasebacks	274	—	—	—
Proceeds on disposition of property and equipment	93	18	40	(1)
Proceeds from litigation on advanced deposits	41	—	—	—
Proceeds on sale of investments	—	128	—	—
Purchases of EETC securities	—	(96)	—	—
Decrease in segregated funds	—	—	200	—
Other, net	9	4	(6)	(6)

	2,656	(2,533)	(55)	(238)

Cash flows provided (used) by financing activities:
Proceeds from Credit Facility	—	—	2,961	—
Repayment of Credit Facility	(18)	(1,495)	(175)	—
Repayment of other long-term debt	(664)	(1,255)	(663)	(24)
Proceeds from issuance of long-term debt	337	694	—	—
Dividend to parent	(257)	—	—	—
Capital contributions from parent	163	—	—	—
Principal payments under capital leases	(235)	(177)	(99)	(5)
Decrease in aircraft lease deposits	155	80	—	—
Payment of deferred financing costs	(120)	(18)	(66)	(1)
Repayment of DIP financing	—	—	(1,157)	—
Proceeds from exercise of stock options	—	35	10	—
Other, net	—	2	2	—

	(639)	(2,134)	813	(30)

Increase (decrease) in cash and cash equivalents during the period	794	(2,540)	2,183	(126)
Cash and cash equivalents at beginning of period	1,239	3,779	1,596	1,722

Cash and cash equivalents at end of period	$2,033	$1,239	$3,779	$1,596

See accompanying Combined Notes to Consolidated Financial Statements.

United Air Lines, Inc. and Subsidiary Companies
Statements of Consolidated Stockholder’s Equity (Deficit)
(In millions)

					Accumulated
	Receivable		Additional	Retained	Other
	from	Common	Capital	Earnings	Comprehensive
	Affiliates	Stock	Invested	(Deficit)	Income (Loss)	Total
Predecessor Company
Balance at December 31, 2005	$(1,237)	$—	$4,213	$(28,809)	$(36)	$(25,869)

Net loss before reorganization items—January 2006	—	—	—	(83)	—	(83)
Reorganization items — January 2006	—	—	—	(1,392)	—	(1,392)

Subtotal	(1,237)	—	4,213	(30,284)	(36)	(27,344)
Fresh start adjustments:
Unsecured claims and debt discharge	—	—	—	24,389	—	24,389
Valuation adjustments, net	—	—	—	(288)	—	(288)

Balance at January 31, 2006	(1,237)	—	4,213	(6,183)	(36)	(3,243)

Fresh start adjustments:
Elimination of accumulated deficit and accumulated other comprehensive loss	—	—	—	6,183	36	6,219
Cancellation of receivable from affiliates and additional capital invested	1,237	—	(4,213)	—	—	(2,976)
Issuance of new equity interests in connection with emergence from Chapter 11	—	—	1,952	—	—	1,952

Successor Company
Balance at February 1, 2006	—	—	1,952	—	—	1,952

Net income from February 1 to December 31, 2006	—	—	—	14	—	14
Other comprehensive income (loss), net:
Unrealized loss on derivatives, net	—	—	—	—	(5)	(5)

Total comprehensive income, net	—	—	—	14	(5)	9

Adoption of SFAS 158, net $47 of tax	—	—	—	—	87	87
Equity component of convertible debt issued (Adoption of APB 14-1) (Note 1)	—	—	253	—	—	253
Preferred stock dividends (Note 5)	—	—	—	(9)	—	(9)
Asset contribution from parent	—	—	6	—	—	6
Share-based compensation	—	—	159	—	—	159
Proceeds from exercise of stock options	—	—	10	—	—	10

Balance at December 31, 2006	—	—	2,380	5	82	2,467

Net income	—	—	—	359	—	359
Other comprehensive income, net:
Unrealized gains on financial instruments, net	—	—	—	—	5	5
Pension and other postretirement plans (Note 9)
Net gain arising during period, net $63 of tax	—	—	—	—	102	102
Less: amortization of prior period gains, net	—	—	—	—	(8)	(8)

Total pension and other postretirement plans	—	—	—	—	94	94

Total comprehensive income, net	—	—	—	359	99	458

Preferred stock dividends (Note 5)	—	—	—	(10)	—	(10)
Adoption of FIN 48	—	—	2	—	—	2
Tax adjustment on SFAS 158 adoption (Note 11)	—	—	—	—	(40)	(40)
MPI Note forgiveness (Note 18)	—	—	(213)	—	—	(213)
Share-based compensation	—	—	49	—	—	49
Proceeds from exercise of stock options	—	—	35	—	—	35

Balance at December 31, 2007	—	—	2,253	354	141	2,748

Net loss	—	—	—	(5,354)	—	(5,354)
Other comprehensive income (loss):
Unrealized losses on financial instruments	—	—	—	—	(37)	(37)
Pension and other postretirement plans (Note 9)
Net gain (loss) arising during period	—	—	—	—	8	8
Less: amortization of prior period gains	—	—	—	—	(19)	(19)

Total pension and other postretirement plans	—	—	—	—	(11)	(11)

Total comprehensive loss, net	—	—	—	(5,354)	(48)	(5,402)

Dividend to parent	—	—	—	(257)	—	(257)
Preferred stock dividends (Note 5)	—	—	—	(3)	—	(3)
Conversion of preferred stock	—	—	374	—	—	374
Capital contributions from parent (Note 18)	—	—	173	—	—	173
Share-based compensation	—	—	31	—	—	31

Balance at December 31, 2008	$—	$—	$2,831	$(5,260)	$93	$(2,336)

See accompanying Combined Notes to Consolidated Financial Statements.

UAL Corporation and Subsidiary Companies
Combined Notes to Consolidated Financial Statements
The Company
UAL Corporation (together with its consolidated subsidiaries, “UAL”) is a holding company whose principal, wholly-owned subsidiary is United Air Lines, Inc. (together with its consolidated subsidiaries, “United”). We sometimes use the words “we,” “our,” “us” and the “Company” in this Annual Report on Form 10-K for disclosures that relate to both UAL and United.
This Annual Report on Form 10-K is a combined report of UAL and United. Therefore, these Combined Notes to Consolidated Financial Statements apply to both UAL and United, unless otherwise noted. As UAL consolidates United for financial statement purposes, disclosures that relate to activities of United also apply to UAL.
(1) Summary of Significant Accounting Policies
(a)	Basis of Presentation—UAL is a holding company whose principal subsidiary is United. The Company’s consolidated financial statements include the accounts of its majority-owned affiliates. All significant intercompany transactions are eliminated. Certain prior year amounts have been reclassified to conform to the current year’s presentation. Reclassifications in the Statements of Consolidated Cash Flows include reclassifications of “Other impairments and special items” and “Additions to deferred software costs” which are currently classified as a separate line items and were historically classified within “Other operating activities” and “Other investing activities,” respectively.

Upon emergence from its Chapter 11 proceedings, the Company adopted fresh-start reporting in accordance with American Institute of Certified Public Accountants’ Statement of Position 90-7, Financial Reporting by Entities in Reorganization under the Bankruptcy Code (“SOP 90-7”) as of February 1, 2006. The Company’s emergence from reorganization resulted in a new reporting entity with no retained earnings or accumulated deficit as of February 1, 2006 (the “Effective Date”). Accordingly, the Company’s consolidated financial statements for periods before February 1, 2006 are not comparable to consolidated financial statements presented on or after February 1, 2006. References to “Successor Company” refer to UAL and United on or after February 1, 2006, after giving effect to the adoption of fresh-start reporting. References to “Predecessor Company” refer to UAL and United before February 1, 2006. See Note 4, “Voluntary Reorganization Under Chapter 11—Fresh-Start Reporting,” for further details.

(b)	Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

The Company estimates fair value of its financial instruments and its reporting units and indefinite-lived intangible assets for testing impairment of indefinite-lived intangible assets, including goodwill. These estimates and assumptions are inherently subject to significant uncertainties and contingencies beyond the control of the Company. Accordingly, the Company cannot provide assurance that the estimates, assumptions and values reflected in the valuations will be realized, and actual results could vary materially.

(c)	Airline Revenues—The value of unused passenger tickets and miscellaneous charge orders (“MCOs”) are included in current liabilities as advance ticket sales. United records passenger ticket sales and tickets sold by other airlines for use on United as operating revenues when the transportation is provided or when the ticket expires. Tickets sold by other airlines are recorded at the estimated values to be billed to the other airlines. Non-refundable tickets generally expire on the date of the intended flight, unless the date is extended by notification from the customer on or before the intended flight date. Fees charged in association with changes or extensions to non-refundable tickets are recorded as passenger revenue at the time the fee is incurred. Change fees related to non-refundable tickets are considered a separate transaction from the air transportation because they represent a charge for the Company’s additional service to modify a previous order. Therefore, the pricing of the change fee and the initial customer order are separately determined and represent distinct earnings processes. Refundable tickets expire after one year. MCOs can be exchanged for a passenger ticket or refunded after issuance. United estimates the amount of MCOs that will not be exchanged or refunded and recognizes revenue for these MCOs ratably over the redemption period, based on historical experience.

United records an estimate of tickets that have been used, but not recorded as revenue due to system processing errors, as revenue in the month of sale based on historical results. Due to complex industry pricing structures, refund and exchange policies and interline agreements with other airlines, certain amounts are recognized as revenue using estimates both as to the timing of recognition and the amount of revenue to be recognized. These estimates are based on the evaluation of actual historical results. United recognizes cargo and mail revenue as service is provided.

(d)	Cash and Cash Equivalents, Short-Term Investments, Restricted Cash—Cash in excess of operating requirements is invested in short-term, highly liquid investments. Investments with a maturity of three months or less on their acquisition date are classified as cash and cash equivalents. Other investments are classified as short-term investments. Investments classified as held-to-maturity are stated at amortized cost, which approximates market due to their short-term maturities. Investments in debt securities classified as available-for-sale are stated at fair value. The gains or losses from sales of available-for-sale securities are included in other comprehensive income.

As of December 31, 2008, approximately 50% of the Company’s cash and cash equivalents consisted of money market funds directly or indirectly invested in U.S. treasury securities with the remainder largely in money market funds that are covered by the new government money market funds guarantee program. There are no withdrawal restrictions at the present time on any of the money market funds in which the Company has invested. In addition, the Company has no auction rate securities as of December 31, 2008. At December 31, 2007, UAL’s and United’s investments in debt securities classified as held-to-maturity included $1.3 billion and $1.2 billion, respectively, recorded in cash and cash equivalents and $2.3 billion recorded in short-term investments for both UAL and United.

In 2008 and 2007, restricted cash includes cash collateral to secure workers’ compensation obligations and reserves for institutions that process credit card ticket sales. The Company classifies changes in restricted cash balances as an investing activity in its statement of consolidated cash flows, because we consider restricted cash similar to an investment. Certain other companies within our industry also classify certain of their restricted cash transactions as investing activities in their statement of cash flows, while others classify certain of their restricted cash transactions as operating activities in their statement of cash flows. The pro-forma impact of UAL classifying all changes in its restricted cash balances as operating activities in the years ended December 31, 2008 and 2007, the eleven month period from February 1, 2006 to December 31, 2006 and the one month period ended January 31, 2006 is shown in the table below:

	Successor			Predecessor
			Period from	Period from
	Year Ended	Year Ended	February 1 to	January 1 to
	December 31,	December 31,	December 31,	January 31,
(In millions)	2008	2007	2006	2006
Cash flows provided (used) from operating activities	$(1,239)	$2,134	$1,401	$161
Adjustment for (increase) decrease in restricted cash	484	91	313	(203)

Pro-forma cash flows provided (used) from operating activities	$(755)	$2,225	$1,714	$(42)

Cash flows provided (used) from investing activities	$2,721	$(2,560)	$(12)	$(238)
Adjustment for increase (decrease) in restricted cash	(484)	(91)	(313)	203

Pro-forma cash flows provided (used) from investing activities	$2,237	$(2,651)	$(325)	$(35)

See Note 20, “Investments,” for information related to the Company’s investments in noncurrent debt securities.

(e)	Aircraft Fuel, Spare Parts and Supplies—The Company records fuel, maintenance, operating supplies and aircraft spare parts at cost when acquired and provides an obsolescence allowance for aircraft spare parts.

(f)	Operating Property and Equipment—The Company records additions to owned operating property and equipment at cost when acquired. Property under capital leases and the related obligation for future lease payments are recorded at an amount equal to the initial present value of those lease payments. Owned operating property and equipment, and equipment under capital leases, were stated at fair value as of February 1, 2006 upon the adoption of fresh-start reporting.

Depreciation and amortization of owned depreciable assets is based on the straight-line method over the assets’ estimated service lives. Leasehold improvements are amortized over the remaining term of the lease, including estimated facility renewal options when renewal is reasonably assured at key airports, or the estimated service life of the related asset, whichever is less. Properties under capital leases are amortized on the straight-line method over the life of the lease or, in the case of certain aircraft, over their estimated service lives. Amortization of capital leases is included in depreciation and amortization expense. The estimated useful lives of our property and equipment are as follows:

Estimated Useful Life (in years)
Aircraft	27 to 30
Buildings	25 to 45
Other property and equipment	4 to 15
Software (a)	5
Aircraft lease terms	3 to 17
Building lease terms	40

(a)	The carrying amount of computer software, which is classified as noncurrent other assets in our Statements of Consolidated Financial Position, was $182 million and $157 million at December 31, 2008 and 2007, respectively.
Maintenance and repairs, including the cost of minor replacements, are charged to maintenance expense as incurred, except for costs incurred under our power-by-the-hour engine maintenance agreements, which are expensed based upon the number of hours flown. Costs of additions to and renewals of units of property are capitalized as property and equipment additions.

(g)	Mileage Plus Awards—The Company has an agreement with its co-branded credit card partner that requires our partner to purchase miles in advance of when miles are awarded to the co-branded partner’s cardholders (referred to as “pre-purchased miles”). These sales are deferred when received by United in our Statements of Consolidated Financial Position as “Advanced purchase of miles.” Subsequently, when our credit card partner awards pre-purchased miles to its cardholders, we transfer the related air transportation element for the awarded miles from “Advanced purchase of miles” to “Mileage Plus deferred revenue” at estimated fair value and record the residual marketing element as “Other operating revenue.” The deferred revenue portion is then subsequently recognized as passenger revenue when transportation is provided in exchange for the miles awarded. Additional information on accounting for each of these elements is as follows:

Air Transportation Element. The Company defers the portion of the sales proceeds that represents estimated fair value of the air transportation and recognizes that amount as revenue when transportation is provided. The fair value of the air transportation component is determined based upon the equivalent ticket value of similar fares on United and amounts paid to other airlines for miles. The initial revenue deferral is presented as “Mileage Plus deferred revenue” on our Statements of Consolidated Financial Position. When recognized, the revenue related to the air transportation component is classified as “passenger revenues” in our Statements of Consolidated Operations.

Marketing-related element. The amount of revenue from the marketing-related element is determined by subtracting the fair value of the air transportation from the total sales proceeds. The residual portion of the sales proceeds related to marketing activities is recognized when miles are awarded. This portion is recognized as “Other operating revenues” in our Statements of Consolidated Operations.

The Company’s frequent flyer obligation was recorded at fair value at February 1, 2006, the effective date of the Company’s emergence from bankruptcy. The deferred revenue measurement method used to record fair value of the frequent flyer obligation on and after the Effective Date is to allocate an equivalent weighted-average ticket value to each outstanding mile, based upon projected redemption patterns for available award choices when such miles are consumed. Such value is estimated assuming redemptions on both United and other participating carriers in the Mileage Plus program and by estimating the relative proportions of awards to be redeemed by class of service within broad geographic regions of the Company’s operations, including North America, Atlantic, Pacific and Latin America.

The estimation of the fair value of each award mile requires the use of several significant assumptions, for which significant management judgment is required. For example, management must estimate how many miles are projected to be redeemed on United, versus on other airline partners. Since the equivalent ticket value of miles redeemed on United and on other carriers can vary greatly, this assumption can materially affect the calculation of the weighted-average ticket value from period to period.

Management must also estimate the expected redemption patterns of Mileage Plus customers, who have a number of different award choices when redeeming their miles, each of which can have materially different estimated fair values. Such choices include different classes of service (first, business and several coach award levels), as well as different flight itineraries, such as domestic and international routings and different itineraries within domestic and international regions of United’s and other participating carriers’ route networks. Customer redemption patterns may also be influenced by program changes, which occur from time to time and introduce new award choices, or make material changes to the terms of existing award choices. Management must often estimate the probable impact of such program changes on future customer behavior, which requires the use of significant judgment. Management uses historical customer redemption patterns as the best single indicator of future redemption behavior in making its estimates, but changes in customer mileage redemption behavior to patterns which are not consistent with historical behavior can result in material changes to deferred revenue balances, and to recognized revenue.

The Company measures its deferred revenue obligation using all awarded and outstanding miles, regardless of whether or not the customer has accumulated enough miles to redeem an award. Eventually these customers will accumulate enough miles to redeem awards, or their accounts will deactivate after a period of inactivity, in which case the Company will recognize the related revenue through its revenue recognition policy for expired miles.

The Company recognizes revenue related to expected expired miles over the estimated redemption period. Management’s estimate of the expected expiration of miles requires significant management judgment. In early 2007, the Company announced that it was reducing the expiration period for inactive accounts from 36 months to 18 months effective December 31, 2007. The change in the expiration period increased revenues by $246 million in 2007. Current and future changes to expiration assumptions or to the expiration policy, or to program rules and program redemption opportunities, may result in material changes to the deferred revenue balance, as well as recognized revenues from the program. In 2008, the Company updated certain of its assumptions related to the recognition of revenue for expiration of miles. Based on additional analysis of mileage redemption and expiration patterns, the Company revised the estimated number of miles that are expected to expire from 15% to 24% of earned miles, including miles that will expire or go unredeemed for reasons other than account deactivation. In 2008, the Company also extended the total time period over which revenue from the expiration of miles is recognized based upon the estimated period of miles redemption. This change did not materially impact the Company’s Mileage Plus revenue recognition in 2008.

See Note 17, “Advanced Purchase of Miles,” for additional information related to the Mileage Plus program.

(h)	Deferred Gains (Losses)—Gains and losses on aircraft sale and leaseback transactions are deferred and amortized over the terms of the related leases as an adjustment to aircraft rent expense.

(i)	United Express—United has agreements under which independent regional carriers, flying under the United Express name, connect passengers to other United Express and/or United flights (the latter of which we also refer to as “mainline” operations, to distinguish them from United Express regional operations). The vast majority of United Express flights are operated under capacity agreements, while a relatively smaller number are operated under prorate agreements.

United Express operating revenues and expenses are classified as “Passenger—Regional affiliates” and “Regional affiliates,” respectively, in the Statements of Consolidated Operations. Regional affiliate expense includes both allocated and direct costs. Direct costs represent expenses that are specifically and exclusively related to United Express flying activities, such as capacity agreement payments, commissions, booking fees, fuel expenses and dedicated staffing. The capacity agreement payments are based on specific rates for various operating expenses of the United Express carriers, such as crew expenses, maintenance and aircraft ownership, some of which are multiplied by specific operating statistics (e.g., block hours, departures) while others are fixed per month. Allocated costs represent United Express’s portion of shared expenses and include charges for items such as airport operating costs, reservation-related costs, credit card discount fees and facility rents. For each of these expense categories, the Company estimates United Express’s portion of total expense and allocates the applicable portion of expense to the United Express carrier.

United has the right to exclusively operate and direct the operations of these aircraft and accordingly the minimum future lease payments for these aircraft are included in the Company’s lease obligations. See Note 10, “Segment Information” and Note 15, “Lease Obligations,” for additional information related to United Express.

The Company recognizes revenue as flown on a net basis for flights on United Express covered by prorate agreements.

As of December 31, 2008, United has call options on 159 regional jet aircraft currently being operated by certain United Express carriers. At December 31, 2008, none of the call options were exercisable because none of the required conditions to make an option exercisable by the Company were met.

(j)	Advertising—Advertising costs, which are included in other operating expenses, are expensed as incurred.

(k)	Intangibles—Goodwill was determined to be completely impaired in 2008. Goodwill represented the excess of the reorganization value of the Successor Company over the fair value of net tangible assets and identifiable intangible assets and liabilities resulting from the application of SOP 90-7. Indefinite-lived intangible assets are not amortized but are reviewed for impairment annually or more frequently if events or circumstances indicate that the asset may be impaired. The Mileage Plus customer database is amortized on an accelerated basis utilizing cash flows correlating to the expected attrition rate of the Mileage Plus database. The other customer relationships, which are included in “Contracts,” are amortized in a manner consistent with the timing and amount of revenues that the Company expects to generate from these customer relationships. All other definite-lived intangible assets are amortized on a straight-line basis over the estimated lives of the related assets.

In accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (“SFAS 142”), the Company applies a fair value-based impairment test to the net book value of goodwill and indefinite-lived intangible assets on an annual basis as of October 1, or on an interim basis whenever a triggering event occurs. SFAS 142 requires that a two-step impairment test be performed on goodwill. In the first step, the Company compares the fair value of each reporting unit to its carrying value. If the fair value of a reporting unit exceeds the carrying value of the net assets of the reporting unit, goodwill is not impaired and the Company is not required to perform further testing. If the carrying value of the net assets of a reporting unit exceeds the fair value of the reporting unit, then the Company must perform the second step to determine the implied fair value of the goodwill and compare it to the carrying value of the goodwill. If the carrying value of goodwill exceeds its implied fair value, then the Company must record an impairment charge equal to such difference.

See Note 3, “Asset Impairments and Intangible Assets,” for additional information related to intangibles, including impairments recognized in 2008.

(l)	Measurement of Impairments—In accordance with Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS 144”) and SFAS 142, the Company evaluates the carrying value of long-lived assets and intangible assets subject to amortization whenever events or changes in circumstances indicate that an impairment may exist. An impairment charge is recognized when the asset’s carrying value exceeds its net undiscounted future cash flows and its fair market value. The amount of the charge is the difference between the asset’s carrying value and fair market value. See Note 3, “Asset Impairments and Intangible Assets,” for information related to asset impairments recognized in 2008.

(m)	Share-Based Compensation—Stock-based compensation is accounted for in accordance with Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment (“SFAS 123R”) effective January 1, 2006. SFAS 123R requires companies to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. The resulting cost is recognized over the period during which an employee is required to provide service in exchange for the award, usually the vesting period. See Note 7, “Share-Based Compensation Plans,” for additional information.

(n)	Ticket Taxes—Certain governmental taxes are imposed on United’s ticket sales through a fee included in ticket prices. United collects these fees and remits them to the appropriate government agency. These fees are recorded on a net basis (excluded from operating revenues).

(o)	Early Retirement of Leased Aircraft—The Company accrues for the present value of future minimum lease payments, net of estimated sublease rentals (if any) in the period aircraft are removed from service. When reasonably estimable and probable, the Company estimates maintenance lease return condition obligations for items such as minimum aircraft and engine conditions specified in leases and accrues these amounts as contingent rent ratably over the lease term while the aircraft are operating, and any remaining unrecognized estimated obligations are accrued in the period an aircraft is removed from service. In addition, the Company accrues for an early termination lease penalty in the period that the Company executes an early return agreement with a lessor.

(p)	New Accounting Pronouncements—In June 2008, the Emerging Issues Task Force (“EITF”) of the Financial Accounting Standards Board (“FASB”) issued EITF Issue 07-5, Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity’s Own Stock, (“EITF 07-5”) which is effective for the Company beginning January 1, 2009. EITF 07-5 provides additional guidance as to the phrase “indexed to an entity’s own stock” for purposes of determining whether certain instruments or embedded features qualify for a scope exception in Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS 133”). The Company is still evaluating the impact, if any, that the adoption of EITF 07-5 will have on its results of operations and financial position based on its current financial instruments. The impact, if any, would be recorded as a cumulative adjustment to beginning retained earnings.

In March 2008, the FASB issued Statement of Financial Accounting Standards No. 161, Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133 (“SFAS 161”). This Statement changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS 133 and its related interpretations and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. SFAS 161 is effective for the Company for periods beginning January 1, 2009. The Company will incorporate the additional disclosures required under SFAS 161 into its future consolidated financial statements.

In February 2008, the FASB issued FSP No. 157-2, Effective Date of FASB Statement No. 157 (“FSP 157-2”). This FSP delayed the effective date of Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“SFAS 157”) for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis, until periods beginning January 1, 2009. The Company is currently evaluating the impact of SFAS 157 on the reporting and disclosure of its nonfinancial assets and nonfinancial liabilities.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141 (revised 2007), Business Combinations (“SFAS 141R”). This statement replaces Statement of Financial Accounting Standards No. 141, Business Combinations (“SFAS 141”). SFAS 141R retains the fundamental requirements in Statement No. 141 that the acquisition method of accounting be used for all business combinations and for an acquirer to be identified for each business combination. In addition, SFAS 141R provides new guidance intended to improve reporting by creating greater consistency in the accounting and financial reporting of business combinations, resulting in more complete, comparable and relevant information for users of financial statements. SFAS 141R is effective for the Company for any business combinations with an acquisition date on or after January 1, 2009. In accordance with the provisions of SFAS 141R that amended Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (“SFAS 109”), beginning January 1, 2009, the Company will be required to recognize any changes in the valuation allowance for deferred tax assets, which was established as part of fresh-start reporting, to be recognized as an adjustment to income tax expense. This reflects a change from current practice which requires changes in the valuation allowance to first reduce goodwill to zero and then to reduce intangible assets to zero.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51 (“SFAS 160”). This statement amends Accounting Research Bulletin 51, Consolidated Financial Statements, to establish accounting and reporting standards for the noncontrolling interest (also known as minority interest) in a subsidiary and for the deconsolidation of a subsidiary. SFAS 160 is effective for the Company for periods beginning January 1, 2009. The Company does not expect the adoption of SFAS 160 to have a significant impact on its consolidated financial statements.

Retrospective Adoption of APB 14-1 and EITF 03-6-1
The Company adopted FASB Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) (“APB 14-1”) and FASB Staff Position No. EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities (“EITF 03-6-1”) effective January 1, 2009, both of which required retrospective application. APB 14-1 requires the issuer of certain convertible debt instruments that may be settled in cash (or other assets) on conversion to separately account for the liability (debt) and equity (conversion option) components of the instrument in a manner that reflects the issuer’s non-convertible debt borrowing rate. The Company has two currently outstanding convertible debt instruments that are impacted by APB 14-1. Upon the original issuance of these two debt instruments in 2006, the Company recorded the net debt obligation as long-term debt in accordance with applicable accounting standards at that time. To adopt APB 14-1, effective January 1, 2009, the Company estimated the fair value, as of their dates of issuance, of its two applicable convertible debt instruments as if the instruments were issued without the conversion options. The difference between the fair value and the principal amounts of the instruments was $254 million. This amount was retrospectively applied to the Company’s financial statements from the issuance dates of the debt instruments in 2006, and was retrospectively recorded as a debt discount and as a component of equity. The discount is being amortized over the expected five-year life of the notes resulting in a non-cash increase to interest expense in historical and future periods. The Company’s cash obligations have not changed as a result of the Company’s adoption of these new standards.
The following tables reflect UAL and United’s previously reported amounts, along with the adjusted amounts as required by APB 14-1.

	UAL			United
	As	As	Effect	As	As	Effect
(In millions, except per share)	Reported	Adjusted	of Change	Reported	Adjusted	of Change
Statement of Consolidated Operations Year Ended December 31, 2008
Interest expense	$(523)	$(571)	$(48)	$(523)	$(571)	$(48)
Nonoperating expense	(941)	(989)	(48)	(941)	(989)	(48)
Loss before income taxes and equity earnings in affiliates	(5,379)	(5,427)	(48)	(5,334)	(5,382)	(48)
Net loss	(5,348)	(5,396)	(48)	(5,306)	(5,354)	(48)
Loss per share, basic and diluted	(42.21)	(42.59)	(0.38)	N/A	N/A	N/A
Total comprehensive loss	(5,396)	(5,444)	(48)	(5,354)	(5,402)	(48)

Statement of Consolidated Operations Year Ended December 31, 2007
Interest expense	(661)	(704)	(43)	(660)	(703)	(43)
Nonoperating expense	(342)	(385)	(43)	(339)	(382)	(43)
Income before income taxes and equity earnings in affiliates	695	652	(43)	693	650	(43)
Net income	403	360	(43)	402	359	(43)
Earnings per share, basic (a)	3.34	2.94	(0.40)	N/A	N/A	N/A
Earnings per share, diluted (a)	2.79	2.65	(0.14)	N/A	N/A	N/A
Total comprehensive income	502	459	(43)	501	458	(43)

Statement of Consolidated Operations February 1 — December 31, 2006
Interest expense	(728)	(746)	(18)	(729)	(747)	(18)
Nonoperating expense	(456)	(474)	(18)	(453)	(471)	(18)
Income before income taxes and equity earnings in affiliates	43	25	(18)	58	40	(18)
Net income	25	7	(18)	32	14	(18)
Earnings (loss) per share, basic and diluted	0.14	(0.02)	(0.16)	N/A	N/A	N/A
Total comprehensive income	20	2	(18)	27	9	(18)

(a)	Basic and diluted earnings per share for the year ended December 31, 2007 includes the combined impact of APB 14-1 and EITF 03-6-1. See additional discussion of EITF 03-6-1 below.

	UAL			United
	As	As	Effect	As	As	Effect
	Reported	Adjusted	of Change	Reported	Adjusted	of Change
Statement of Consolidated Financial Position (a) As of December 31, 2008
Long-term debt	$6,007	$5,862	$(145)	$6,007	$5,861	$(146)
Additional capital invested	2,666	2,919	253	2,578	2,831	253
Retained deficit	(5,199)	(5,308)	(109)	(5,151)	(5,260)	(109)

Statement of Consolidated Financial Position (a) As of December 31, 2007
Long-term debt	6,415	6,221	(194)	6,412	6,218	(194)
Additional capital invested	2,139	2,392	253	2,000	2,253	253
Retained earnings	152	91	(61)	415	354	(61)

(a)	The adoption of APB 14-1 also had minor impacts on Other Assets and Deferred Income Taxes as reported in the Company’s Statements of Consolidated Financial Position (Unaudited). APB 14-1 required an increase to the Company’s deferred tax liability and a decrease to its additional paid in capital. However, these impacts were substantially offset by a corresponding decrease in the valuation allowance for deferred tax assets and increase to additional paid in capital in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes.

The following table provides additional information about UAL’s convertible debt instruments that are subject to APB 14-1:

	As of		As of
	December 31, 2008		December 31, 2007
	4.5%	5% senior	4.5%	5% senior
	convertible	convertible	convertible	convertible
($ and shares in millions, except conversion prices)	notes	notes	notes	notes
Carrying amount of the equity component	$216	$38	$216	$38
Principal amount of the liability component	726	150	726	150
Unamortized discount of liability component	126	20	167	28
Net carrying amount of liability component	600	130	559	122
Remaining amortization period of discount	30 months	25 months
Conversion price	$32.64	$43.90
Number of shares to be issued upon conversion	22.2	3.4

	For the Period Ended December 31,
	2008		2007		2006 (Successor)
	4.5%	5% senior	4.5%	5% senior	4.5%	5% senior
	convertible	convertible	convertible	convertible	convertible	convertible
	notes	notes	notes	notes	notes	notes
Effective interest rate on liability component	12.8%	12.1%	12.8%	12.1%	12.8%	12.1%
Non-cash interest cost recognized	40	8	36	7	14	4
Cash interest cost recognized	33	7	33	7	14	7
EITF 03-6-1 clarifies that instruments granted in share-based payment transactions that are considered to be participating securities prior to vesting should be included in the earnings allocation under the two-class method of calculating earnings per share. The Company determined that its restricted shares granted under UAL’s share-based compensation plans are participating securities because the restricted shares participate in dividends. The impact of EITF 03-6-1 on 2007 basic and diluted earnings per share, calculated after the APB 14-1 adoption impact, was a $0.04 and $0.03, respectively, reduction in earnings per share. Net losses for the year ended December 31, 2008 and the eleven month period ended December 31, 2006 were not allocated to the nonvested shares in these periods because the shares do not participate in the losses.

The financial statement footnotes that were impacted by the adoption of these accounting standards include:

Note 6 — UAL Per Share Amounts;
Note 8 — Income Taxes;
Note 10 — Segment Information;
Note 12 — Debt Obligations and Card Processing Agreements;
Note 13 — Fair Value Measurements and Derivative Instruments;
Note 16 — Statement of Consolidated Cash Flows — Supplemental Disclosures; and
Note 22 — UAL Selected Quarterly Financial Data (Unaudited).

(q)	Income Tax Contingencies—The Company has recorded reserves for income taxes and associated interest that may become payable in future years. Certain of these reserves are for uncertain income tax positions which are accounted for in accordance with FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”), effective January 1, 2007. Although management believes that its positions taken on income tax matters are reasonable, the Company nevertheless has established tax and interest reserves in recognition that various taxing authorities may challenge certain of the positions taken by the Company, potentially resulting in additional liabilities for taxes and interest. The Company’s tax contingency reserves are reviewed periodically and are adjusted as events occur that affect its estimates, such as the availability of new information, the lapsing of applicable statutes of limitations, the conclusion of tax audits, the measurement of additional estimated liability, the identification of new tax contingencies, the release of administrative tax guidance affecting its estimates of tax liabilities, or the rendering of relevant court decisions. See Note 8, “Income Taxes,” for further information related to uncertain income tax positions and the adoption of FIN 48.

(2) Company Operational Plans
The volatility of and increases in crude oil prices, a weakening economic environment and a highly competitive industry with excess capacity have created an extremely challenging environment for the Company. The Company’s cash flows and results of operations have been adversely impacted by these factors as indicated by its net loss of $5.4 billion during the year ended December 31, 2008. The Company’s results in 2008 include asset impairment charges of approximately $2.6 billion that resulted primarily from unfavorable market and economic conditions as discussed in Note 3, “Asset Impairments and Intangible Assets.” These factors have had a significant negative impact on the Company’s liquidity as unrestricted cash and short-term investments decreased by $1.5 billion in 2008 to $2.0 billion at December 31, 2008. In addition, the Company may not be able to improve its liquidity position with cash from operations in 2009 because of lower demand for air travel during 2009 and a weak global economy. The Company is implementing certain operational plans to address its increased operating costs and its liquidity needs in 2009. In addition, the Company continues to evaluate the most cost-effective alternatives to raise additional capital, including asset sales and financings. Highlights of the Company’s operational plans and financings include the following:
•	The Company is significantly reducing mainline domestic and consolidated capacity. Fourth quarter 2008 mainline domestic and consolidated capacity were down approximately 14% and 11% year-over-year, respectively. The Company is planning to further decrease mainline domestic and consolidated capacity in 2009.

•	The capacity reductions are being made through reductions in frequencies of routes and the elimination of unprofitable routes. These actions have resulted in the closure of a small number of airport operations where United cannot operate profitably in the current economic environment. Additional airport operations may be closed in future periods.

•	The Company has announced plans to permanently remove 100 aircraft from its mainline fleet, including its entire B737 fleet and six B747 aircraft, by the end of 2009. The B737 aircraft being retired are some of the oldest and least fuel efficient in the Company’s fleet. This planned reduction reflects the Company’s efforts to eliminate unprofitable capacity and divest the Company of assets that currently do not provide an acceptable return.

•	United is eliminating its Ted product for leisure markets and will reconfigure that fleet’s 56 A320s to include United First seating. The reconfiguration of the Ted aircraft will occur in stages, with expected completion by year-end 2009. We will continue to review the deployment of all of our aircraft in various markets and the overall composition of our fleet to ensure that we are using our assets appropriately to provide the best available return.

•	In connection with the capacity reductions, the Company is further streamlining its operations and corporate functions in order to reduce the size of its workforce to match the size of its operations.

•	The Company also recently entered into an alliance partnership with Continental Airlines that is expected to create revenue enhancements, costs savings and operational efficiencies.

•	The Company is managing its liquidity by investing only in those projects that are considered high-value, such as the international premium product. The Company has $0.2 billion of binding commitments for the purchase of property in 2009 and $0.8 billion of long-term debt obligations in 2009.

•	As of December 31, 2008, the Company has 62 unencumbered aircraft and other assets that may be used as collateral to obtain additional financing. The Company could also sell certain of these assets to generate liquidity.

•	As discussed in Note 23, “Subsequent Events,” in January 2009, the Company completed several financing-related transactions which generated approximately $315 million of proceeds.
The following is a discussion of expenses associated with implementing the Company’s plans. In addition, see Note 3, “Asset Impairments and Intangible Assets,” for a discussion of the impairment charges recorded during the year ended December 31, 2008.
Severance. During 2008, the Company reduced its workforce in operations and corporate functions through attrition and both voluntary and involuntary furloughs. The Company is streamlining its workforce to match the reduced capacity of its operations. The Company reduced its workforce in 2008 and plans to further reduce its workforce in 2009. Workforce reductions include salaried and management positions and certain of the Company’s unionized workforce. The Company’s standard severance policies provide the affected employees with salary continuation as well as certain insurance benefits for a specified period of time. The Company recognizes its severance obligations in accordance with Statement of Financial Accounting Standards No. 112 (As Amended), Employers’ Accounting for Postemployment Benefits—an amendment of FASB Statements No. 5 and 43, except for voluntary programs which are accounted for under Statement of Financial Accounting Standards No. 88, Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits.

The following is a reconciliation of the Company’s severance accrual activity:

(In millions)
Balance at December 31, 2007	$—
Accruals	106
Payments	(25)

Balance at December 31, 2008	$81

In addition to involuntary furloughs, the Company is currently offering furlough-mitigation programs, such as voluntary early-out options, primarily to certain union groups. Termination benefits expected to be paid under such voluntary programs are not recognized until the employees accept the termination benefit offer. Therefore, as the Company continues to implement its reductions in force during 2009, additional severance costs may be incurred. Severance expense is classified within salaries and related costs in the Company’s Statements of Consolidated Operations. Severance charges are expected to be primarily within the mainline segment where the fleet reductions will occur.
Aircraft. The following table provides additional information regarding UAL and United aircraft including the impacts of the fleet reductions discussed above.

	B737s (Mainline)			All Other Mainline			Total	Regional
	Owned	Leased	Total	Owned	Leased	Total	Mainline	Affiliates	Total
Operating:
Aircraft at December 31, 2007 (a)	47	47	94	208	158	366	460	279	739
Added (removed) from operating fleet	(29)	(19)	(48)	(3)	—	(3)	(51)	1	(50)
Converted from owned to leased (b)	—	—	—	(24)	24	—	—	—	—
Converted from leased to owned (c)	—	—	—	10	(10)	—	—	—	—

Aircraft at December 31, 2008 (d)	18	28	46	191	172	363	409	280	689

Removed from operating fleet in 2008 (e)	29	19	48	3	—	3	51	—	51
Sold/returned to lessor during 2008	(5)	(7)	(12)	—	—	—	(12)	—	(12)

Nonoperating at December 31, 2008 (a) (e)	24	12	36	3	—	3	39	—	39

(a)	At December 31, 2007, the Company had 113 unencumbered aircraft. In 2007, United leased one operating aircraft from UAL and therefore had one less owned B737 aircraft and one more leased aircraft as compared to UAL’s fleet. This particular aircraft became nonoperational in 2008; therefore, United has one less nonoperating owned B737 aircraft and one more leased aircraft as compared to UAL’s fleet at December 31, 2008.

(b)	During 2008, the Company sold 24 aircraft and leased them back. See Note 15, “Lease Obligations,” for additional information related to these sale-leaseback transactions.

(c)	During 2008, the Company acquired certain aircraft under existing lease terms.

(d)	At December 31, 2008, United’s operating fleet was the same as UAL’s fleet and included 62 unencumbered aircraft. The unencumbered aircraft at December 31, 2008 exclude nine aircraft which became encumbered with the December 2008 signing of a binding sale-leaseback agreement that closed in January 2009. See Note 12, “Debt Obligations and Card Processing Agreements” and Note 23, “Subsequent Events,” for additional information.

(e)	As of December 31, 2008, the owned nonoperating aircraft and engines are classified as Other non-current assets in the Company’s Statements of Consolidated Financial Position. These aircraft are not classified as assets held for sale because the assets may not be sold within one year. As a result of the impairment testing discussed in Note 3, “Asset Impairments and Intangible Assets,” these assets have been recorded at their net realizable value of $198 million at December 31, 2008.
During 2008, the Company expensed $24 million related to the retirement of leased aircraft, of which $16 million remained accrued and unpaid at December 31, 2008. These amounts consist of the present value of future lease payments for aircraft that have been removed from service in advance of their lease termination dates as of December 31, 2008, estimated payments for lease return maintenance conditions related to B737 aircraft and the write-off of fresh-start lease fair value adjustments. Periodic lease payments will be made over the lease terms of these aircraft unless early return agreements are reached with the lessors; and, lease return maintenance condition payments, if any, will be made upon return of the aircraft to the lessors. The total expected payments for leased aircraft that were grounded at December 31, 2008 and that are expected to be grounded in 2009 are $132 million, payable through 2013. These estimated payments are future lease payments and estimated lease maintenance return condition payments. Actual lease payments may be less if the Company is able to negotiate early termination of any of its leases.
Other costs. As the Company continues to implement the operational plans discussed above, it may incur additional costs related to its conversion of the Company’s fleet of Ted aircraft, costs to exit additional facilities such as airports no longer served, lease termination costs, additional severance costs and asset impairment charges, among others. Such future costs and charges may be material.

(3) Asset Impairments and Intangible Assets
Asset Impairments
In accordance with SFAS 142 and SFAS 144, as of May 31, 2008 the Company performed an interim impairment test of its goodwill, all intangible assets and certain of its long-lived assets (principally aircraft and related spare engines and spare parts) due to events and changes in circumstances that indicated an impairment might have occurred. In addition, the Company also performed an interim impairment test on certain of its aircraft fleet types as of December 31, 2008 due to management’s determination that unfavorable market conditions indicated potential impairment of value. Factors deemed by management to have collectively constituted an impairment triggering event included record high fuel prices, significant losses in the first and second quarters of 2008, a softening U.S. economy, analyst downgrade of UAL common stock, rating agency changes in outlook for the Company’s debt instruments from stable to negative, the announcement of the planned removal from UAL’s fleet of 100 aircraft in 2008 and 2009 and a significant decrease in the fair value of UAL’s outstanding equity and debt securities during the first five months of 2008, including a decline in UAL’s market capitalization to significantly below book value. The Company’s consolidated fuel expense increased by more than 50% during this period.
As a result of this impairment testing, for which certain estimates made in the second quarter of 2008 were adjusted to final values in the third quarter of 2008, the Company recorded impairment charges during the year ended December 31, 2008, as presented in the table below. All of these impairment charges are within the mainline segment. All of the impairments other than the goodwill impairment, which is separately identified, are classified within “Other impairments and special items” in the Company’s Statements of Consolidated Operations.

Year Ended
(In millions)	December 31, 2008
Goodwill impairment	$2,277

Indefinite-lived intangible assets:
Codeshare agreements	44
Tradenames	20

Intangible asset impairments	64

Tangible assets:
Pre-delivery advance deposits including related capitalized interest	105
B737 aircraft, B737 spare parts and other	145

Aircraft and related deposit impairments	250

Total impairments	$2,591

Goodwill
For purposes of testing goodwill, the Company performed Step One of the SFAS 142 test by estimating the fair value of the mainline reporting unit (to which all goodwill is allocated) utilizing several fair value measurement techniques, including two market estimates and one income estimate and using relevant data available through and as of May 31, 2008. The market approach is a valuation technique in which fair value is estimated based on observed prices in actual transactions and on asking prices for similar assets. The valuation process is essentially that of comparison and correlation between the subject asset and other similar assets. The income approach is a technique in which fair value is estimated based on the cash flows that an asset could be expected to generate over its useful life, including residual value cash flows. These cash flows are discounted to their present value equivalents using a rate of return that accounts for the relative risk of not realizing the estimated annual cash flows and for the time value of money. Variations of the income approach were used to determine certain of the intangible asset fair values.
Under the market approaches, the fair value of the mainline reporting unit was estimated based upon the fair value of invested capital for UAL, as well as a separate comparison to revenue and EBITDAR multiples for similar publicly traded companies in the airline industry. The fair value estimates using both market approaches included a control premium similar to those observed for historical airline and transportation company market transactions.
Under the income approach, the fair value of the mainline reporting unit was estimated based upon the present value of estimated future cash flows for UAL. The income approach is dependent on a number of critical management assumptions including estimates of future capacity, passenger yield, traffic, operating costs (including fuel prices), appropriate discount rates and other relevant assumptions. The Company estimated its future fuel-related cash flows for the income approach based on the five-year forward curve for crude oil as of May 31, 2008. The impacts of the Company’s aircraft and other tangible and intangible asset impairments were considered in the fair value estimation of the mainline reporting unit.

Taking into consideration an equal weighting of the two market estimates and the income estimate, which has been the Company’s practice when performing annual goodwill impairment tests, the indicated fair value of the mainline reporting unit was less than its carrying value, and therefore, the Company was required to perform Step Two of the SFAS 142 goodwill impairment test.
In Step Two of the impairment test, the Company determined the implied fair value of goodwill of the mainline reporting unit by allocating the fair value of the reporting unit determined in Step One to all the assets and liabilities of the mainline reporting unit, including any recognized and unrecognized intangible assets, as if the mainline reporting unit had been acquired in a business combination and the fair value of the mainline reporting unit was the acquisition price. As a result of the Step Two testing, the Company determined that goodwill was completely impaired and therefore recorded an impairment charge during the second quarter of 2008 to write-off the full value of goodwill.
Indefinite-lived intangible assets
2008 Interim Impairment Test
The Company utilized appropriate valuation techniques to separately estimate the fair values of all of its indefinite-lived intangible assets as of May 31, 2008 and compared those estimates to related carrying values. Tested assets included tradenames, international route authorities, London Heathrow slots and codesharing agreements. The Company used a market or income valuation approach, as described above, to estimate fair values. Based on the results of this testing, the Company recorded a $64 million impairment charge to indefinite-lived intangible assets for the year ended December 31, 2008.
Annual Impairment Tests
United performed annual impairment reviews of its indefinite-lived intangible assets as of October 1, 2008 and 2007 and of its goodwill as of October 1, 2007 and determined that no impairment was indicated.
Long-lived assets
For purposes of testing impairment of long-lived assets at May 31, 2008, the Company determined whether the carrying amount of its long-lived assets was recoverable by comparing the carrying amount to the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the assets. If the carrying value of the assets exceeded the expected cash flows, the Company estimated the fair value of these assets to determine whether an impairment existed. The Company grouped its aircraft by fleet type to perform this evaluation and used data and assumptions through May 31, 2008. The estimated undiscounted cash flows were dependent on a number of critical management assumptions including estimates of future capacity, passenger yield, traffic, operating costs (including fuel prices) and other relevant assumptions. If estimates of fair value were required, fair value was estimated using the market approach. Asset appraisals, published aircraft pricing guides and recent transactions for similar aircraft were considered by the Company in its market value determination. Based on the results of these tests, the Company determined that an impairment of $38 million existed which was attributable to the Company’s fleet of owned B737 aircraft and related spare parts. In addition, as of December 31, 2008, the Company performed an impairment test of its B737 aircraft. Based on this analysis, the Company recorded an additional charge of $107 million to reduce the carrying value of the B737 aircraft. As described in Note 2, “Company Operational Plans,” the Company is retiring its entire B737 fleet earlier than originally planned.
Due to the unfavorable economic and industry factors described above, the Company also determined in the second quarter of 2008 that it was required to perform an impairment test of its $105 million of pre-delivery aircraft deposits and related capitalized interest. The Company determined that these aircraft deposits were completely impaired and wrote off their full carrying value. The Company believes that it is highly unlikely that it will take these future aircraft deliveries and, therefore, the Company will be required to forfeit the deposits, which are also not transferable.
As a result of the impairment testing described above, the Company’s goodwill and certain of its indefinite-lived intangible assets and tangible assets were recorded at fair value. In accordance with FSP 157-2, the Company has not applied SFAS 157 to the determination of the fair value of these assets. However, the provisions of SFAS 157 were applied to the determination of the fair value of financial assets and financial liabilities that were part of the SFAS 142 Step Two goodwill fair value determination.

The carrying value of the Company’s intangible assets or tangible long-lived assets as of December 31, 2008 may decrease in future periods as a result of factors such as decreased demand for aircraft, decreases in revenues, fuel price volatility and adverse economic conditions, among others.
Intangibles
The following table presents information about the intangible assets, including goodwill, at December 31, 2008 and 2007, respectively:

	Weighted
	Average Life of
	Assets	Gross Carrying	Accumulated	Gross Carrying	Accumulated
(Dollars in millions)	(in years)	Amount	Amortization	Amount	Amortization
		2008		2007
Amortized intangible assets
Airport slots and gates	9	$72	$30	$72	$22
Hubs	20	145	22	145	14
Patents	3	70	68	70	45
Mileage Plus database	7	521	179	521	137
Contracts	13	140	35	216	101
Other	7	13	5	18	5

	10	$961	$339	$1,042	$324

Unamortized intangible assets
Goodwill		$—		$2,280
Airport slots and gates		237		255
Route authorities		1,146		1,146
Tradenames		688		752

		$2,071		$4,433

During 2008, the Company wrote off its entire goodwill balance as discussed above. The Company initially recorded goodwill of $2,756 million upon its exit from bankruptcy. Unamortized intangible assets, other than goodwill, decreased by $82 million during 2008 as a result of a $64 million impairment of codeshare agreements and the Company’s tradenames and an $18 million decrease in airport slots and gates related to the sale of assets. During the year ended December 31, 2007, goodwill decreased by $423 million due to a $414 million reduction of the valuation allowance for the deferred tax assets established at fresh-start, $6 million due to the adoption of FIN 48 and $3 million due to a change in estimate of tax accruals existing at the Effective Date.
Total amortization expense recognized was $92 million and $155 million for the years ended December 31, 2008 and 2007, $169 million for the eleven month period ended December 31, 2006 and $1 million for the one month period ended January 31, 2006. The Company expects to record amortization expense of $69 million, $63 million, $58 million, $55 million and $52 million for 2009, 2010, 2011, 2012 and 2013, respectively.
(4) Voluntary Reorganization Under Chapter 11
Bankruptcy Considerations. The following discussion provides general background information regarding the Company’s Chapter 11 cases and is not intended to be an exhaustive summary.
On December 9, 2002 (the “Petition Date”), UAL, United and 26 direct and indirect wholly-owned subsidiaries (collectively, the “Debtors”) filed voluntary petitions to reorganize their businesses under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Illinois, Eastern Division (the “Bankruptcy Court”). On January 20, 2006, the Bankruptcy Court confirmed the Debtors’ Second Amended Joint Plan of Reorganization Pursuant to Chapter 11 of the United States Bankruptcy Code (the “Plan of Reorganization”). The Plan of Reorganization became effective and the Debtors emerged from bankruptcy protection on February 1, 2006 (the “Effective Date”). Pursuant to the Plan of Reorganization, UAL issued new debt and equity securities to certain of its creditors. On the Effective Date, the Company implemented fresh-start reporting.

Significant Bankruptcy Matters Resolved in 2008. During 2008, the San Francisco International Airport (“SFO”) municipal bond secured interest matter was resolved. HSBC Bank Inc. (“HSBC”), as trustee for the 1997 municipal bonds related to SFO, had filed a complaint against United asserting a security interest in United’s leasehold for portions of its maintenance base at SFO. HSBC alleged that it was entitled to be paid the value of that security interest, which HSBC had once claimed was as much as $257 million. HSBC and United went to trial in April 2006 and the Bankruptcy Court rejected as a matter of law HSBC’s $257 million claim. HSBC subsequently alleged that it was entitled to $154 million, or at a minimum, approximately $93 million. The parties tried the case and filed post-trial briefs which were heard by the Bankruptcy Court. In October 2006, the Bankruptcy Court issued its written opinion holding that the value of the security interest is approximately $27 million. United has accrued this amount as its estimated obligation at December 31, 2008. During 2008, HSBC withdrew its appeal to the Seventh Circuit Court of Appeals of the District Court’s affirmance of the October 2006 Bankruptcy Court ruling. The matter is now final and United expects to pay the amount due to HSBC in 2009.
Significant Matters Remaining to be Resolved in Chapter 11 Cases. There is pending litigation before the Bankruptcy Court regarding the extent to which the Los Angeles International Airport (“LAX”) municipal bond debt is entitled to secured status under Section 506(a) of the Bankruptcy Code. At December 31, 2006, United had accrued $60 million for this matter. Trial on this matter occurred during April 2007 and the two parties filed post-trial briefs in the second quarter of 2007. In August 2007, the Bankruptcy Court issued its written opinion holding that the value of the security interest is approximately $33 million, which United had accrued at December 31, 2007 and 2008. The District Court affirmed the Bankruptcy Court’s rulings and the trustee for the bondholders has appealed the matter to the Seventh Circuit Court of Appeals, which is pending. See Claims Resolution Process, below, for details of special items recognized in the Statements of Consolidated Operations for the SFO and LAX matters.
Claims Resolution Process. As permitted under the bankruptcy process, the Debtors’ creditors filed proofs of claim with the Bankruptcy Court. Through the claims resolution process, the Company identified many claims which were disallowed by the Bankruptcy Court for a number of reasons, such as claims that were duplicative, amended or superseded by later filed claims, were without merit, or were otherwise overstated. Throughout the Chapter 11 proceedings, the Company resolved many claims through settlement or objections ordered by the Bankruptcy Court. The Company will continue to settle claims and file additional objections with the Bankruptcy Court.
With respect to unsecured claims, once a claim is deemed to be valid, either through the Bankruptcy Court process or through other means, the claimant is entitled to a distribution of common stock in UAL. Pursuant to the terms of the Plan of Reorganization, 115 million shares of common stock in UAL have been authorized to be issued to satisfy valid unsecured claims. The Bankruptcy Court confirmed the Plan of Reorganization and established January 20, 2006 as the record date for purposes of establishing the persons that are claimholders of record to receive distributions. Approximately 113 million common shares have been issued and distributed to holders of valid unsecured claims between February 2, 2006, the first distribution date established in the Plan of Reorganization, and December 31, 2008. As of December 31, 2008, approximately 46,000 valid unsecured claims aggregating to approximately $29.3 billion in claim value had received those common shares to satisfy those claims. There are 2.0 million remaining shares of UAL common stock held in reserve to satisfy all of the remaining disputed and undisputed unsecured claim values, once the remaining claim disputes are resolved. The final distributions of shares will not occur until 2009 or later, pending resolution of bankruptcy matters.
The Company’s current estimate of the probable range of unsecured claims to be allowed by the Bankruptcy Court is between $29.3 billion and $29.6 billion. Differences between claim amounts filed and the Company’s estimates continue to be investigated and will be resolved in connection with the claims resolution process. However, there will be no further financial impact to the Company associated with the settlement of such unsecured claims, as the holders of all allowed unsecured claims will receive under the Plan of Reorganization no more than their pro rata share of the distribution of the 115 million shares of common stock of UAL, together with the previously-agreed issuance of certain securities.
With respect to valid administrative and priority claims, pursuant to the terms of the Plan of Reorganization these claims have been or will be satisfied with cash. Many asserted administrative and priority claims still remain unpaid and the Company will continue to settle claims and file objections with the Bankruptcy Court to eliminate or reduce such claims. In addition, certain disputes, the most significant of which is discussed in “Significant Matters Remaining to be Resolved in Chapter 11 Cases,” above, still remain with respect to the valuation of certain claims. The Company accrued an obligation for claims it believed were reasonably estimable and probable at the Effective Date. However, the claims resolution process is uncertain and adjustments to claims estimates could result in material adjustments to the Successor Company’s financial statements in future periods as a result of court rulings, the receipt of new or revised information or the finalization of these matters. In accordance with AICPA Practice Bulletin 11, Accounting for Preconfirmation Contingencies in Fresh-Start Reporting, (“Practice Bulletin 11”), the Company has recorded the impact of revisions to these estimates in current results of operations.

The table below includes activity related to the administrative and priority claims and other bankruptcy-related claim reserves including reserves related to legal, professional and tax matters, among others, for the Successor Company for the years ended December 31, 2008 and 2007 and the eleven months ended December 31, 2006, respectively. These reserves are primarily classified in other current liabilities in the Statements of Consolidated Financial Position. Certain of the accrual adjustments identified below are a direct result of the Company’s ongoing efforts to resolve certain bankruptcy pre-confirmation contingencies and do not relate directly to the Company’s ongoing performance; therefore, the Company considers these adjustments to be special.

(In millions)	2008	2007	2006
Balance at January 1, 2008 and 2007 and February 1, 2006	$98	$325	$583
Payments	(7)	(83)	(193)
Accruals reclassified	—	(31)	—	(a)
Adjustments impacting income:
Accrual adjustments classified as special revenue credits	—	(45)	—	(b)
Other changes in contingent liabilities classified as revenues	—	(26)	—	(c)
Accrual adjustments classified as special expense credits	—	(30)	(36	)(d)
Accrual adjustments classified as other operating expense (credit)	5	(12)	(29	)(e)

Total adjustments impacting income	5	(113)	(65)

Balance at December 31, 2008, 2007 and 2006	$96	$98	$325

Total charge (credit) to operating income during period from above items	$5	$(113)	$(65)
Additional special operating expense credit	—	(14)	—	(f)

Total operating income charge (benefit)	$5	$(127)	$(65)

(a)	These accruals were deemed to be no longer directly related to bankruptcy proceedings; therefore, the accruals were reclassified to non-bankruptcy accruals.

(b)	In the third quarter of 2007, the Company recorded a change in estimate for certain liabilities relating to bankruptcy administrative claims. This adjustment resulted directly from the progression of the Company’s ongoing efforts to resolve certain bankruptcy pre-confirmation contingencies; therefore, it was classified as a special operating revenue credit of $45 million that relates to both mainline passenger revenues ($37 million) and Regional affiliates revenues ($8 million).

(c)	The Company separately recorded a $26 million benefit from a change in estimate to certain other contingent liabilities based largely on changes in underlying facts and circumstances occurring during the third quarter of 2007. This benefit was recorded as a credit to mainline passenger revenues of $22 million and to Regional affiliates revenues of $4 million.

(d)	The 2007 amount relates to special operating expense credits of $30 million relating to ongoing litigation for San Francisco and Los Angeles facility lease secured interests as discussed above. For 2006, the $36 million benefit consists of a $12 million net benefit related to SFO and LAX lease litigation and a $24 million benefit related to pension matters, as discussed in Note 19, “Special Items.”

(e)	This amount relates to accrual adjustments impacting various operating expense line items that the Company recorded due to a change in estimate for certain liabilities relating to bankruptcy administrative claims. These adjustments resulted directly from the progression of the Company’s ongoing efforts to resolve certain bankruptcy pre-confirmation contingencies.

(f)	This amount relates to an accrual adjustment that the Company recorded due to a change in estimate for certain liabilities relating to bankruptcy administrative claims. This adjustment, which was recorded as a credit to other operating expense, resulted directly from the progression of the Company’s ongoing efforts to resolve certain bankruptcy pre-confirmation contingencies.
Financial Statement Presentation. SOP 90-7 requires that the financial statements for periods after a Chapter 11 filing separate transactions and events that are directly associated with the reorganization from the ongoing operations of the business. Accordingly, all transactions (including, but not limited to, all professional fees, realized gains and losses and provisions for losses) directly associated with the reorganization and restructuring of the business are reported separately in the financial statements as reorganization items, net. For the month ended January 31, 2006, the Predecessor Company recognized the following primarily non-cash reorganization income (expense) in its financial statements:

	Period from
	January 1 to
	January 31, 2006
(In millions)	UAL	United
Discharge of claims and liabilities	$24,628	$24,389	(a)
Revaluation of frequent flyer obligations	(2,399)	(2,399	)(b)
Revaluation of other assets and liabilities	2,106	2,111	(c)
Employee-related charges	(898)	(898	)(d)
Contract rejection charges	(429)	(421	)(e)
Professional fees	(47)	(47)
Pension-related charges	(14)	(14)
Other	(13)	(12)

	$22,934	$22,709

(a)	The discharge of claims and liabilities primarily relates to those unsecured claims arising during the bankruptcy process, such as those arising from the termination and settlement of the Company’s U.S. defined benefit pension plans and other employee claims; aircraft-related claims, such as those arising as a result of aircraft rejections; other unsecured claims due to the rejection or modification of executory contracts, unexpired leases and regional carrier contracts; and claims associated with certain municipal bond obligations based upon their rejection, settlement or the estimated impact of the outcome of pending litigation. In accordance with the Plan of Reorganization, the Company discharged its obligations to unsecured creditors in exchange for the distribution of 115 million common shares of UAL and the issuance of certain other UAL securities. Accordingly, UAL and United recognized a non-cash reorganization gain of $24.6 billion and $24.4 billion, respectively.

(b)	The Company revalued its Mileage Plus Frequent Flyer Program (“Mileage Plus”) obligations at fair value as a result of fresh-start reporting, which resulted in a $2.4 billion non-cash reorganization charge.

(c)	In accordance with fresh-start reporting, the Company revalued its assets at their estimated fair value and liabilities at estimated fair value or the present value of amounts to be paid. This resulted in a non-cash reorganization gain of $2.1 billion, primarily as a result of newly recognized intangible assets, offset partly by reductions in the fair value of tangible property and equipment.

(d)	In exchange for employees’ contributions to the successful reorganization of the Company, including agreeing to reductions in pay and benefits, the Company agreed in the Plan of Reorganization to provide each employee group a deemed claim which was used to provide a distribution of a portion of the equity of the reorganized entity to those employees. Each employee group received a deemed claim amount based upon a portion of the value of cost savings provided by that group through reductions to pay and benefits as well as through certain work rule changes. The total value of this deemed claim was approximately $7.4 billion. As of December 31, 2005, the Company recorded a non-cash reorganization charge of $6.5 billion for the deemed claim amount for all union-represented employees. The remaining $0.9 billion associated with non-represented salaried and management employees was recorded as a reorganization charge in January 2006, upon confirmation of the Plan of Reorganization.

(e)	Contract rejection charges are non-cash costs that include estimated claim values resulting from the Company’s rejection or negotiated modification of certain contractual obligations such as executory contracts, unexpired leases and regional carrier contracts.
(5) Common Stockholders’ Equity and Preferred Securities
As a result of the Plan of Reorganization becoming effective on February 1, 2006, the then-outstanding equity securities as well as the shares held in treasury of Predecessor UAL were canceled. New UAL common stock began trading on the NASDAQ market on February 2, 2006 under the symbol “UAUA.” In accordance with the Plan of Reorganization, UAL established the equity structure in the table below upon emergence and, on February 2, 2006, began distributing portions of the shares of new common stock to certain general unsecured creditors and employees and certain management employees and non-employee directors.

Shares of
UAL
Party of Interest	Common Stock
General unsecured creditors and employees	115,000,000
Management equity incentive plan (“MEIP”)	9,825,000
Director equity incentive plan (“DEIP”)	175,000

125,000,000

Changes in the number of shares of UAL common stock outstanding during the years ended December 31, 2008 and 2007, the eleven month period ended December 31, 2006 and the one month period ended January 31, 2006 were as follows:

	Successor			Predecessor
			Period from	Period from
	Year Ended	Year Ended	February 1 to	January 1 to
	December 31,	December 31,	December 31,	January 31,
UAL	2008	2007	2006	2006
Shares outstanding at beginning of period	116,921,049	112,280,629	116,220,959	116,220,959
Cancellation of Predecessor UAL stock	—	—	(116,220,959)	—
Issuance of UAL stock under equity offering	11,208,438	—	—	—
Issuance of UAL stock upon conversion of preferred stock	11,145,812	—	—	—
Issuance of UAL stock to creditors	765,780	3,849,389	108,347,814	—
Issuance of UAL stock to employees	418,664	1,155,582	4,240,526	—
Issuance of UAL stock to directors	—	—	100,000	—
Forfeiture of non-vested UAL stock	(110,926)	(104,733)	(270,934)	—
Shares acquired for treasury	(310,889)	(259,818)	(136,777)	—

Shares outstanding at end of period	140,037,928	116,921,049	112,280,629	116,220,959

Treasury shares at beginning of period	396,595	136,777	—	—
Shares acquired for treasury	310,889	259,818	136,777	—

Treasury shares at end of period	707,484	396,595	136,777	—

At December 31, 2008, 2.0 million of the initial 115 million shares authorized remain to be distributed to employees and holders of previously allowed claims and disputed claims that are pending final resolution. All treasury shares were acquired either for tax withholding obligations related to UAL’s share-based compensation plan or as consideration under an employment agreement. See Note 7, “Share-Based Compensation Plans” for additional information related to the remaining grants available to be awarded under the UAL’s share-based compensation plans and outstanding option awards, neither of which are included in outstanding shares above.
UAL is authorized to issue 250 million shares of preferred stock (without par value). UAL was also authorized to issue two shares of junior preferred stock (par value $0.01 per share) which were issued in 2006 and remained outstanding at December 31, 2008.
UAL issued 5 million shares of 2% convertible preferred stock to the PBGC on the Effective Date. The shares were issued at a liquidation value of $100 per share, convertible at any time following the second anniversary of the issuance date into common stock of UAL at an initial conversion price of $46.86 per common share; with dividends payable in kind semi-annually (in the form of increases to the liquidation value of the issued and outstanding shares). The preferred stock ranked pari passu with all current and future UAL or United preferred stock and was redeemable at any time at the then-current liquidation value (plus accrued and unpaid dividends) at the option of the issuer. At December 31, 2007, 5 million shares of UAL 2% convertible preferred stock were outstanding with an aggregate liquidation value of $519 million, which included $19 million of accrued and paid in kind dividends. The preferred stock had been pushed down to United and was reflected on United’s books as part of fresh-start reporting. At December 31, 2007, the carrying value of the 2% convertible preferred stock was $371 million, which included the $19 million of accrued and paid in kind dividends.
As reflected in the table above, 11.1 million shares of UAL common stock were issued upon preferred stockholders’ elections to exercise their conversion option of all 5 million shares of 2% mandatorily convertible preferred stock during 2008. As a result of these conversions, there are currently no outstanding shares of 2% convertible preferred stock and this class of stock was retired in October 2008. The Company increased additional paid in capital by $374 million and decreased the mandatorily convertible preferred stock by the same amount to record the impact of these conversions.
In addition, as indicated in the table above, during 2008 the Company issued 11.2 million shares of common stock as part of a $200 million equity offering generating net proceeds of $122 million, of which $107 million was received in 2008 and $15 million was received in January 2009 upon settlement of shares sold during the last three days of 2008. In January 2009, an additional 4.0 million shares were issued generating net proceeds of $47 million. After the January 2009 issuances, the Company had issued shares for gross proceeds of $172 million leaving $28 million of remaining capacity available to issue additional shares in 2009.
(6) UAL Per Share Amounts
As discussed in Note 1(p), “Summary of Significant Accounting Policies — New Accounting Pronouncements” the Company retrospectively adopted EITF 03-6-1, effective January 1, 2009.
In accordance with Statement of Financial Accounting Standards No. 128, Earnings per Share, basic per share amounts were computed by dividing earnings (loss) available to common stockholders by the weighted-average number of shares of UAL common stock outstanding. Approximately 2.0 million, 2.8 million and 6.7 million UAL shares remaining to be issued to unsecured creditors and employees under the Plan of Reorganization are included in outstanding basic shares for 2008, 2007 and the eleven month period ended December 31, 2006, respectively, as the necessary conditions for issuance have been satisfied. UAL’s $546 million of 6% senior notes are callable at any time at 100% of par value, and can be redeemed with either cash or UAL common stock at UAL’s option. These notes are not included in the diluted earnings per share calculation, as it is UAL’s intent to redeem these notes with cash. In January 2009, the Company issued additional common shares as discussed in Note 5, “Common Stockholders’ Equity and Preferred Securities,” above. The table below represents the reconciliation of the basic earnings (loss) per share to diluted earnings (loss) per share.

	Successor			Predecessor
			Period from	Period from
	Year Ended	Year Ended	February 1 to	January 1 to
(In millions, except per share)	December 31,	December 31,	December 31,	January 31,
UAL	2008	2007	2006	2006
Basic earnings per share:
Net income (loss)	$(5,396)	$360	$7	$22,851
Preferred stock dividend requirements	(3)	(10)	(9)	(1)

Earnings (loss) available to participating securities and common stockholders (a)	$(5,399)	$350	$(2)	$22,850
Earnings allocated to participating securities (a)	—	(5)	—	—

Earnings (loss) available to common stockholders	$(5,399)	$345	$(2)	$22,850

Basic weighted-average shares outstanding	126.8	117.4	115.5	116.2

Earnings (loss) per share, basic	$(42.59)	$2.94	$(0.02)	$196.61

Diluted earnings per share:
Earnings (loss) available to common stockholders	$(5,399)	$345	$(2)	$22,850
Effect of 2% preferred securities	—	10	—	—
Effect of 4.5% senior limited-subordination convertible notes	—	44	—	—

Earnings (loss) available to common stockholders including the effect of dilutive securities	$(5,399)	$399	$(2)	$22,850

Basic weighted-average shares outstanding	126.8	117.4	115.5	116.2
Effect of non-vested stock options	—	0.2	—	—
Effect of non-vested restricted shares	—	1.1	—	—
Effect of 2% preferred securities	—	11.0	—	—
Effect of 4.5% senior limited-subordination convertible notes	—	20.8	—	—

Diluted weighted-average shares outstanding	126.8	150.5	115.5	116.2

Earnings (loss) per share, diluted	$(42.59)	$2.65	$(0.02)	$196.61

Potentially dilutive shares excluded from diluted per share amounts:
Stock options	4.4	4.0	5.0	9.0
Restricted shares	1.4	0.9	2.7	—
2% preferred securities	3.1	—	10.8	—
4.5% senior limited-subordination convertible notes	22.2	—	20.8	—
5% convertible notes	3.4	3.2	3.2	—

	34.5	8.1	42.5	9.0

(a)	As discussed in Note 1(p), “Summary of Significant Accounting Policies — New Accounting Pronouncements,” nonvested restricted shares are considered participating securities under EITF 03-6-1. In periods with losses, the losses are not allocated to the nonvested restricted shares because these shares do not participate in the losses.
(7) Share-Based Compensation Plans
Compensation expense associated with the UAL share-based compensation plans has been pushed down to United.
Predecessor Company—As of January 31, 2006, a total of nine million stock options were outstanding. Under the Company’s Plan of Reorganization, these stock options were canceled on the Effective Date. No material share-based compensation expense was incurred as a result of these outstanding options for the month of January 2006.

Successor Company—The following table summarizes the number of awards authorized, issued and available for future grants under the Company’s share-based compensation plans for management employees and directors as of December 31, 2008:

	Employees	Directors	Total
Authorized	8,339,284	175,000	8,514,284
Granted	(633,750)	(113,111)	(746,861)
Canceled awards available for reissuance	336,365	—	336,365

Available for future grants	8,041,899	61,889	8,103,788

The following table provides information related to our share-based compensation plans.

			Period from
	Year Ended		February 1 to
	December 31,		December 31,
(In millions)	2008	2007	2006

Compensation cost:
Management plan restricted stock	$18	$25	$84
Management plan stock options	13	24	72
DEIP unrestricted stock	—	—	3

Total compensation cost	$31	$49	$159

The unrecognized compensation cost related to unvested awards at December 31, 2008 and 2007 was $18 million and $41 million, respectively, which is expected to be recognized over a weighted-average period of 1.6 and 2.2 years, respectively. During the second quarter of 2006, the Company revised its initial estimated award forfeiture rate of 7.5% to 15% based upon actual attrition. As a result, the share-based compensation expense was reduced by approximately $7 million for the eleven month period ended December 31, 2006.
2008 Incentive Compensation Plan. In 2008, UAL’s Board of Directors and stockholders approved the UAL Corporation 2008 Incentive Compensation Plan (the “2008 Plan”). The 2008 Plan is an incentive compensation plan that allows the Company to use different forms of compensation awards to attract, retain and reward eligible participants. This approval by stockholders also allows for the issuance of up to 8,000,000 additional shares pursuant to awards granted under the 2008 Plan. The 2008 Plan replaced the UAL Corporation 2006 Management Equity Incentive Plan, which was automatically terminated with respect to future grants and otherwise replaced and superseded by the 2008 Plan. Any awards granted under the MEIP remain in effect pursuant to their terms.
Any officer or employee of UAL or its affiliates is eligible to participate in the 2008 Plan. The 2008 Plan allows for the grant of options intended to qualify as incentive stock options (“ISOs”) under Section 422 of the Code, non-qualified stock options (“NSOs”), stock appreciation rights (“SARs”), restricted share awards, restricted stock units (“RSUs”), performance compensation awards, performance units, cash incentive awards and other equity-based and equity-related awards. Any shares of our common stock issued under the 2008 Plan will consist, in whole or in part, of authorized and unissued shares or of treasury shares.
The 2008 Plan provides that, unless otherwise provided in an award agreement, in the event of a change of control of the Company (as defined in the 2008 Plan):
•	any options and SARs outstanding as of the date the change of control is determined to have occurred become fully exercisable and vested, as of immediately prior to the change of control.

•	all performance units, cash incentive awards and other awards designated as performance compensation awards will be paid out at the “target” performance level on a prorated basis based on the number of days elapsed from the beginning of the performance period up to and including the change of control.

•	all other outstanding awards are automatically deemed exercisable or vested and all restrictions and forfeiture provisions related thereto lapse as of immediately prior to such change of control.

The table below summarizes stock option activity pursuant to UAL’s Management Plan stock options for the year ended December 31, 2008:

			Weighted-
			Average
		Weighted-	Remaining	Aggregate
		Average	Contractual	Intrinsic Value
	Options	Exercise Price	Life (in years)	(in millions)
Outstanding at beginning of year	4,150,093	$35.66
Granted	615,900	12.94
Exercised (a)	(6,864)	33.88		$—
Canceled	(142,536)	34.87
Expired	(262,921)	33.77

Outstanding at end of year	4,353,672	32.80

Vested and expected to vest at end of period	4,005,308	32.97	7.4	$1
Exercisable at end of period (b)	2,031,242	35.14	7.0	—

(a)	The aggregate intrinsic value of shares exercised in 2008, 2007 and 2006 was less than $1 million, $11 million and $3 million, respectively.

(b)	Options represent the number of vested options at December 31, 2008. Aggregate intrinsic value is based only on vested options that have an exercise price less than the UAL stock price at December 31, 2008.
The following table provides additional information for options granted in each period:

			Period from
	Year Ended		February 1 to
	December 31,		December 31,
	2008	2007	2006
Weighted-average fair value assumptions:
Risk-free interest rate	1.9 – 3.6%	3.4 – 5.0%	4.4 – 5.1%
Dividend yield	0%	0%	0%
Expected market price volatility of UAL common stock	55%	55%	55 – 57%
Expected life of options (years)	5.0 – 6.3	5.8 – 6.2	5.0 – 6.2

Weighted-average fair value	$7.86	$25.13	$21.37
The fair value of options was determined at the grant date using a Black Scholes option pricing model, which requires the Company to make several assumptions. The risk-free interest rate is based on the U.S. Treasury yield curve in effect for the expected term of the option at the time of grant. The dividend yield on UAL’s common stock was assumed to be zero since UAL did not have any plans to pay dividends at the time of the option grants.
The volatility assumptions were based upon historical volatilities of comparable airlines whose shares are traded using daily stock price returns equivalent to the contractual term of the option. In addition, implied volatility data for both UAL and comparable airlines, using current exchange-traded options, was utilized. Since the new UAL common stock only began trading in February 2006, the historical volatility data for UAL was not considered adequate to determine expected volatility.
The expected life of the options was determined based upon a simplified assumption that the option will be exercised evenly from vesting to expiration under the transitional guidance of Staff Accounting Bulletin No. 107, Topic 14, Share-Based Payments. Under the MEIP and the 2008 Plan, the stock options typically vest over a four year period. Under the MEIP, awards to employees that are retirement eligible either at the grant date or within the vesting period are considered vested at the respective retirement eligibility date.
Under SFAS 123R, the fair value of the Restricted Stock awards was primarily based upon the share price on the date of grant. Restricted stock vesting under the 2008 Plan and the MEIP is similar to the stock option vesting described above. Approximately 1.2 million of the 1.4 million non-vested restricted stock awards at December 31, 2008 are expected to vest.

The table below summarizes restricted stock activity for the twelve months ended December 31, 2008:

		Weighted-
		Average
	Restricted Stock	Grant Price
Non-vested at beginning of year	2,017,989	$37.20
Granted	413,800	15.76
Vested	(886,188)	33.36
Canceled	(114,926)	38.98

Non-vested at end of year	1,430,675	35.32

The fair value of restricted shares vested in 2008, 2007 and 2006 was $30 million, $28 million and $31 million, respectively. The weighted-average grant date price of shares granted in 2007 and 2006 was $43.61 and $36.78.
(8) Income Taxes
In 2008, substantially all of the tax benefit of the Company’s net loss was offset by a valuation allowance. In 2008, UAL and United recorded tax benefits of $25 million and $22 million, respectively, primarily due to the impairment and sale of select indefinite-lived intangibles and the impact of an increase in state tax rates. This tax benefit is small relative to the Company’s losses; consequently, the Company’s effective tax rate is insignificant, when compared to the 35% U.S. federal statutory rate. In 2007, the Company’s regular taxable income was completely absorbed by utilization of its net operating loss (“NOL”) carry forward; however, the Company did incur an alternative minimum tax (“AMT”) liability of $6 million.
The significant components of the income tax expense (benefit) are as follows:

	Successor			Predecessor
			Period from	Period from
	Year Ended		February 1 to	January 1 to
	December 31,		December 31,	January 31,
(In millions)	2008	2007	2006	2006
UAL
Current tax expense	$1	$6	$—	$—
Deferred tax expense (benefit)	(26)	291	21	8,488
Increase (decrease) in the valuation allowance for deferred tax assets	—	—	—	(8,488)

	$(25)	$297	$21	$—

United
Current tax expense	$4	$6	$—	$—
Deferred tax expense (benefit)	(26)	290	29	8,397
Increase (decrease) in the valuation allowance for deferred tax assets	—	—	—	(8,397)

	$(22)	$296	$29	$—

The income tax provision differed from amounts computed at the statutory federal income tax rate, as follows:

	Successor			Predecessor
			Period from	Period from
	Year Ended		February 1 to	January 1 to
	December 31,		December 31,	January 31,
(In millions)	2008	2007	2006	2006
UAL
Income tax provision at statutory rate	$(1,896)	$229	$8	$7,998
State income taxes, net of federal income tax benefit	(68)	12	1	423
Goodwill	798	—	—	—
Nondeductible employee meals	7	10	9	1
Nondeductible interest expense	10	21	—	—
Medicare Part D Subsidy	(12)	(2)	(12)	(2)
Valuation allowance	1,117	15	7	(8,488)
Share-based compensation	—	2	5	—
Rate change beginning deferreds	14	—	—	—
Other, net	5	10	3	68

	$(25)	$297	$21	$—

	Successor			Predecessor
			Period from	Period from
	Year Ended		February 1 to	January 1 to
	December 31,		December 31,	January 31,
(In millions)	2008	2007	2006	2006
United
Income tax provision at statutory rate	$(1,882)	$229	$13	$7,917
State income taxes, net of federal income tax benefit	(67)	12	1	419
Goodwill	798	—	—	—
Nondeductible employee meals	7	10	9	1
Nondeductible interest expense	10	21
Medicare Part D Subsidy	(12)	(2)	(12)	(2)
Valuation allowance	1,101	15	7	(8,397)
Share-based compensation	—	2	5	—
Rate change beginning deferreds	14	—	—	—
Other, net	9	9	6	62

	$(22)	$296	$29	$—

Temporary differences and carry forwards that give rise to a significant portion of deferred tax assets and liabilities at December 31, 2008 and 2007 were as follows:

	UAL		United
	December 31,		December 31,
(In millions)	2008	2007	2008	2007
Deferred income tax asset (liability):
Employee benefits, including postretirement, medical and ESOP	$1,345	$1,292	$1,374	$1,322
Federal and state net operating loss carry forwards	2,622	2,458	2,622	2,473
Mileage Plus deferred revenue	1,541	1,216	1,545	1,220
AMT credit carry forwards	298	297	298	297
Fuel hedge unrealized losses	294	—	294	—
Restructuring charges	139	170	134	165
Other asset	337	290	329	282
Less: Valuation allowance	(2,886)	(1,743)	(2,812)	(1,685)

Total deferred tax assets	$3,690	$3,980	$3,784	$4,074

Depreciation, capitalized interest and other	$(2,961)	$(3,165)	$(2,958)	$(3,161)
Intangibles	(864)	(913)	(910)	(959)
Fuel hedge unrealized gains	—	(13)	—	(13)
Other liability	(401)	(449)	(375)	(425)

Total deferred tax liabilities	$(4,226)	$(4,540)	$(4,243)	$(4,558)

Net deferred tax liability	$(536)	$(560)	$(459)	$(484)

The federal and state NOL carry forwards relate to prior years’ NOLs, which may be used to reduce tax liabilities in future years. This tax benefit is mostly attributable to federal pre-tax NOL carry forwards of $7.0 billion. If not utilized, the federal tax benefits of $1.0 billion expire in 2022, $0.4 billion expire in 2023, $0.5 billion expire in 2024, $0.4 billion expire in 2025, $20 million expire in 2026 and $0.1 billion in 2028. In addition, the state tax benefit of $170 million, if not utilized, expires over a five to twenty year period.
At this time, the Company does not believe that the limitations imposed by the Internal Revenue Code on the usage of the NOL carry forward and other tax attributes following an ownership change will have an effect on the Company. Therefore, the Company does not believe its exit from bankruptcy has had any material impact on the utilization of its remaining NOL carry forward and other tax attributes.
The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income (including the reversals of deferred tax liabilities) during the periods in which those temporary differences will become deductible. The Company’s management assesses the realizability of its deferred tax assets, and records a valuation allowance for the deferred tax assets when it is more likely than not that a portion, or all of the deferred tax assets, will not be realized. As a result, the Company has a valuation allowance against its deferred tax assets as of December 31, 2008 and 2007, to reflect management’s assessment regarding the realizability of those assets. The Company expects to continue to maintain a valuation allowance on deferred tax assets until there is sufficient positive evidence of future realization. The current valuation allowance of $2,886 million and $2,812 million for UAL and United, respectively, if reversed in future years will be allocated to reduce income tax expense as discussed in Note 1(p), “Summary of Significant Accounting Policies—New Accounting Pronouncements.” The current valuation allowance reflects a change from December 31, 2007 of $1,143 million and $1,127 million for UAL and United respectively.

In addition to the deferred tax assets listed above, the Company has an $809 million unrecorded tax benefit at December 31, 2008 attributable to the difference between the amount of the financial statement expense and the allowable tax deduction for UAL common stock issued to certain unsecured creditors and employees pursuant to the Plan of Reorganization. The Company is accounting for this unrecorded tax benefit by analogy to SFAS 123R which requires recognition of the tax benefit to be deferred until it is realized as a reduction of taxes payable. If not utilized, the unrecognized tax benefits of $161 million will expire in 2025, $489 million in 2026 and $159 million over a period from 2027 through 2050.
Effective January 1, 2007, we adopted the provisions of FIN 48. Our adoption of FIN 48 resulted in a $24 million increase in the liability for unrecognized tax benefits which was accounted for as a $6 million decrease in goodwill, a $2 million increase in additional capital invested and a $32 million increase to deferred tax assets.
Our liability for uncertain tax positions was $20 million and $35 million at December 31, 2008 and 2007, respectively. Included in the ending balance are unrecognized tax benefits of $15 million that would affect our effective tax rate if recognized. During 2008, uncertain tax positions that were effectively settled amounted to $5 million. Excluding these items and amounts related to tax positions for which the ultimate deductibility is highly certain, there were no other significant changes in the components of the liability in the twelve months ending December 31, 2008. Any change in the amount of unrecognized tax benefits within the next twelve months is not expected to significantly impact the Company’s results of operations or financial position.
Included in the balance at December 31, 2008, is $4 million of tax positions for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility. Because of the impact of deferred tax accounting, other than interest and penalties, the disallowance of the shorter deductibility period would not affect the effective tax rate but would cause a reduction to the net operating losses available for utilization.
The Company records penalties and interest relating to uncertain tax positions in the other operating expense and interest expense line items, respectively, within our Statements of Consolidated Operations. There are no significant accrued interest or penalties or interest or penalty expense recorded in the accompanying consolidated financial statements.
The following is a reconciliation of the beginning and ending amount of unrecognized tax benefits related to uncertain tax positions:

(In millions)	2008	2007

Balance at January 1,	$35	$48
Increase in unrecognized tax benefits as a result of tax positions taken during the current period	1	1
Decrease in unrecognized tax benefits as a result of tax positions taken during a prior period	(11)	(14)
Decrease in unrecognized tax benefits relating to settlements with taxing authorities	(5)	—

Balance at December 31,	$20	$35

Our income tax returns for tax years after 2003 remain subject to examination by the Internal Revenue Service and state taxing jurisdictions.
United and its domestic consolidated subsidiaries, file a consolidated federal income tax return with UAL. Under an intercompany tax allocation policy, United and its subsidiaries compute, record and pay UAL for their own tax liability as if they were separate companies filing separate returns. In determining their own tax liabilities, United and each of its subsidiaries take into account all tax credits or benefits generated and utilized as separate companies and they are compensated for the aforementioned tax benefits only if they would be able to use those benefits on a separate company basis.
(9) Retirement and Postretirement Plans
The Company maintains various retirement plans, both defined benefit and defined contribution, which cover substantially all employees. As discussed below, most of the Company’s defined benefit plans were terminated and replaced with defined contribution plans as part of the bankruptcy reorganization. The Company also provides certain health care benefits, primarily in the U.S., to retirees and eligible dependents, as well as certain life insurance benefits to certain retirees reflected as “Other Benefits” in the tables below. The Company has reserved the right, subject to collective bargaining agreements, to modify or terminate the health care and life insurance benefits for both current and future retirees.

The following table sets forth the reconciliation of the beginning and ending balances of the benefit obligation and plan assets, the funded status and the amounts recognized in the Statements of Consolidated Financial Position for the defined benefit and other postretirement plans (“Other Benefits”):

	Pension Benefits		Other Benefits
	Year Ended		Year Ended
	December 31,		December 31,
(In millions)	2008	2007	2008	2007
Change in Benefit Obligation
Benefit obligation at beginning of period	$236	$251	$1,987	$2,116
Service cost	6	8	32	39
Interest cost	8	9	122	121
Plan participants’ contributions	1	1	69	56
Amendments	—	(16)	—	—
Actuarial (gain) loss	(9)	(18)	(46)	(146)
Curtailments	—	1	(1)	—
Foreign currency exchange rate changes	(8)	11	—	—
Federal subsidy	—	—	12	8
Gross benefits paid	(13)	(11)	(217)	(207)

Benefit obligation at end of period	$221	$236	$1,958	$1,987

Change in Plan Assets
Fair value of plan assets at beginning of period	$167	$152	$56	$54
Actual return on plan assets	(39)	9	3	3
Employer contributions	22	14	146	150
Plan participants’ contributions	1	1	69	56
Foreign currency exchange rate changes	(14)	6	—	—
Expected transfer out	—	(4)	—	—
Benefits paid	(13)	(11)	(217)	(207)

Fair value of plan assets at end of period	$124	$167	$57	$56

Funded status -Net amount recognized	$(97)	$(69)	$(1,901)	$(1,931)

	Year Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
Amounts recognized in the Statements of Consolidated Financial Position consist of:
Noncurrent asset	$19	$33	$—	$—
Current liability	(4)	(5)	(89)	(102)
Noncurrent liability	(112)	(97)	(1,812)	(1,829)

Net amount recognized	$(97)	$(69)	$(1,901)	$(1,931)

Amounts recognized in accumulated other comprehensive income consist of:
Net actuarial gain (loss)	$—	$43	$286	$254
The estimated amounts that will be amortized from accumulated other comprehensive income into net periodic benefit cost in 2009 for actuarial gains are $1 million for pension plans and $20 million for other postretirement plans. At exit the Company elected not to apply the corridor approach for amortization of unrecognized amounts included in accumulated other comprehensive income. This policy may result in more volatility in the amortization of these unrecognized amounts into net periodic pension cost.
The following information relates to all pension plans with an accumulated benefit obligation and a projected benefit obligation in excess of plan assets:

	December 31,
(In millions)	2008	2007
Projected benefit obligation	$211	$208
Accumulated benefit obligation	175	171
Fair value of plan assets	94	106

The net periodic benefit cost included the following components:

	Successor			Predecessor
			Period from	Period from
	Year Ended		February 1 to	January 1 to
	December 31,		December 31,	January 31,
(In millions)	2008	2007	2006	2006
Pension Benefits
Service cost	$6	$8	$9	$1
Interest cost	8	9	8	1
Expected return on plan assets	(10)	(9)	(8)	(1)
Recognized actuarial (gain) loss	(2)	(1)	—	—

Net periodic benefit costs	$2	$7	$9	$1

Other Benefits
Service cost	$32	$39	$33	$3
Interest cost	122	121	116	11
Expected return on plan assets	(4)	(3)	(6)	(1)
Amortization of prior service cost including transition obligation	—	—	—	(13)
Curtailment gain	(1)	—	—
Recognized actuarial (gain) loss	(17)	(11)	—	8

Net periodic benefit costs	$132	$146	$143	$8

The assumptions below are based on country-specific bond yields and other economic data. The weighted-average assumptions used for the benefit plans were as follows:

	Pension Benefits		Other Benefits
	At		At
	December 31,		December 31,
	2008	2007	2008	2007

Weighted-average assumptions used to determine benefit obligations
Discount rate	3.59%	4.16%	5.97%	6.27%
Rate of compensation increase	2.94%	3.22%	—	—

	Year Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
Weighted-average assumptions used to determine net expense
Discount rate	4.16%	3.88%	6.27%	5.93%
Expected return on plan assets	6.31%	6.38%	6.50%	6.50%
Rate of compensation increase	3.22%	3.15%	—	—
The expected return on plan assets is based on an evaluation of the historical behavior of the broad financial markets and the Company’s investment portfolio.

	2008	2007
Health care cost trend rate assumed for next year	8.00%	8.50%
Rate to which the cost trend rate is assumed to decline (ultimate trend rate in 2015)	5.00%	4.50%
Assumed health care cost trend rates have a significant effect on the amounts reported for the Other Benefits plan. A 1% change in the assumed health care trend rate for the Successor Company would have the following additional effects:

(In millions)	1% Increase	1% Decrease
Effect on total service and interest cost for the year ended December 31, 2008	$19	$(13)
Effect on postretirement benefit obligation at December 31, 2008	$290	$(226)

The weighted-average asset allocations for the plans at December 31, 2008 and 2007, by asset category are as follows:

	Pension Assets		Other Benefit Assets
	at December 31,		at December 31,
	2008	2007	2008	2007
Asset Category
Equity securities	52%	70%	—%	—%
Fixed income	10	25	100	100
Other	38	5	—	—

Total	100%	100%	100%	100%
The Company believes that the long-term asset allocations on average will approximate the targeted allocations and regularly reviews the actual asset allocations to periodically rebalance the investments to the targeted allocations when appropriate. The target asset allocations are established with the objective of achieving the plans’ expected return on assets without undue investment risk.
Expected 2009 contributions are $10 million for the pension plans and $158 million for the other postretirement benefit plans. The following benefit payments are expected to be made in future years for the Company’s retirement plans:

		Other	Other Benefits -
(In millions)	Pension	Benefits	subsidy receipts
2009	$11	$159	$13
2010	11	162	14
2011	11	163	16
2012	12	160	18
2013	12	159	20
Years 2014 – 2018	58	826	125
Defined Contribution Plans
In place of the domestic defined benefit pension plans that were terminated during bankruptcy, the Company enhanced its contributions to the defined contribution plans for most employee groups. Depending upon the employee group, contributions consist of matching contributions and/or non-elective employer contributions. The Company’s contribution percentages vary from 1 to 16% of eligible earnings depending on the terms of each plan.
Effective March 1, 2006, an International Association of Machinists (“IAM”) replacement plan was implemented. The IAM replacement plan is a multi-employer plan whereby the assets contributed by the Company (based on hours worked) may be used to provide benefits to employees of other participating companies, since assets contributed by all participating companies are not segregated or restricted to provide benefits specifically to employees of one participating company. In accordance with the applicable accounting for multi-employer plans, the Company would only recognize a withdrawal obligation if it becomes probable it would withdraw from the plan. The Predecessor Company recorded expense from defined contribution plans of $16 million for the month of January 2006. The Successor Company recognized $248 million, $232 million and $206 million of expense for the years ended December 31, 2008 and 2007 and the eleven months ended December 31, 2006, respectively, for all of the Company’s defined contribution employee retirement plans, of which $34 million, $28 million and $21 million, respectively, related to the IAM multi-employer plan.
(10) Segment Information
Segments. The Company manages its business by two reporting segments: Mainline and United Express. The Company manages its business as an integrated network with assets deployed across various regions. See Note 1(i), “Summary of Significant Accounting Policies — United Express” for additional information related to United Express expenses.
The accounting policies for each of these reporting segments are the same as those described in Note 1, “Summary of Significant Accounting Policies,” except that segment financial information has been prepared using a management approach which is consistent with how the Company internally disperses financial information for the purpose of making internal operating decisions. The Company evaluates segment financial performance based on earnings before income taxes, special items, reorganization items and gain on sale of investments. As discussed in the notes to the tables below, the Company does not allocate corporate overhead to its United Express segment; although certain selling and operational costs are allocated to United Express.

The following table presents UAL segment information for the years ended December 31, 2008 and 2007, the eleven month period ended December 31, 2006, the one month period ended January 31, 2006:

	Successor			Predecessor
			Period from	Period from
	Year Ended		February 1 to	January 1 to
(In millions)	December 31,		December 31,	January 31,
UAL	2008	2007	2006	2006
Revenue:
Mainline	$17,096	$17,035	$15,185	$1,254
United Express	3,098	3,063	2,697	204
Special revenue items	—	45	—	—

Total	$20,194	$20,143	$17,882	$1,458

Depreciation and amortization:
Mainline	$932	$925	$820	$68
United Express (a)	6	9	7	1

Segment earnings (loss) and reconciliation to Statements of Consolidated Operations:
Mainline	$(2,655)	$405	$(109)	$(59)
United Express	(150)	122	101	(24)
Special revenue items (Note 19)	—	45	—	—
Goodwill impairment	(2,277)	—	—	—
Other impairments and special items (Note 19)	(339)	44	36	—
Gain on sale of investment (Note 20)	—	41	—	—
Reorganization items, net	—	—	—	22,934
Less: Equity earnings in affiliates (b)	(6)	(5)	(3)	(5)

Consolidated earnings (loss) before income taxes and equity earnings in affiliates)	$(5,427)	$652	$25	$22,846

(a)	United Express depreciation expense relates to assets used in United Express operations. This depreciation is included in Regional affiliates expense in the Company’s Statements of Consolidated Operations.

(b)	Equity earnings are part of the mainline segment.
The following table presents United segment information for the years ended December 31, 2008 and 2007, the eleven month period ended December 31, 2006, the one month period ended January 31, 2006:

	Successor			Predecessor
			Period from	Period from
	Year Ended		February 1 to	January 1 to
(In millions)	December 31,		December 31,	January 31,
United	2008	2007	2006	2006
Revenue:
Mainline	$17,139	$17,023	$15,183	$1,250
United Express	3,098	3,063	2,697	204
Special revenue items	—	45	—	—

Total	$20,237	$20,131	$17,880	$1,454

Depreciation and amortization:
Mainline	$932	$925	$820	$68
United Express (a)	6	9	7	1

	Successor			Predecessor
			Period from	Period from
	Year Ended		February 1 to	January 1 to
(In millions)	December 31,		December 31,	January 31,
United	2008	2007	2006	2006
Segment earnings (loss) and reconciliation to Statements of Consolidated Operations:
Mainline	$(2,610)	$403	$(94)	$(59)
United Express	(150)	122	101	(24)
Special revenue items (Note 19)	—	45	—	—
Goodwill impairment	(2,277)	—	—	—
Other impairments and special items (Note 19)	(339)	44	36	—
Gain on sale of investment (Note 20)	—	41	—	—
Reorganization items, net	—	—	—	22,709
Less: Equity earnings in affiliates (b)	(6)	(5)	(3)	(5)

Consolidated earnings (loss) before income taxes and equity earnings in affiliates)	$(5,382)	$650	$40	$22,621

(a)	United Express depreciation expense relates to assets used in United Express operations. This depreciation is included in Regional affiliates expense in the Company’s Statements of Consolidated Operations.

(b)	Equity earnings are part of the mainline segment.
The Company does not allocate interest income or interest expense to the United Express segment in reports used to evaluate segment performance. Therefore, all amounts classified as interest income and interest expense in the Statements of Consolidated Operations relate to the mainline segment.
In accordance with SFAS 142, on the Effective Date the Company allocated goodwill upon adoption of fresh-start reporting in a manner similar to how the amount of goodwill recognized in a business combination is determined. This required the determination of the fair value of each reporting unit to calculate an estimated purchase price for such reporting unit. This purchase price was then allocated to the individual assets and liabilities assumed to be related to that reporting unit. Any excess purchase price is the amount of goodwill assigned to that reporting unit. To the extent that individual assets and liabilities could be assigned directly to specific reporting units, those assets and liabilities were so assigned. As a result of this process, all of the Company’s goodwill has been allocated to the mainline segment. See Note 3, “Asset Impairments and Intangible Assets,” for further information related to goodwill.
At December 31, 2008 and 2007, UAL’s and United’s net carrying values of mainline and United Express segment assets were as follows:

	UAL		United
(In millions)	2008	2007	2008	2007
Mainline segment	$19,419	$24,152	$19,589	$24,167
United Express segment	46	71	46	71

Total assets	$19,465	$24,223	$19,635	$24,238

United Express assets include only those assets directly associated with its operations. The Company does not allocate corporate assets to the United Express segment. The Company’s capital expenditures are reported in the Company’s Statements of Consolidated Cash Flows and are related to its mainline operations.

UAL and United’s operating revenue by principal geographic region (as defined by the U.S. Department of Transportation) for the years ended December 31, 2008 and 2007, the eleven month period ended December 31, 2006 and the one month period ended January 31, 2006 is presented in the table below.

	Successor			Predecessor
			Period from	Period from
	Year Ended		February 1 to	January 1 to
(In millions)	December 31,		December 31,	January 31,
UAL	2008	2007	2006	2006
Domestic (U.S. and Canada)	$12,819	$14,006	$11,981	$953
Pacific	3,712	3,262	3,214	283
Atlantic	3,055	2,365	2,158	167
Latin America	608	510	529	55

Total UAL	$20,194	$20,143	$17,882	$1,458
Add (Less): UAL other domestic	43	(12)	(2)	(4)

Total United	$20,237	$20,131	$17,880	$1,454

The Company attributes revenue among the geographic areas based upon the origin and destination of each flight segment. United’s operations involve an insignificant level of dedicated revenue-producing assets in geographic regions as the overwhelming majority of the Company’s revenue producing assets (primarily U.S. registered aircraft) generally can be deployed in any of its geographic regions, as any given aircraft may be used in multiple geographic regions on any given day.
(11) Accumulated Other Comprehensive Income (Loss)
The table below presents the components of the Company’s accumulated other comprehensive income (loss), net of tax. See Note 9, “Retirement and Postretirement Plans” and Note 13, “Fair Value Measurements and Financial Instruments,” for further information on these items.

	As of December 31,
(In millions)	2008	2007	2006
Pension and other postretirement gains, net of tax	$130	$141	$87
Financial instrument losses, net of tax	(37)	—	(5)

Accumulated other comprehensive income, net of tax	$93	$141	$82

The 2006 pension-related amounts represent the adoption of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106 and 132(R) (“SFAS 158”). During the initial adoption of SFAS 158, the Company recorded deferred taxes on the portion of other comprehensive income associated with the Medicare Part D subsidiary. In 2007, the Company recomputed deferred taxes on the portion of the initial other comprehensive balance at the adoption date excluding the amount of comprehensive income attributable to the Medicare Part D subsidiary. This adjustment of $40 million is excluded from comprehensive income and is reported separately in the Company’s Statements of Consolidated Stockholders’ Equity (Deficit).

(12) Debt Obligations and Card Processing Agreements
Long-term debt amounts outstanding at December 31, 2008 and 2007 are shown below:

	At December 31,
(In millions)	2008	2007
United
Secured notes, 1.64% to 9.52%, due 2009 to 2022	$4,331	$4,659
Credit Facility, 3%, due 2014	1,273	1,291
4.5% convertible notes, due 2021 (a) (b)	726	726
6% senior notes, due 2031 (a) (b)	546	515
5% senior convertible notes, due 2021 (a)	150	150

Total debt	7,026	7,341
Less: unamortized debt discount (b)	(385)	(445)
Less: current portion of long-term debt	(780)	(678)

Long-term debt, net	$5,861	$6,218

UAL (c)
Current portion of long-term debt	$782	$678
Long-term debt, net	5,862	6,221

(a)	Instruments were issued by UAL and pushed down to United as discussed below.

(b)	See Note 1(p), “Summary of Significant Accounting Policies — New Accounting Pronouncements,” for additional information related to the adoption of APB 14-1 and the Company’s 4.5% convertible notes and 6% senior notes.

(c)	A direct subsidiary of UAL had additional debt of $3 million as of both December 31, 2008 and 2007.
The Company has a $255 million revolving loan commitment available under Tranche A of its credit facility. As of December 31, 2008 and 2007, the Company used $254 million and $102 million, respectively, of the Tranche A commitment capacity for letters of credit. In addition, under a separate agreement, the Company had $27 million of letters of credit issued as of December 31, 2008.
At December 31, 2008, UAL’s contractual principal payments under then-outstanding long-term debt agreements in each of the next five calendar years are as follows: 2009 — $782 million; 2010 - $952 million; 2011 — $869 million; 2012 — $414 million; 2013 — $268 million and thereafter - $3,743 million.
As of December 31, 2008, assets with a net carrying value of $7.9 billion, principally aircraft, route authorities and Mileage Plus intangible assets were pledged under various loan and other agreements.
Aircraft-related Transactions
In June 2008, United entered into an $84 million credit agreement secured by three aircraft, including two Airbus A320s and one Boeing B777. Borrowings under the agreement are at a variable interest rate based on LIBOR plus a margin. The loan has a final maturity in June 2015.
In July 2008, United completed a $241 million credit agreement secured by 26 of the Company’s owned A319 and A320 aircraft. Borrowings under the agreement were at a variable interest rate based on LIBOR plus a margin. Periodic principal and interest payments are required until the final maturity in June 2019. The Company may not prepay the loan prior to July 2012. This agreement did not change the number of the Company’s unencumbered aircraft as the Company used available equity in these previously mortgaged aircraft as collateral for this financing.
EETC Pass Through Certificates, Series 2007-1. On June 26, 2007, United and Wilmington Trust Company, as subordination agent and pass through trustee under three pass through trusts newly formed by United (the “Trustee”) entered into a note purchase agreement, dated as of June 26, 2007 (the “Note Purchase Agreement”). The Note Purchase Agreement provides for the issuance by United of equipment notes (the “Equipment Notes”) in the aggregate principal amount of approximately $694 million to finance 13 aircraft owned by United. Ten of these owned aircraft had been financed by pre- existing aircraft mortgages which United repaid in full (approximately $590 million principal amount) with most of the proceeds of the Equipment Notes. The mortgages related to these ten aircraft had been adjusted to fair market value at the adoption of fresh-start reporting on February 1, 2006. The extinguishment of the aircraft mortgages resulted in the recognition of a $22 million gain for the unamortized premium, which was accounted for as a reduction in interest expense in the second quarter of 2007. The remaining three owned aircraft were unencumbered prior to the closing of the Enhanced Equipment Trust Certificates (“EETC”) transaction.

The payment obligations of United under the Equipment Notes are fully and unconditionally guaranteed by UAL. The Class B and Class C certificates are subject to transfer restrictions. They may be sold only to qualified institutional buyers, as defined by Rule 144A under the Securities Act of 1933, as amended, for so long as they are outstanding. Pursuant to the Note Purchase Agreement, the Trustee for each pass through trust agreed to purchase Equipment Notes issued under a Trust Indenture and Mortgage (each, an “Indenture” and, collectively, the “Indentures”) with respect to each aircraft financing entered into by United and Wilmington Trust Company, as Mortgagee.
Each Indenture contemplated the issuance of Equipment Notes in three series: Series A, bearing interest at the rate of 6.636% per annum, Series B, bearing interest at the rate of 7.336% per annum, and Series C, bearing interest at the rate of six-month LIBOR plus 2.25% per annum, in the aggregate principal amount of approximately $694 million divided between the three series as follows: $485 million in the case of Series A Equipment Notes, $107 million in the case of Series B Equipment Notes and $102 million in the case of Series C Equipment Notes. The Equipment Notes were purchased by the Trustee for each pass through trust using the proceeds from the sale of Pass Through Certificates, Series 2007-1A, Pass Through Certificates, Series 2007-1B and Pass Through Certificates, Series 2007-1C (collectively, the “Certificates”).
Interest on the Equipment Notes is payable semiannually on each January 2 and July 2, beginning on January 2, 2008. Principal payments are scheduled on January 2 and July 2 in scheduled years, beginning on January 2, 2008. The final payments will be due on July 2, 2022, in the case of the Series A Equipment Notes, July 2, 2019, in the case of the Series B Equipment Notes and July 2, 2014, in the case of the Series C Equipment Notes. Maturity of the Equipment Notes may be accelerated upon the occurrence of certain events of default, including failure by United to make payments under the applicable Indenture when due or to comply with certain covenants, as well as certain bankruptcy events involving United. The Equipment Notes issued with respect to each of the 13 aircraft are secured by a lien on each such aircraft and are cross-collateralized by the rest of the 13 aircraft financed pursuant to the Note Purchase Agreement.
Distributions on the Certificates are subject to certain subordination provisions whereby Morgan Stanley Senior Funding, Inc. provided a liquidity facility for each of the Class A and Class B certificates. The liquidity facilities are expected to provide an amount sufficient to pay up to three semiannual interest payments on the certificates of the related pass through trust. The Class C certificates do not have the benefit of a liquidity facility.
The Company evaluated whether the trusts formed for the above EETC financing are variable interest entities (“VIEs”) required to be consolidated by the Company under FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities, (“FIN 46R”). Additionally, the Company considered the guidance in FASB Staff Position FIN 46R-6, Determining the Variability to Be Considered in Applying FASB interpretation No. 46(R). Based on this evaluation the Company determined that the trusts are VIEs and are not excluded from the scope of FIN 46R. The Company evaluated whether there is an implicit or explicit arrangement that absorbs variability from the trusts. Based on the Company’s analysis as described below, the Company determined that it does not absorb variability of the trusts and that it does not have a variable interest in the trusts.
The Company evaluated the design of the trusts, including (1) the nature of the risk in the trusts and (2) the purpose for which the trusts were created and the variability that the trusts are designed to create and pass along to their variable interest holders. The primary risk of the trusts is credit risk (i.e. the risk that United, the issuer of the equipment notes, may be unable to make its principal and interest payments). The purpose of the trusts is to enhance the credit worthiness of United’s debt obligation through certain bankruptcy protection provisions, a liquidity facility and improved loan-to-value ratios for more senior debt classes. These credit enhancements lower United’s total borrowing cost. The other purpose of the trust is to receive principal and interest payments on the equipment notes purchased by the trusts from United and remit these proceeds to the trusts’ certificate holders.
United did not invest in or obtain a financial interest in the trusts. Rather United has an obligation to make its interest and principal payments on its equipment notes held by the trusts. By design, United was not intended to have any voting or non-voting equity interest in the trusts or to absorb variability from the trusts. Based on this analysis, the Company determined that it is not required to consolidate the trusts under FIN 46R.

EETC Repurchases. In addition, the Company purchased certain of its previously issued and outstanding EETC securities in open market transactions during 2007. The Company purchased EETC securities, including accrued interest, for $96 million and adjusted these securities to a fair value of $91 million at December 31, 2007. At December 31, 2008, the fair value of these securities was $46 million. These EETC securities were issued by third-party pass-through trusts that are not consolidated by the Company. The pass-through trusts’ only investments are equipment notes issued by United. The acquisition of the EETC securities does not legally extinguish the corresponding equipment notes; therefore, the certificates are classified as a non-current investment.
See Note 14, “Commitments, Contingent Liabilities and Uncertainties” for a discussion of the Company’s municipal bond guarantees.
Other Debt
Push Down of UAL Securities. The following instruments issued by UAL have been pushed down to United and are reflected as debt of United as part of fresh-start reporting.
4.5% convertible notes. These notes are unsecured, mature on June 30, 2021 and do not require any payment of principal before maturity. Interest is payable semi-annually, in arrears. These notes may be converted into common stock of UAL. The conversion price, which was initially $34.84, is subject to adjustment for certain dilutive items and events. Effective January 10, 2008, the conversion price was changed to $32.64 due to UAL’s January 23, 2008 special distribution to holders of UAL common stock. The notes are junior, in right of payment upon liquidation, to the Company’s obligations under the 5% senior convertible notes and 6% senior notes discussed below. The notes are callable in cash and/or UAL common stock beginning in 2011, except that UAL may elect to pay in common stock only if the common stock has traded at not less than 125% of the conversion price for the 60 consecutive trading days immediately before the redemption date. In addition, on each of June 30, 2011 and June 30, 2016, holders have the option to require UAL to repurchase its notes, which UAL may elect to do through the payment of cash or UAL common stock, or a combination of both. These notes are guaranteed by United.
5% senior convertible notes. The notes are unsecured, have a term of 15 years from the date of issuance and do not require any payment of principal before maturity. Interest is payable semi-annually, in arrears. These 5% senior convertible notes may be converted, at the holder’s option, into UAL common stock at any time at an initial conversion price of $46.86. Effective January 10, 2008, the conversion price was adjusted to $43.90 due to the UAL special distribution to holders of UAL common stock on January 23, 2008. This conversion price is subject to adjustment for certain dilutive items and events. These notes are callable, at UAL’s option, in cash or UAL common stock, under certain conditions, beginning five years after the issuance date. In the case of any such redemption, the Company may only redeem these notes with shares of common stock if UAL common stock has traded at no less than 125% of the conversion price for the 60 consecutive trading days prior to the redemption date. The holders have the option to require UAL to repurchase their notes on the 5th and 10th anniversary of the date of issuance, which UAL may elect to do through the payment of cash, common stock or a combination of both.
6% senior notes. These notes are unsecured, mature 25 years from the issuance date and do not require any payment of principal before maturity. Interest is payable semi-annually, in arrears. Interest may be paid with cash, in kind notes or UAL common stock through 2011 and thereafter in cash. These notes are callable at any time at 100% of par value and can be redeemed with either cash or UAL common stock at UAL’s option. Upon a change in control or other event as defined in the agreement, UAL has an obligation to redeem the notes. In the case of such mandatory redemption, UAL may elect to redeem the notes in cash, in shares of UAL common stock or a combination thereof. The Company paid interest in-kind of approximately $31 million and $15 million on the 6% senior notes during the years ended December 31, 2008 and 2007, respectively.
Contingent Senior Unsecured Notes. In addition to the debt issued as noted above, UAL is obligated to issue to the PBGC 8% senior unsecured notes with an aggregate $500 million principal amount in up to eight equal tranches of $62.5 million (with no more than two tranches issued on a single date) upon the occurrence of certain financial triggering events. Any required tranche will be issued no later than 45 days following the end of any fiscal year in which there is an issuance-triggering event, starting with the fiscal year ending December 31, 2009 through fiscal year ending December 31, 2017. An issuance trigger event occurs when, among other things, the Company’s EBITDAR exceeds $3.5 billion over the prior twelve months ending June 30 or December 31 of any applicable fiscal year, beginning with the fiscal year ending December 31, 2009. However, if the issuance of a tranche would cause a default under any other securities then existing, UAL may satisfy its obligations with respect to such tranche by issuing UAL common stock having a market value equal to $62.5 million. Each issued tranche will mature 15 years from its respective issuance date, with interest payable in cash in semi-annual installments, and will be callable at any time at 100% of par value, plus accrued and unpaid interest.

Amended Credit Facility
In February 2007, the Company prepaid $972 million of its then outstanding credit facility debt and entered into an Amended and Restated Revolving Credit, Term Loan and Guaranty Agreement dated as of February 2, 2007 with JPMorgan Chase Bank, N.A, Citicorp USA, Inc., J.P. Morgan Securities Inc., Citigroup Global Markets, Inc. and Credit Suisse Securities (USA) LLC (the “Amended Credit Facility”) that, among other things, reduced the size of the facility from $3.0 billion to $2.055 billion, reduced the applicable interest rates and provided for a more limited collateral package and a relaxation of certain restrictive covenants. There were no prepayment penalties associated with this debt retirement. In addition, United also incurred financing costs of $10 million of which $6 million was expensed and $4 million was capitalized. The financing costs associated with the credit facility amendment and prepayment, which were expensed, are classified within interest expense. The Company expensed approximately $17 million of deferred financing costs which are related to the portion of the credit facility prepaid in February 2007 and included in other assets on the December 31, 2006 Statements of Consolidated Financial Position.
The Amended Credit Facility provided for a total commitment of up to $2.055 billion, comprised of two separate tranches: (i) a Tranche A consisting of $255 million revolving commitment available for Tranche A loans and standby letters of credit and (ii) a Tranche B consisting of a term loan commitment of $1.8 billion available at the time of closing. The Tranche A loans mature on February 1, 2012 and the Tranche B loans mature on February 1, 2014.
Borrowings under the Amended Credit Facility bear interest at a floating rate, which, at the Company’s option, can be either a base rate or a LIBOR rate, plus an applicable margin of 1.0% in the case of base rate loans and 2.0% in the case of LIBOR loans. The Tranche B term loan requires regularly scheduled semi-annual payments of principal equal to $9 million. Interest is payable at least every three months. The Company may prepay some or all of the Tranche B loans from time to time, at a price equal to 100% of the principal amount prepaid plus accrued and unpaid interest, if any, to the date of prepayment, but without penalty or premium.
In December 2007 the Company prepaid an additional $500 million of the term loan under the Amended Credit Facility. In connection with this prepayment, the Company expensed an additional $6 million of previously capitalized debt issuance costs. The Company also recognized a $2 million credit to interest expense to recognize previously deferred interest rate swap gains. The December 2007 amendment enabled the Company to undertake certain shareholder initiatives. UAL’s Board of Directors approved a special distribution of $2.15 per share to holders of UAL common stock, or approximately $257 million, which was paid on January 23, 2008. The Company can undertake approximately $243 million in additional shareholder initiatives without any additional prepayment of the Amended Credit Facility. The amendment also provides that the Company can carry out further shareholder initiatives in an amount equal to future term loan prepayments.
Amended Credit Facility Collateral. United’s obligations under the Amended Credit Facility are unconditionally guaranteed by UAL Corporation and certain of its direct and indirect domestic subsidiaries, other than certain immaterial subsidiaries (the “Guarantors”). On February 2, 2007, the closing date of the Amended Credit Facility, the obligations were secured by a security interest in the following tangible and intangible assets of United and the Guarantors: (i) the Pacific (Narita, China and Hong Kong) and Atlantic (Heathrow) routes (the “Primary Routes”) that United had as of February 2, 2007, (ii) primary foreign slots, primary domestic slots, certain gate interests in domestic airport terminals and certain supporting route facilities, (iii) certain spare engines, (iv) certain quick engine change kits, (v) certain owned real property and related fixtures, and (vi) certain flight simulators (the “Collateral”). After the closing date, and subject to certain conditions, United and the Guarantor were able to grant a security interest in the following assets, in substitution for certain Collateral (which may be released from the lien in support of the Amended Credit Facility upon the satisfaction of certain conditions): (a) certain aircraft, (b) certain spare parts, (c) certain ground handling equipment and (d) accounts receivable. In addition, United had the right to remove collateral pledged to the Amended Credit Facility as long as the minimum collateral ratio described in item (iii) below is achieved.
In March 2008, in accordance with the terms of its the Amended Credit Facility, United provided notice to the lenders of its intent to remove certain assets from the collateral securing its outstanding loans. The release of such collateral was effective as of April 16, 2008. The release of collateral, which was valued at approximately $650 million, was facilitated, in part, by the reduction in outstanding loans under the Amended Credit Facility following United’s $500 million prepayment in December 2007. United’s assets released from the Amended Credit Facility collateral included all domestic slots, spare engines, flight simulators, owned real property and related fixtures previously securing the Amended Credit Facility. Following such release of collateral, the Amended Credit Facility is secured by certain of United’s international route authorities, international slots, related gate interests and associated rights.

Amended Credit Facility Covenants. The Amended Credit Facility contains covenants that in certain circumstances may limit the ability of United and the Guarantors to, among other things, incur or guarantee additional indebtedness, create liens, pay dividends on or repurchase stock, make certain types of investments, enter into transactions with affiliates, sell assets or merge with other companies, modify corporate documents or change lines of business. The Company was in compliance with all of its Amended Credit Facility covenants as of December 31, 2008 and 2007. In May 2008, the Company amended the terms of certain financial covenants of the Amended Credit Facility. The Company paid $109 million to amend the credit facility. These costs are being deferred and amortized over the remaining life of the agreement. The following is a summary of the financial covenants after the May amendment.
Beginning with the second quarter of 2009, the Company must maintain a specified minimum ratio of EBITDAR to the sum of the following fixed charges for all applicable periods: (a) cash interest expense and (b) cash aircraft operating rental expense. EBITDAR represents earnings before interest expense net of interest income, income taxes, depreciation, amortization, aircraft rent and certain other cash and non-cash credits and charges as further defined by the Amended Credit Facility. The other adjustments to EBITDAR include items such as foreign currency transaction gains or losses, increases or decreases in our deferred revenue obligation, share-based compensation expense, non-recurring or unusual losses, any non-cash non-recurring charge or non-cash restructuring charge, a limited amount of cash restructuring charges, certain cash transaction costs incurred with financing activities and the cumulative effect of a change in accounting principle.
The Amended Credit Facility also requires compliance with the following financial covenants: (i) a minimum unrestricted cash balance of $1.0 billion and (ii) a minimum ratio of market value of collateral to the sum of (a) the aggregate outstanding amount of the loans plus (b) the undrawn amount of outstanding letters of credit, plus (c) the unreimbursed amount of drawings under such letters of credit plus (d) the termination value of certain interest rate protection and hedging agreements with the Amended Credit Facility lenders and their affiliates, of 150% at any time, or 200% at any time following the release of Primary Routes having an appraised value in excess of $1 billion (unless the Primary Routes are the only collateral then pledged).
The requirement to meet a fixed charge coverage ratio was suspended for the four quarters beginning with the second quarter of 2008 and ending with the first quarter of 2009 and thereafter is determined as set forth below:

Number of		Required
Preceding Months Covered	Period Ending	Coverage Ratio
Three	June 30, 2009	1.0 to 1.0
Six	September 30, 2009	1.1 to 1.0
Nine	December 31, 2009	1.2 to 1.0
Twelve	March 31, 2010	1.3 to 1.0
Twelve	June 30, 2010	1.4 to 1.0
Twelve	September 30, 2010 and each quarter ending thereafter	1.5 to 1.0
Failure to comply with any applicable covenants in effect for any reporting period could result in a default under the Amended Credit Facility unless the Company obtains a waiver of, or otherwise mitigates or cures, any such default. A default could result in a termination of the Amended Credit Facility and a requirement to accelerate repayment of all outstanding facility borrowings. Additionally, the Amended Credit Facility contains a cross default provision with respect to other credit arrangements that exceed $50 million. Although the Company was in compliance with all required financial covenants as of December 31, 2008 and the Company is not required to comply with a fixed charge coverage ratio until the three month period ending June 30, 2009, continued compliance depends on many factors, some of which are beyond the Company’s control, including the overall industry revenue environment and the level of fuel costs.
Credit Card Processing Agreement Covenants
The Company has agreements with financial institutions that process customer credit card transactions for the sale of air travel and other services. Under certain of the Company’s card processing agreements, the financial institutions either require, or have the right to require, that United maintain a reserve equal to a portion of advance ticket sales that have been processed by that financial institution, but for which the Company has not yet provided the air transportation (referred to as “relevant advance ticket sales”). As of December 31, 2008, the Company had advance ticket sales of approximately $1.5 billion of which approximately $1.3 billion relates to credit card sales.

In November 2008, United entered into an amendment for its card processing agreement with Paymentech and JPMorgan Chase Bank (the “Amendment”) that suspends until January 20, 2010 the requirement for United to maintain additional cash reserves with this processor of bank cards (above the current cash reserve of $25 million at December 31, 2008) if United’s month-end balance of unrestricted cash, cash equivalents and short-term investments falls below $2.5 billion. In exchange for this benefit, United has granted the processor a security interest in certain of United’s owned aircraft with a current appraised value of at least $800 million. United also has agreed that such security interest collateralizes not only United’s obligations under the processing agreement, but also United’s obligations under United’s Amended and Restated Co-Branded Card Marketing Services Agreement. United has an option to terminate the Amendment prior to January 20, 2010, in which event the parties’ prior credit card processing reserve arrangements under the processing agreement will go back into effect.
After January 20, 2010, or in the event United terminates the Amendment, and in addition to certain other risk protections provided to the processor, the amount of any such reserve will be determined based on the amount of unrestricted cash held by the Company as defined under the Amended Credit Facility. If the Company’s unrestricted cash balance is more than $2.5 billion as of any calendar month-end measurement date, its required reserve will remain at $25 million. However, if the Company’s unrestricted cash is less than $2.5 billion, its required reserve will increase to a percentage of relevant advance ticket sales as summarized in the following table:

Required % of
Total Unrestricted Cash Balance(a)	Relevant Advance Ticket Sales
Less than $2.5 billion	15%
Less than $2.0 billion	25%
Less than $1.0 billion	50%

(a)	Includes unrestricted cash, cash equivalents and short-term investments at month-end, including certain cash amounts already held in reserve, as defined by the agreement.
If the November 2008 Amendment had not been in effect as of December 31, 2008, the Company would have been required to post an additional $132 million of reserves based on an actual unrestricted cash, cash equivalents and short-term investments balance of between $2.0 billion and $2.5 billion at December 31, 2008.
United’s card processing agreement with American Express expired on February 28, 2009 and was replaced by a new agreement on March 1, 2009 which has an initial five year term. As of December 31, 2008, there were no required reserves under this card agreement, and no reserves were required up through the date of expiration.
Under the new agreement, in addition to certain other risk protections provided to American Express, the Company will be required to provide reserves based primarily on its unrestricted cash balance and net current exposure as of any calendar month-end measurement date, as summarized in the following table:

Required % of
Total Unrestricted Cash Balance(a)	Net Current Exposure(b)
Less than $2.4 billion	15%
Less than $2.0 billion	25%
Less than $1.35 billion	50%
Less than $1.2 billion	100%

(a)	Includes unrestricted cash, cash equivalents and short-term investments at month-end, including certain cash amounts already held in reserve, as defined by the agreement.

(b)	Net current exposure equals relevant advance ticket sales less certain exclusions, and as adjusted for specified amounts payable between United and the processor, as further defined by the agreement.
The new agreement permits the Company to provide certain replacement collateral in lieu of cash collateral, as long as the Company’s unrestricted cash is above $1.35 billion. Such replacement collateral may be pledged for any amount of the required reserve up to the full amount thereof, with the stated value of such collateral determined according to the agreement. Replacement collateral may be comprised of aircraft, slots and routes, real estate or other collateral as agreed between the parties.
In the near term, the Company will not be required to post reserves under the new American Express agreement as long as unrestricted cash as measured at each month-end, and as defined in the agreement, is equal to or above $2.0 billion.
If the terms of the new agreement had been in place at December 31, 2008, and ignoring the near term protection in the preceding sentence, the Company would have been required to provide collateral of approximately $40 million.
An increase in the future reserve requirements as provided by the terms of either or both the Company’s material card processing agreements could materially reduce the Company’s liquidity.

(13) Fair Value Measurements and Derivative Instruments
Instruments designated as cash flow hedges are accounted for under SFAS 133, as long as the hedge is highly effective and the underlying transaction is probable. If both factors are present, the effective portion of the changes in fair value of these contracts is recorded in accumulated other comprehensive income (loss) until earnings are affected by the cash flows being hedged. To the extent that the designated cash flow hedges are ineffective, gain or loss is recognized currently in earnings. The Company offsets the fair value of derivative instruments executed with the same counterparty when netting agreements exist.
Instruments classified as economic hedges do not qualify for hedge accounting under SFAS 133. Under this classification all changes in the fair value of these contracts are recorded currently in income, with the offset to either current assets or liabilities each reporting period. Economic fuel hedge gains and losses are classified as part of aircraft fuel expense and fuel hedge gains and losses from instruments that are not deemed economic hedges are classified as part of nonoperating income. Foreign currency hedge gains and losses are classified as part of nonoperating income.
Aircraft Fuel Hedges.
The Company has a risk management strategy to hedge a portion of its price risk related to projected jet fuel requirements. As presented in the table below, the Company utilizes various types of hedging instruments including purchased calls, collars, 3-way collars and 4-way collars. A collar involves the purchase of fuel call options with the simultaneous sale of fuel put options with identical expiration dates. Derivative gains (losses) from economic hedges are included in fuel expense while gains (losses) from other hedges are recorded in nonoperating income (expense).
The following table presents the fuel hedge (gains) losses recognized during the periods presented and their classification in the Statements of Consolidated Operations.

	Mainline Fuel			Nonoperating income (expense)
	Year Ended			Year Ended
	December 31,			December 31,
(In millions)	2008	2007	2006	2008	2007	2006
Fuel hedges (a):
Cash fuel hedge (gains) losses	$40	$(63)	$24	$249	$—	$—
Non-cash fuel hedge (gains) losses	568	(20)	2	279	—	—

Total fuel hedge (gains) losses	$608	$(83)	$26	$528	$—	$—

(a)	Fuel hedge gains (losses) are not allocated to Regional affiliates expense.

As of December 31, 2008, the Company had hedged its forecasted consolidated fuel consumption as shown in the table below.

	Percentage of
	Projected		Barrels hedged (in 000s)				Weighted-average price per barrel
	Fuel						Payment	Payment	Hedge		Hedge
	Requirements		Purchased	Sold	Purchased	Sold	Obligations	Obligations	Protection		Protection
	Hedged (a)		Puts	Puts (a)	Calls	Calls	Stop	Begin	Begins		Ends
	%						$	$	$		$
First Quarter 2009:
Calls	14		—	—	1,975	—	NA	NA	83	(b)	NA
Collars	9	(10)	—	1,425	1,275	—	NA	109	118		NA
3-way collars	25	(29)	—	4,125	3,525	3,525	NA	104	118		143
4-way collars	2		225	225	225	225	63	78	95		135

Total	50		225	5,775	7,000	3,750

Purchased puts	35		4,925	—	—	—	57	NA	NA		NA

Full Year 2009:
Calls	9		—	—	5,350	—	NA	NA	81	(c)	NA
Collars	5	(6)	—	3,450	2,775	—	NA	111	123		NA
3-way collars	18	(22)	—	12,525	10,350	10,350	NA	102	118		147
4-way collars	2		900	900	900	900	63	78	95		135

Total	34		900	16,875	19,375	11,250

Purchased puts	17		9,500	—	—	—	54	NA	NA		NA

(a)	Percent of expected consumption represents the notional amount of the purchased calls in the hedge structures. Certain 3-way collars and collars included in the table above have sold puts with twice the notional amount of the purchased calls. The percentages in parentheses represent the notional amount of sold puts in these hedge structures.

(b)	Call position average includes the following two groupings of positions: 6% of consumption with protection beginning at $47 per barrel and 8% of consumption beginning at $106 per barrel.

(c)	Call position average includes the following two groupings of positions: 4% of consumption with protection beginning at $50 per barrel and 5% of consumption beginning at $106 per barrel.
Foreign Currency Derivatives.
The Company hedges a portion of its remaining foreign currency risk exposure using foreign currency forward contracts. As of December 31, 2008, the Company hedged a portion of its expected foreign currency cash flows in the Australian dollar, Canadian dollar, British pound, European Euro and Japanese yen. As of December 31, 2008, the notional amount of these foreign currencies hedged with the forward contracts in U.S. dollars terms was approximately $62 million. These contracts expire at various dates through December 2009. For the years ended December 31, 2008 and 2007, there were no material gains or losses from these derivative positions.
Fair Value Information. Effective January 1, 2008, the Company adopted SFAS 157. SFAS 157 establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). This hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

Level 1	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2	Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The table below presents disclosures about the fair value of financial assets and financial liabilities recognized in the Company’s Statements of Consolidated Financial Position.

		Fair Value Measurements at Reporting Date Using
		Quoted Prices in
		Active Markets	Significant Other	Significant	Total
		for	Observable	Unobservable	Gains/
	December 31,	Identical Assets	Inputs	Inputs	(Losses)
(In millions)	2008	(Level 1)	(Level 2)	(Level 3)	(Level 3) (b)
Assets and Liabilities Measured at Fair Value on a Recurring Basis:
EETC available-for-sale securities	$46	$—	$—	$46	$(37)
Foreign currency receivables	10	—	10	—	—

Total financial assets	$56	$—	$10	$46	$(37)

Total financial liabilities—Fuel derivative payables (a)	$(867)	$—	$(867)	$—	$—

(a)	The fair value of the fuel hedge derivatives is recorded in other current and noncurrent assets and other current and noncurrent liabilities in the Company’s Statements of Consolidated Financial Position based on the timing of the contract settlement dates. As of December 31, 2008, $9 million of the total fuel derivative payable was classified as a noncurrent liability. The current fuel trade payable includes $140 million related to counterparty payables for pending settlements of purchased options and expired contracts. See below for further discussion of fuel derivative gains and losses.

(b)	During the year ended December 31, 2008, changes in the fair value of Level 3 EETC securities are classified within “Accumulated other comprehensive income” in the Company’s Statements of Consolidated Financial Position.
Level 3 Financial Assets and Liabilities

Available for
(In millions)	sale securities
Balance at January 1, 2008	$91
Unrealized gains (losses) relating to instruments held at reporting date	(37)
Return of principal	(8)

Balance at December 31, 2008	$46

The Company considered counterparty credit risk in determining the fair value of the financial instruments shown in the table above. Credit risk did not have a significant impact on the fair values of fuel derivatives because the Company was required to post $965 million of cash collateral with certain of its fuel derivative counterparties at December 31, 2008. The current portion of the collateral, $953 million, is classified as “Fuel hedge collateral deposits” and the noncurrent portion is classified as “Other assets” in the accompanying Statements of Consolidated Financial Position. The Company routinely reviews the credit risk associated with its counterparties and believes its collateral is fully recoverable from its counterparties as of December 31, 2008. Based on the fair value of the Company’s fuel derivative instruments, our counterparties may require the Company to post additional amounts of collateral when the price of the underlying commodity decreases and lesser amounts when the price of the underlying commodity increases.
Derivative instruments and investments presented in the table above have the same fair value as their carrying value. The table below presents the carrying values and estimated fair values of the Company’s financial instruments not presented in the table above:

	2008		2007
	Carrying	Fair	Carrying	Fair
(In millions)	Amount	Value	Amount	Value
Long-tem debt (including current portion)	$6,644	$4,192	$6,899	$6,796
Preferred stock	—	—	371	401
Lease deposits	326	351	516	531

Fair value of the above financial instruments was determined as follows:

Description	Fair Value Methodology

Cash and Cash Equivalents, Short-term Investments and Restricted Cash	The carrying amounts approximate fair value because of the short-term maturity of these investments.

Enhanced Equipment Trust Certificates (“EETCs”)	The EETCs are not actively traded on an exchange. Fair value is based on the trading prices of similar EETC instruments issued by other airlines. The Company uses internal models and observable and unobservable inputs to corroborate third party quotes. Because certain inputs are unobservable, the Company categorized the EETCs as Level 3.

Fuel Derivative Instruments	Derivative contracts are privately negotiated contracts and are not exchange traded. Fair value measurements are estimated with option pricing models that employ observable and unobservable inputs.

Foreign Currency Derivative Instruments	Fair value is determined with a formula utilizing observable inputs.

Preferred Stock and Long-Term Debt	The fair value is based on the quoted market prices for the same or similar issues, discounted cash flow models using appropriate market rates and the Black-Scholes model to value conversion rights in UAL’s convertible preferred stock and debt instruments. The Company’s credit risk was considered in estimating fair value.
(14) Commitments, Contingent Liabilities and Uncertainties
General Guarantees and Indemnifications. In the normal course of business, the Company enters into numerous real estate leasing and aircraft financing arrangements that have various guarantees included in the contracts. These guarantees are primarily in the form of indemnities. In both leasing and financing transactions, the Company typically indemnifies the lessors and any tax/financing parties, against tort liabilities that arise out of the use, occupancy, operation or maintenance of the leased premises or financed aircraft. Currently, the Company believes that any future payments required under these guarantees or indemnities would be immaterial, as most tort liabilities and related indemnities are covered by insurance (subject to deductibles). Additionally, certain leased premises such as fueling stations or storage facilities include indemnities of such parties for any environmental liability that may arise out of or relate to the use of the leased premises.
Legal and Environmental Contingencies. The Company has certain contingencies resulting from litigation and claims (including environmental issues) incident to the ordinary course of business. Management believes, after considering a number of factors, including (but not limited to) the information currently available, the views of legal counsel, the nature of contingencies to which the Company is subject and prior experience, that the ultimate disposition of these contingencies will not materially affect the Company’s consolidated financial position or results of operations.
The Company records liabilities for legal and environmental claims when a loss is probable and reasonably estimable. These amounts are recorded based on the Company’s assessments of the likelihood of their eventual disposition. The amounts of these liabilities could increase or decrease in the near term, based on revisions to estimates relating to the various claims.
The Company anticipates that if ultimately found liable, its damages from claims arising from the events of September 11, 2001 could be significant; however, the Company believes that, under the Air Transportation Safety and System Stabilization Act of 2001, its liability will be limited to its insurance coverage.
The Company continues to analyze whether any potential liability may result from air cargo/passenger surcharge cartel investigations following the receipt of a Statement of Objections that the European Commission (the “Commission”) issued to 26 companies on December 18, 2007. The Statement of Objections sets out evidence related to the utilization of fuel and security surcharges and exchange of pricing information that the Commission views as supporting the conclusion that an illegal price-fixing cartel had been in operation in the air cargo transportation industry. United received a copy of the Statement of Objections and has provided written and oral responses vigorously disputing the Commission’s allegations against the Company. Nevertheless, United will continue to cooperate with the Commission’s ongoing investigation. Based on its evaluation of all information currently available, the Company has determined that no reserve for potential liability is required and will continue to defend itself against all allegations that it was aware of or participated in cartel activities. However, penalties for violation of European competition laws can be substantial and a finding that the Company engaged in improper activity could have a material adverse impact on our consolidated financial position and results of operations.

Contingent Senior Unsecured Notes. UAL is obligated to issue up to $500 million of 8% senior unsecured notes to the PBGC in up to eight equal tranches of $62.5 million upon the occurrence of certain financial triggering events. Beginning with fiscal year ending December 31, 2009 and through fiscal year ending December 31, 2017, a triggering event may occur when, among other things, the Company’s EBITDAR exceeds $3.5 billion over a prior twelve month period. In certain circumstances, UAL common stock may be issued in lieu of issuance of the notes. See Note 12, “Debt Obligations and Card Processing Agreements,” for further information.
Commitments. At December 31, 2008, future commitments for the purchase of property and equipment, principally aircraft, include approximately $0.6 billion of binding commitments and $2.4 billion of nonbinding commitments. The nonbinding commitments of $2.4 billion are related to 42 A319 and A320 aircraft. These orders may be cancelled which would result in the forfeiture of $91 million of advance payments provided to the manufacturer. The Company also reached an agreement with the engine manufacturer eliminating all provisions pertaining to firm commitments and support for future Airbus aircraft. While this permits future negotiations on engine pricing with any engine manufacturer, restructured aircraft manufacturer commitments have assumed that aircraft will be delivered with installed engines at list price. As discussed in Note 3, “Asset Impairments and Intangible Assets,” in 2008 the Company determined these aircraft deposits were completely impaired and wrote-off their entire carrying value because it is highly unlikely that the Company will take these aircraft deliveries, which will require forfeiture of these deposits. The Company’s current commitments would require the payment of an estimated $0.2 billion in 2009, $0.7 billion for the combined years of 2010 and 2011, $1.4 billion for the combined years of 2012 and 2013 and $0.7 billion thereafter.
Guarantees and Off-Balance Sheet Financing.
Fuel Consortia. The Company participates in numerous fuel consortia with other carriers at major airports to reduce the costs of fuel distribution and storage. Interline agreements govern the rights and responsibilities of the consortia members and provide for the allocation of the overall costs to operate the consortia based on usage. The consortium (and in limited cases, the participating carriers) have entered into long-term agreements to lease certain airport fuel storage and distribution facilities that are typically financed through tax-exempt bonds (either special facilities lease revenue bonds or general airport revenue bonds), issued by various local municipalities. In general, each consortium lease agreement requires the consortium to make lease payments in amounts sufficient to pay the maturing principal and interest payments on the bonds. As of December 31, 2008, approximately $1.2 billion principal amount of such bonds were secured by significant fuel facility leases in which United participates, as to which United and each of the signatory airlines has provided indirect guarantees of the debt. As of December 31, 2008, United’s contingent exposure was approximately $226 million principal amount of such bonds based on its recent consortia participation. The Company’s contingent exposure could increase if the participation of other carriers decreases. The guarantees will expire when the tax-exempt bonds are paid in full, which ranges from 2010 to 2028. The Company did not record a liability at the time these indirect guarantees were made.
Municipal Bond Guarantees. The Company has guaranteed interest and principal payments on $270 million of the Denver International Airport bonds, which were originally issued in 1992, but were subsequently redeemed and reissued in 2007 and are due in 2032 unless the Company elects not to extend its lease in which case the bonds are due in 2023. The bonds were issued in two tranches—approximately $170 million aggregate principal amount of 5.25% discount bonds and $100 million aggregate principal amount of 5.75% premium bonds. The outstanding bonds and related guarantee are not recorded in the Company’s Statements of Consolidated Financial Position at December 31, 2008 or 2007. The related lease agreement is recorded on a straight-line basis resulting in ratable accrual of the final $270 million lease obligation over the lease term. See Note 12, “Debt Obligations and Card Processing Agreements,” for additional information.
There remains an issue as to whether the LAX bondholders have a secured interest in certain of the Company’s leasehold improvements. The Company has accrued an amount which it estimates is probable to be approved by the Bankruptcy Court for this matter. See Note 4, “Voluntary Reorganization Under Chapter 11—Significant Matters Remaining to be Resolved in Chapter 11 Cases,” for a discussion of ongoing litigation with respect to certain of this obligation.
Collective Bargaining Agreements.
Approximately 83% of United’s employees are represented by various U.S. labor organizations. During 2005, United reached new agreements with its labor unions for new collective bargaining agreements which became effective in January 2005. These agreements are not amendable until January 2010. The Company expects to begin negotiations in 2009.

(15) Lease Obligations
The Company leases aircraft, airport passenger terminal space, aircraft hangars and related maintenance facilities, cargo terminals, other airport facilities, other commercial real estate, office and computer equipment and vehicles.
In connection with fresh-start reporting requirements, aircraft operating leases were adjusted to fair value and a net deferred asset of $263 million was recorded in the Statement of Consolidated Financial Position on the Effective Date, representing the net present value of the differences between stated lease rates in agreed term sheets and the fair market lease rates for similar aircraft. As of December 31, 2008, the balance of the net deferred asset was $153 million. These deferred amounts are amortized on a straight-line basis as an adjustment to aircraft rent expense over the individual applicable remaining lease terms, generally from one to 16 years.
At December 31, 2008, the Company’s leased aircraft, scheduled future minimum lease payments under capital leases (substantially all of which are for aircraft) and operating leases having initial or remaining noncancelable lease terms of more than one year were as follows:

	Operating Leases
	Mainline	United Express		Capital
	Aircraft	Aircraft	Non-aircraft	Leases (b)
Number of Leased Aircraft in Operating Fleet
United and UAL	142	269	—	69

(In millions)
Payable during (a)
2009	$351	$441	$553	$237
2010	323	441	518	509
2011	323	428	457	290
2012	312	383	415	149
2013	291	367	386	141
After 2013	655	1,090	2,798	520

UAL minimum lease payments	$2,255	$3,150	$5,127	1,846

Imputed interest (at rates of 2.1% to 16.0%)				(486)

Present value of minimum lease payments				1,360
Current portion				(168)

Long-term obligations under capital leases				$1,192

(a)	Amounts apply to both UAL and United except that United leases one nonoperating aircraft from UAL, resulting in total United mainline aircraft operating lease payments of $2,258 million. The operating lease payments presented above also include future payments for 12 additional nonoperating aircraft as of December 31, 2008.

(b)	Aircraft capital lease obligations are for 58 mainline and 11 United Express aircraft. Includes non-aircraft capital lease payments aggregating $19 million in years 2009 through 2013 and United Express capital lease obligations of $6 million in 2009 and $5 million in each of the years 2010 through 2013.
A portion of United’s aircraft lease obligations and related accrued interest ($306 million in equivalent U.S. dollars at December 31, 2008) is denominated in foreign currencies that expose the Company to risks associated with changes in foreign exchange rates. To hedge against this risk, United has placed foreign currency deposits ($306 million in equivalent U.S. dollars at December 31, 2008), primarily for euros, to meet foreign currency lease obligations denominated in that respective currency. Since unrealized mark-to-market gains or losses on the foreign currency deposits are offset by the losses or gains on the foreign currency obligations, United has hedged its overall exposure to foreign currency exchange rate volatility with respect to its foreign lease deposits and obligations. In addition, the Company has $20 million of U.S. dollar denominated deposits to meet U.S. dollar denominated lease obligations. These deposits will be used to repay an equivalent amount of recorded capital lease obligations and are classified as aircraft lease deposits in the Statements of Consolidated Financial Position.
Aircraft operating leases have initial terms of five to 26 years, with expiration dates ranging from 2009 through 2024. The Company has facility operating leases that extend to 2032. Under the terms of most leases, the Company has the right to purchase the aircraft at the end of the lease term, in some cases at fair market value and in others, at fair market value or a percentage of cost. See Note 1(i), “Summary of Significant Accounting Policies—United Express,” for additional information related to United Express contracts and Note 2, “Company Operational Plans,” for information related to accrued rent related to the Company’s fleet reductions.
Certain of the Company’s aircraft lease transactions contain provisions such as put options giving the lessor the right to require us to purchase the aircraft at lease termination for a certain amount resulting in residual value guarantees. Leases containing this or similar provisions are recorded as capital leases on the balance sheet and, accordingly, all residual value guarantee amounts contained in the Company’s aircraft leases are fully reflected as capital lease obligations in the Statements of Consolidated Financial Position.

The Company has various operating leases for 119 aircraft in which the lessors are trusts established specifically to purchase, finance and lease aircraft to United. These leasing entities related to 108 of these aircraft meet the criteria for VIEs; however, the Company does not hold a significant variable interest in and is not considered the primary beneficiary of the leasing entities since the lease terms are consistent with market terms at the inception of the lease and do not include a residual value guarantee, fixed-price purchase option or similar feature that obligates us to absorb decreases in value, or entitles the Company to participate in increases in the value of the financed aircraft. In addition, of the Company’s total aircraft operating leases only 11 of these aircraft leases have leasing entities that meet the criteria for VIEs and allow the Company to purchase the aircraft at other than fair market value. These leases have fixed price purchase options specified in the lease agreements which at the inception of the lease approximated the aircraft’s expected fair market value at the option date.
In October 2008, United entered into a $125 million sale-leaseback involving nine previously unencumbered aircraft. This financing agreement terminates in 2010; however, United has the option to extend the financing agreement for one year provided it meets the minimum loan to asset value requirement. Interest payments are based on LIBOR plus a margin. The lease is considered a capital lease resulting in non-cash increases to capital lease assets and capital lease obligations.
In December 2008, United entered into a $149 million sale-leaseback involving 15 previously unencumbered aircraft. The final maturities of the leases under this agreement vary and have an average term of seven years. Two of the leased aircraft are being accounted for as operating leases, with the remaining 13 accounted for as capital leases.
Amounts charged to rent expense, net of minor amounts of sublease rentals, were $926 million and $928 million and $934 million and $936 million for UAL and United, respectively, for the years ended December 31, 2008 and 2007, respectively; $833 million and $834 million for UAL and United, respectively, for the eleven months ended December 31, 2006; $76 million for both UAL and United for the month ended January 31, 2006. Included in Regional affiliates expense in the Statements of Consolidated Operations were operating rents for United Express aircraft of $413 million, $425 million and $403 million for the Successor Company for the years ended December 31, 2008 and 2007 and the eleven months ended December 31, 2006, respectively; and $35 million for the month ended January 31, 2006 for the Predecessor Company.
(16) Statement of Consolidated Cash Flows—Supplemental Disclosures
Supplemental disclosures of cash flow information and non-cash investing and financing activities for both UAL and United, except as noted, are as follows:

	Successor			Predecessor
			Period from	Period from
	Year Ended		February 1 to	January 1 to
	December 31,		December 31,	January 31,
(In millions)	2008	2007	2006	2006
Cash paid during the period for:
Interest (net of amounts capitalized)	$412	$614	$703	$35
Income taxes	3	10	—	—

Non-cash transactions:
Equity component of convertible debt issued (Note 1)	$—	$—	$254	$—
Long-term debt incurred to acquire assets	—	—	242	—
Capital lease obligations incurred to acquire assets	281	—	155	—
Pension and other postretirement changes recorded in other comprehensive income (loss)	(11)	—	87	(4)
Accrued special distribution on UAL common stock (UAL only)	—	257	—	—
Interest paid in kind on 6% senior notes	31	15	—	—
Net unrealized gain (loss) on financial instruments recorded in other comprehensive income (loss)	(37)	5	(5)	24
Receivable from unsettled stock sales as of December 31, 2008	15	—	—	—
In addition to the above non-cash transactions, see Note 4, “Voluntary Reorganization Under Chapter 11,” Note 5, “Common Stockholders’ Equity and Preferred Securities,” Note 12, “Debt Obligations and Card Processing Agreements” and Note 15, “Lease Obligations.”

(17) Advanced Purchase of Miles
In September 2008, the Company amended certain terms of its agreement with its co-branded credit card partner (the “Amendment”). In connection with the Amendment, the Company sold an additional $500 million of pre-purchased miles to its co-branded credit card partner and extended the term of the agreement to December 31, 2017. Prior to the Amendment, our Advanced purchase of miles obligation to our co-branded credit card partner was approximately $600 million, which represented pre-purchased miles purchased by our co-branded credit card partner. As a result of the additional $500 million purchase of miles, our co-branded credit card partner has a remaining pre-purchase miles balance of approximately $1.1 billion as of December 31, 2008. As part of the Amendment, our co-branded credit card partner cannot use the pre-purchased miles for issuance to its cardholders prior to 2011; accordingly, the $1.1 billion of deferred revenue at December 31, 2008 for the pre-purchased miles is classified as “Advanced purchase of miles” in the non-current liabilities section of the Company’s Statements of Consolidated Financial Position. The Amendment specifies the maximum amount of the pre-purchased miles that our co-branded credit card partner can award to its cardholders each year from 2011 to 2017.
Prior to the Amendment, the pre-purchased miles were reflected as a current liability because the miles pre-purchased by our co-branded credit card partner were generally awarded to cardholders within one year of purchase. As of December 31, 2007, the total Advanced purchase of miles was $694 million.
United has the right, but is not required, to repurchase the pre-purchased miles from its co-branded credit card partner during the term of the agreement. The Amendment contains termination penalties that may require United to make certain payments and repurchase outstanding pre-purchased miles in cases such as the Company’s insolvency, bankruptcy false representations or other material breaches.
The Amendment requires that our co-branded credit card partner make annual guaranteed payments to United between 2008 and 2017. Between 2008 and 2012, our co-branded credit card partner’s annual guaranteed payment is satisfied through the purchase of a specified minimum amount of miles. Afterwards, our co-branded credit card partner’s annual guaranteed payment is satisfied through awarding pre-purchased miles, purchasing miles and through other contractual payments. Between 2008 and 2012, our co-branded credit card partner is allowed to carry forward those miles purchased subject to the annual guarantee that have not been awarded to its cardholders. Any miles carried forward subject to this provision will result in a net increase to our “Advance purchase of miles” obligation in our Statements of Consolidated Financial Position.
In connection with the Amendment, the Company received a payment of $100 million in exchange for the extension of the license previously granted to its co-branded credit card partner to be the exclusive issuer of Mileage Plus Visa cards through 2017. This amount is reflected as Mileage Plus deferred revenue in our Statements of Consolidated Financial Position and is being recognized as revenue over the period the fees are earned.
As part of the Amendment, the Company granted its co-branded credit card partner a first lien in specified Mileage Plus assets and a second lien on those assets that are provided as collateral under our credit facility. See Note 12, “Debt Obligations and Card Processing Agreements,” for additional information regarding these assets. The Amendment may be terminated by either party upon the occurrence of certain events as defined, including but not limited to a change in law that has a material adverse impact, insolvency of one of the parties, or failure of the parties to perform their obligations. The security interest is released if the Company repurchases the full balance of the pre-purchased miles or the Company achieves a certain fixed charge coverage ratio.
In November 2008, the Company further amended its largest credit card processing agreement to allow for the temporary substitution of aircraft collateral in lieu of cash collateral. United also agreed that such security interest collateralizes not only United’s obligations under this processing agreement, but also United’s obligations under United’s Amended and Restated Co-Branded Card Marketing Services Agreement. See Note 12, “Debt Obligations and Card Processing Agreements - Credit Card Processing Agreement Covenants,” for further discussion of the substitution agreement.

(18) Related Party Transactions
In 2008, United contributed cash of $257 million to UAL for use in UAL’s payment of its January 2008 special distribution to its common shareholders. In addition, UAL made capital contributions of $173 million to United during 2008 consisting of the following:
•	In December 2008, UAL contributed 100% of the capital stock United BizJet Holdings, Inc. (“Bizjet”) to United, which had a book value of $10 million. In accordance with SFAS 141, United’s results of operations reflect the results of operations of Bizjet as though the contribution from UAL occurred on January 1, 2006, the earliest period presented. Subsequently, United and Bizjet entered into a merger agreement under which Bizjet was merged with and into United, with United being the surviving company. This merger was effective December 31, 2008. The only impact that this contribution will have on United’s previously reported results of operations in 2008 is an increase to income of $29 million in the three and six month periods ended June 30, 2008 and the nine month period ended September 30, 2008.
•	In addition, UAL contributed cash of $163 million to United. This contribution included $107 million of proceeds that UAL generated from the issuance and sale of UAL common stock.
At December 31, 2006, United, through one of its wholly-owned subsidiaries, Mileage Plus, Inc. (“MPI”), had a $200 million note receivable from UAL. During 2007, UAL, United and MPI executed a note payment agreement to pay and thereby cancel this note payable (plus accrued interest). This transaction had no effect in the UAL consolidated financial statements and was treated as a forgiveness of debt in United’s financial statements, resulting in a decrease in paid in capital equal to the total decrease in notes and interest receivable.
(19) Special Items
2008
See Note 3, “Asset Impairments and Intangible Assets,” for a discussion of the asset impairments and other special charges recorded in 2008.
2007
SFO Municipal Bonds Security Interest. In the first quarter of 2007, the Company recorded a $3 million benefit to operating income as a special item to reduce the Company’s recorded obligation for the SFO municipal bonds to the amount considered probable of being allowed by the Bankruptcy Court.
LAX Municipal Bonds Security Interest. In the first and third quarters of 2007, the Company recorded special items of $19 million and $8 million, respectively, as favorable adjustments to operating income to adjust the Company’s recorded obligation for the LAX municipal bonds to the amount considered probable of being allowed by the Bankruptcy Court. See Note 4, “Voluntary Reorganization Under Chapter 11—Significant Matters Remaining to be Resolved in Chapter 11 Cases” for further information related to the SFO and LAX litigation.
Change in Estimate. In the third quarter of 2007, the Company recorded a change in estimate of $59 million for certain liabilities relating to bankruptcy administrative claims. This adjustment resulted directly from the progression of the Company’s ongoing efforts to resolve certain bankruptcy pre-confirmation contingencies. Therefore, the Company recorded a special operating revenue credit of $45 million and a special operating expense credit of $14 million for these changes in estimate.
2006
SFO Municipal Bonds Security Interest. In October 2006, the Bankruptcy Court issued an order declaring that the owners of certain municipal bonds, issued before the Petition Date to finance construction of certain leasehold improvements at SFO, should be allowed a secured claim of approximately $27 million, based upon the court-determined fair value of the Company’s underlying leasehold. After the denial of post-trial motions, both parties have appealed to the District Court. In accordance with SOP 90-7, as of the Effective Date, the Company recorded $60 million as its best estimate of the probable security interest to be awarded in this unresolved litigation. In the third quarter of 2006 the Company recorded a special item of $30 million benefit to operating income, to reduce the Company’s recorded obligation for the SFO municipal bonds to the amount the Company estimated liability at that time.
ALPA Non-Qualified Pension Plan. In the fourth quarter of 2006, the Company recorded a special item of $24 million as a benefit to operating income to reduce the Company’s recorded obligation for this matter. This adjustment was based on the receipt of a favorable court ruling in ongoing litigation and the Company’s determination that it was probable the Company would not be required to satisfy this obligation.

LAX Municipal Bonds Security Interest. In the fourth quarter of 2006, based on litigation developments, the Company recorded a special item of $18 million as a charge to operating income to adjust the Company’s recorded obligation for the LAX municipal bonds to the amount the Company estimated was probable to be allowed by the Bankruptcy Court.
(20) Investments
In the fourth quarter of 2007, United, along with certain other major air carriers, sold its interests in Aeronautical Radio, Inc. (“ARINC”) to Radio Acquisition Corp., an affiliate of The Carlyle Group. ARINC is a provider of transportation communications and systems engineering. The transaction generated proceeds of $128 million and resulted in a pre-tax gain of $41 million.
Investments at December 31, 2008 and 2007 include $46 million and $91 million of the Company’s previously issued EETC debt securities that the Company repurchased in 2007. These securities remain outstanding and are classified as available-for-sale. An unrealized loss of $37 million and $5 million to record these securities at fair value has been recognized in other comprehensive income during 2008 and 2007, respectively. See Note 12, “Debt Obligations and Card Processing Agreements,” for additional information.
(21) Distribution Payable
In December 2007, the UAL Corporation Board of Directors approved a special distribution of $2.15 per share to holders of UAL common stock. The distribution, of approximately $257 million, was paid on January 23, 2008 to the holders of record of UAL common stock on January 9, 2008. The distribution, which is characterized as a return of capital for income tax purposes, was accrued at December 31, 2007 in UAL’s Statements of Consolidated Financial Position.
In January 2008, United’s Board of Directors approved a dividend of up to $260 million to UAL to fund the January 23, 2008 special distribution to UAL common stockholders. As such, United did not accrue the distribution at December 31, 2007 in its Statements of Consolidated Financial Position.
(22) UAL Selected Quarterly Financial Data (Unaudited)

	Quarter Ended
(In millions, except per share amounts)	March 31	June 30	September 30	December 31
2008:
Operating revenues	$4,711	$5,371	$5,565	$4,547
Loss from operations	(441)	(2,694)	(491)	(812)
Net loss	(549)	(2,740)	(792)	(1,315)
Basic and diluted loss per share	$(4.55)	$(21.57)	$(6.22)	$(10.00)

2007:
Operating revenues	$4,373	$5,213	$5,527	$5,030
Earnings (loss) from operations	(92)	537	656	(64)
Net income (loss)	(162)	263	324	(65)
Basic earnings (loss) per share	$(1.41)	$2.19	$2.68	$(0.60)
Diluted earnings (loss) per share	$(1.41)	$1.80	$2.18	$(0.60)

UAL’s quarterly financial data is subject to seasonal fluctuations and historically, its results in the second and third quarters are better as compared to the first and fourth quarters of each year since the latter quarters normally reflect weaker demand. UAL’s quarterly results were impacted by the following significant items:
2008
•	The second quarter was negatively impacted by impairment charges of $2.5 billion related to the Company’s interim impairment testing of its intangible assets. In addition, the Company incurred $110 million of severance and employee benefit charges, as well as $26 million of purchased services charges. Offsetting these impacts was a $29 million gain from a litigation-related settlement gain.

•	The third quarter included reversals of $16 million of intangible asset impairments recorded during the second quarter. The Company also recorded an additional $6 million of severance charges, as well as $8 million of losses on the sale of assets and $7 million of lease termination and other charges.

•	During the fourth quarter, the Company recorded $107 million of impairment charges, $18 million of severance, $53 million of employee benefit charges, $34 million of accelerated depreciation related to aircraft groundings and $18 million of lease termination and other special charges. In addition, an $11 million net gain on asset sales partially offset these unfavorable expenses.
2007
•	The first and third quarters include $22 million and $8 million, respectively, of favorable adjustments to operating income for the SFO and LAX municipal bonds.

•	The third quarter was impacted by a special operating revenue credit of $45 million and a special operating expense credit of $14 million for changes in estimates for certain liabilities relating to bankruptcy administrative claims.

•	The fourth quarter includes a gain of $41 million from the sale of ARINC.

•	The Company’s change in the expiration period for unused frequent flyer miles increased revenues by approximately $28 million, $47 million, $50 million and $121 million in each quarter of 2007, respectively.
See Note 4, “Voluntary Reorganization Under Chapter 11” and Note 19, “Special Items,” for further discussion of these items.
(23) Subsequent Events
2009 Financing Initiatives
In January 2009, the Company completed a $95 million sale-leaseback agreement for nine aircraft. The Company expects this transaction to be treated as a capital lease.
In January 2009, the Company generated net proceeds of $62 million from the issuance of 4.0 million shares and settlement of unsettled trades at December 31, 2008 under its $200 million common stock distribution agreement. After issuance of these shares, the Company had issued shares for gross proceeds of $172 million of the $200 million available under this stock offering, leaving $28 million available for future issuance under this program, as further discussed in Note 5, “Common Stockholders’ Equity and Preferred Securities.”
In January 2009, the Company entered into an amendment to its Chicago O’Hare International Airport cargo building site lease with the City of Chicago. The Company agreed to vacate its current cargo facility at O’Hare to allow the land to be used for the development of a future runway. In January 2009, the Company received approximately $160 million from O’Hare in accordance with the lease amendment. In addition, the lease amendment requires that the City of Chicago provide the Company with another site at O’Hare upon which a replacement cargo facility could be constructed.
United’s card processing agreement with American Express expired on February 28, 2009 and was replaced by a new agreement on March 1, 2009 as discussed in Note 12, “Debt Obligations and Card Processing Agreements.”

Schedule II
Valuation and Qualifying Accounts
For the Years Ended December 31, 2008 and 2007,
the Eleven Month Period Ended December 31, 2006,
and the Month Ended January 31, 2006

		Additions
	Balance at	Charged to			Balance at
(In millions)	Beginning of	Costs and			End of
Description	Period	Expenses	Deductions (a)		Period
Reserves deducted from assets to which they apply:
Allowance for doubtful accounts (UAL):
2008 (Successor)	$27	$25	$28		$24
2007 (Successor)	27	21	21		27
2006 (Successor)	27	18	18		27
January 2006 (Predecessor)	23	6	2		27

Allowance for doubtful accounts (United):
2008 (Successor)	$27	$25	$28		$24
2007 (Successor)	27	21	21		27
2006 (Successor)	27	18	18		27
January 2006 (Predecessor)	22	6	1		27

Obsolescence allowance — spare parts (UAL and United):
2008 (Successor)	$25	$26	$3		$48
2007 (Successor)	6	19	—		25
2006 (Successor)	—	6	—		6
January 2006 (Predecessor)	66	—	66	(b)	—

Valuation allowance for deferred tax assets (UAL):
2008 (Successor)	$1,743	$1,143	$—		$2,886
2007 (Successor)	2,161	15	433		1,743
2006 (Successor)	2,310	7	156		2,161
January 2006 (Predecessor)	10,618	180	8,488	(b)	2,310

Valuation allowance for deferred tax assets (United):
2008 (Successor)	$1,685	$1,127	$—		$2,812
2007 (Successor)	2,103	15	433		1,685
2006 (Successor)	2,252	7	156		2,103
January 2006 (Predecessor)	10,494	155	8,397	(b)	2,252

(a)	Deduction from reserve for purpose for which reserve was created.

(b)	Amounts include adjustments as required for the adoption of fresh- start reporting on February 1, 2006.